Exhibit 10.5

Execution Version

REVOLVING CREDIT AGREEMENT

among

GREENLIGHT ACQUISITION CORPORATION,

as HOLDINGS,

ATS CONSOLIDATED, INC.,

as LEAD BORROWER,

the other Parties listed as a Borrower on the signature pages hereto,

as BORROWERS,

VARIOUS LENDERS

and

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of March 1, 2018

BANK OF AMERICA, N.A.,

BMO CAPITAL MARKETS CORP.,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.
and

MORGAN STANLEY SENIOR FUNDING, INC.,

as JOINT LEAD ARRANGERS

BANK OF AMERICA, N.A.,

as SOLE BOOKRUNNER

MORGAN STANLEY SENIOR FUNDING, INC.

and

DEUTSCHE BANK SECURITIES INC.,

as CO-DOCUMENTATION AGENTS

BMO CAPITAL MARKETS CORP.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as CO-SYNDICATION AGENTS

-i-

-ii-

-iii-

-iv-

SCHEDULE 1.01(A)	Closing Date Refinancing Indebtedness
SCHEDULE 1.01(B)	Unrestricted Subsidiaries
SCHEDULE 1.02	Existing Letters of Credit
SCHEDULE 2.01	Commitments
SCHEDULE 2.02(c)	Designated Account
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 9.17	Deposit Accounts
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Notice of Secured Bank Product Provider
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Guaranty Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of Intercreditor Agreement

-v-

THIS REVOLVING CREDIT AGREEMENT, dated as of March 1, 2018, among GREENLIGHT ACQUISITION CORPORATION, a Delaware corporation (“Holdings”), ATS CONSOLIDATED, INC., a Delaware corporation (“Lead Borrower”), each of the other Borrowers (as defined herein) party hereto from time to time, the Lenders party hereto from time to time and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent and the Collateral Agent.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, pursuant to the Acquisition Agreement, Lead Borrower will acquire 100% of the outstanding Equity Interests (to the extent remaining outstanding after giving effect to the transactions contemplated by the Acquisition Agreement) of each of Highway Toll Administration, LLC, a New York limited liability company (“HTA New York”), and Canada Highway Toll Administration, LTD, a British Columbia corporation (“HTA Canada” and, together with HTA New York, collectively, the “HTA Targets”) (the “Acquisition”);

WHEREAS, on the Closing Date, (i) Holdings, certain Borrowers, certain lenders party thereto and Bank of America, as administrative agent and collateral agent, will enter into the First Lien Term Loan Credit Agreement and (ii) Holdings, certain Borrowers, certain lenders party thereto and Bank of America, as administrative agent and collateral agent, will enter into the Second Lien Term Loan Credit Agreement;

WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $75,000,000 (or such higher amount as permitted hereunder), (b) the Borrowers have requested that the Issuing Bank issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $35,000,000 and (c) the Borrowers have requested that the Swingline Lender extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $15,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers, the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers and the Swingline Lender is willing to make Swingline Loans to the Borrowers, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions and Accounting Terms

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“2017 ATS Financial Statements” shall have the meaning provided in Section 9.01(b).

“2017 HTA Targets Financial Statements” shall have the meaning provided in Section 9.01(b).

“ATS Borrowers” shall mean Lead Borrower, American Traffic Solutions, Inc., Lasercraft, Inc., American Traffic Solutions Consolidated, L.L.C., Platepass, L.L.C., ATS Processing Services, L.L.C., ATS Tolling LLC, Sunshine State Tag Agency LLC, Auto Tag of America LLC, Auto Titles of America LLC, American Traffic Solutions, L.L.C., Mulvihill ICS, Inc. and Mulvilhill Electrical Enterprises, Inc.

“ABL Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Lead Borrower, which assets shall, as a result of the respective acquisition, become assets of Lead Borrower or a Restricted Subsidiary of Lead Borrower (or assets of a Person who shall be merged with and into Lead Borrower or a Restricted Subsidiary of Lead Borrower) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of Lead Borrower (or shall be merged with and into Lead Borrower or a Restricted Subsidiary of Lead Borrower).

“Acquisition” shall have the meaning provided in the recitals hereto.

“Acquisition Agreement” shall mean that certain Unit Purchase Agreement (including the schedules, exhibits and disclosure letters thereto), dated as of February 3, 2018, by and among Lead Borrower, certain indirect Parent Companies of Lead Borrower, the Sellers (as defined therein) named therein and HTA Holdings, Inc., as the Seller Representative (as defined therein).

“Acquisition Agreement Representations” shall mean the representations made by the HTA Targets in the Acquisition Agreement as are material to the interests of the Agents and their Affiliates that are Lenders on the Closing Date, but only to the extent that Lead Borrower or its Affiliates have the right (taking into account any applicable cure periods) to terminate their obligations (or refuse to consummate the Acquisition) under the Acquisition Agreement or not to close thereunder as a result of the failure of such representations to be true and correct.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year.

“Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Advisory Agreement” shall mean that certain Corporate Advisory Services Agreement dated as of May 31, 2017 by and between Greenlight Holding Corporation and the Sponsor, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Lead Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agent Parties” shall have the meaning provided in Section 13.03(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents, the Lead Arrangers, the Co-Documentation Agents and the Co-Syndication Agents.

“Aggregate Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments of all Lenders.  The Aggregate Commitments as of the Closing Date are $75,000,000.

“Aggregate Commitment Adjustment Factor” shall mean, as of any date of determination, a fraction, the numerator of which is the Aggregate Commitments as in effect at such date and the denominator of which is the Aggregate Commitments as of the Closing Date.

“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the aggregate LC Exposure, each determined at such time.

“Agreement” shall mean this Revolving Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Lead Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean with respect to any Revolving Loan, the per annum margin set forth below, as determined by the Average Availability as of the most recent Adjustment Date or otherwise in accordance with the provisions set forth below:

Level	Average Availability (percentage of Line Cap)	Base Rate Loans	LIBO Rate Loans
I	≥ 66%	0.25%	1.25%
II	≥ 33% but < 66%	0.50%	1.50%
III	< 33%	0.75%	1.75%

Until the first Adjustment Date occurring after completion of the first full fiscal quarter after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable.  Thereafter, the Applicable Margin shall be subject to increase or decrease on each Adjustment Date based on Average Availability during the immediately preceding fiscal quarter. If Lead Borrower fails to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, upon written notice from the Administrative Agent (delivered at the request of the Required Lenders) to Lead Borrower, the Applicable Margin shall be determined as if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate.

“Approved Fund” shall mean any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.

“Asset Retirement Obligation” shall mean costs required to be paid under any contract or agreement underlying any Eligible Accounts or Eligible Due From Agent Accounts at the time of any termination or lapse thereof.

“Asset Retirement Reserve” shall mean a Reserve in an amount not to exceed, with respect to any Eligible Account or Eligible Due From Agent Account, the lesser of (i) the Asset Retirement Obligation with respect to the applicable contracts or agreement and (ii) the amount included in the Borrowing Base pursuant to clause (a) or (b), as applicable, of the definition thereof and attributable to such Eligible Account or Eligible Due From Agent Account, which can be taken by the Administrative Agent in its Permitted Discretion at any time within the three months prior to the termination or lapse of the applicable agreement.

“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and Lead Borrower (such approval by Lead Borrower not to be unreasonably withheld, delayed or conditioned).

“Audited Financial Statements” shall have the meaning provided in Section 6.11.

“Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.

“Average Availability” shall mean, at any Adjustment Date, the average daily Availability for the fiscal quarter immediately preceding such Adjustment Date.

“Average Usage” shall mean, at any Adjustment Date, the average utilization of Revolving Commitments (expressed as a percentage) for the fiscal quarter immediately preceding such Adjustment Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall have the meaning provided in the preamble hereto.

“Bank Product” shall mean any of the following products, services or facilities extended to any Borrower or any of its Subsidiaries:  (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or any of its Subsidiaries, other than Letters of Credit.

“Bank Product Debt” shall mean Indebtedness and other obligations of a Borrower or any of its Restricted Subsidiaries relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the LIBO Rate for a LIBO Rate Loan with a one month Interest Period commencing on such day plus 1.00%.

“Base Rate Loan” shall mean each Revolving Loan which is designated or deemed designated as a Revolving Loan bearing interest at the Base Rate by Lead Borrower at the time of the incurrence thereof or conversion thereto.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowers” shall mean, collectively, (a) Lead Borrower and (b) any Subsidiary Borrower, in each case, party hereto at such time.

“Borrowing” shall mean the borrowing of the same Type of Revolving Loan by the Borrowers from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having, in the case of LIBO Rate Loans, the same Interest Period.

“Borrowing Base” shall mean at any time of calculation, an amount equal to the sum of, without duplication:

(a)the book value of Eligible Accounts of the Borrowers multiplied by the advance rate of 90%, plus

(b)the book value of Eligible Due From Agent Accounts of the Borrowers multiplied by the advance rate of 90%, plus

(c)the lesser of (i) the net book value of Eligible Inventory of the Borrowers multiplied by the advance rate of 50% and (ii) $10,000,000, plus

(d)100% of Eligible Cash of the Borrowers, minus

(e)any Reserves established from time to time by the Administrative Agent on or after the Closing Date Borrowing Base Termination Date in accordance herewith.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Borrowing Base shall be deemed to be the Closing Date Borrowing Base until the Closing Date Borrowing Base Termination Date, regardless of the actual computation of the Borrowing Base.

After the Closing Date Borrowing Base Termination Date, the Administrative Agent shall (i) promptly notify Lead Borrower in writing (including via e-mail) whenever it determines that the Borrowing Base set forth on a Borrowing Base Certificate differs from the Borrowing Base as determined by the Administrative Agent for such date, (ii) discuss the basis for any such deviation and any changes proposed by Lead Borrower, including the reasons for any impositions of or changes in Reserves or eligibility standards or criteria imposed or made by the Administrative Agent in its Permitted Discretion, with Lead Borrower, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by Lead Borrower relating to the determination of the Borrowing Base and (iv) promptly notify Lead Borrower of its decision with respect to any changes proposed by Lead Borrower.  Pending a decision by the Administrative Agent to make any requested change, the initial determination of the Borrowing Base by the Administrative Agent shall continue to constitute the Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, any day which is a “Business Day” described in clause (i) above and which is also a day for trading by and between banks in the New York or London interbank Eurodollar market.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Collateralize” shall mean (a) to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Bank or the Swingline Lender (as applicable) and the Lenders, cash as collateral for, or (b) to provide other credit support (including in the form of backstop letters of credit), in form and containing terms (including, to the extent not specifically set forth in this Agreement, the amount thereof) reasonably satisfactory to the Administrative Agent or the Issuing Bank, as applicable, for, in either case, the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and such other credit support.

“Cash Equivalents” shall mean:

(i)U.S. Dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iii)marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iv)securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v)certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi)repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii)commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;

(viii)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix)Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four months after the date of acquisition.

“Cash Management Services” shall mean any services provided from time to time to any Borrower or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Subsidiary of Lead Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 3.01(c) by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(a)at any time prior to an Initial Public Offering, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b)at any time on and after an Initial Public Offering, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any combination of Permitted Holders and (z) any one or more direct or indirect parent companies of Holdings in which the Sponsor, directly or indirectly, owns the largest percentage of such parent company’s voting Equity Interests and in which no other person or “group” directly or indirectly owns or controls (by ownership, control or otherwise) more voting Equity Interests of such parent company than the Sponsor, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company;

(c)a “change of control” (or similar event) shall occur under (i) the First Lien Term Loan Credit Agreement, (ii) the Second Lien Term Loan Credit Agreement or (iii) the definitive agreements pursuant to which any First Lien Incremental Equivalent/Refinancing Debt, Second Lien Incremental Equivalent/Refinancing Debt or Permitted Junior Debt was issued or incurred, in each case of this subclause (iii) with an aggregate outstanding principal amount in respect of such series of First Lien Incremental Equivalent/Refinancing Debt, Second Lien Incremental Equivalent/Refinancing Debt or Permitted Junior Debt in excess of the Threshold Amount; or

(d)Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of Lead Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Chattel Paper” shall have the meaning provided in Article 9 of the UCC.

“Closing Date” shall mean March 1, 2018.

“Closing Date Borrowing Base” shall have the meaning set forth in Section 9.17(a).

“Closing Date Borrowing Base Termination Date” shall have the meaning provided in Section 9.17(f).

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Closing Date Refinancing” shall mean the repayment on the Closing Date of the Indebtedness set forth on Schedule 1.01(A).

“Co-Documentation Agents” shall mean, collectively, each Person identified on the cover of this Agreement as such, in its capacity as such.

“Co-Syndication Agents” shall mean, collectively, each Person identified on the cover of this Agreement as such, in its capacity as such.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including, without limitation, all “Collateral” as described in the Security Agreement; provided that in no event shall the term “Collateral” include (i) any interest in Real Property or (ii) any other Excluded Collateral.

“Collateral Agent” shall mean Bank of America, in its capacity as collateral agent for the Secured Creditors pursuant to the Security Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 12.10.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment, or any Extended Revolving Loan Commitment of such Lender.

“Commodity Account” shall have the meaning assigned to such term in the Security Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate of a Responsible Officer of Lead Borrower substantially in the form of Exhibit J hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):

(i)provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii)the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii)the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Swap Contracts (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Swap Contracts or other derivatives pursuant to U.S. GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness of such Person and its Restricted Subsidiaries and commissions, discounts, yield, and other fees and charges (including any interest expense) relating to any securitization transaction; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (iii) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP; minus (iv) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income; plus

(iv)any other non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v)any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi)(a) the Specified Permitted Adjustment and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

(vii)losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii)the amount of fees and expenses incurred or reimbursed by such Person pursuant to (a) the Advisory Agreement as in effect on the Closing Date during such period or pursuant to any amendment, modification or supplement thereto or replacement thereof, so long as the Advisory Agreement, as so amended, modified, supplemented or replaced, taken as a whole, is otherwise permitted hereunder and (b) Section 10.06(xii) hereunder; plus

(ix)any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x)any fees and expenses related to a Qualified Securitization Transaction or any Receivables Facility to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(xi)the amount of loss on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility to the extent included in computing Consolidated Net Income; minus

(xii)the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xiii)any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xiv)non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for such Test Period, minus (x) Capital Expenditures of Lead Borrower and its Restricted Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)) for such Test Period, (y) the amount of cash payments made during such Test Period (net of cash refunds received during such period up to the amount of such cash payments) by Lead Borrower and its Restricted Subsidiaries in respect of federal, state, local and foreign income taxes during such Test Period and (z) Dividends permitted by Section 10.03(xiii) or (xv) paid in cash for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, with respect to any Test Period, for Lead Borrower and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash) and (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness.  Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated for the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of Lead Borrower and its Restricted Subsidiaries, (ii) all Indebtedness of Lead Borrower and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Lead Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any First Lien Incremental Equivalent/Refinancing Debt in the form of notes, Second Lien Incremental Equivalent/Refinancing Debt in the form of notes or Permitted Junior Notes, in each case, that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a).  For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction do not constitute Consolidated Indebtedness.

“Consolidated Interest Charges” shall mean, with respect to any Test Period, for Lead Borrower and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of Lead Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of, swap or hedging agreements and (c) amortization of deferred financing costs.  Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date (other than as a component of Consolidated EBITDA), Consolidated Interest Charges shall be calculated for the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(i)any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii)any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii)the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(iv)the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(v)[reserved];

(vi)the cumulative effect of any change in accounting principles will be excluded;

(vii)(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Lead Borrower or a Restricted Subsidiary of Lead Borrower, will be excluded;

(viii)the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix)any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(x)any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transaction or any other acquisition prior to or following the Closing Date will be excluded;

(xi)an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(xii)unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xiii)any net gain or loss in connection with the early extinguishment of Indebtedness or obligations under Swap Contracts (including of ASC 815, Derivatives and Hedging) will be excluded;

(xiv)the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, contract termination costs, including future lease commitments, costs related to the start-up, closure or relocation or consolidation of facilities and costs to relocate employees) will be excluded; and

(xv)accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with U.S. GAAP will be excluded.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Lead Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period.

“Consolidated Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Indebtedness as of the last day of such Test Period, less the aggregate amount of (a) unrestricted cash and Cash Equivalents of Lead Borrower and its Restricted Subsidiaries and (b) cash and Cash Equivalents of Lead Borrower and its Restricted Subsidiaries restricted solely in favor of or pursuant to (x) any Credit Document or (y) the First Lien Term Loan Credit Agreement and the credit documents related thereto, the Second Lien Term Loan Credit Agreement and the credit documents related thereto, the definitive documents governing any First Lien Incremental Equivalent/Refinancing Debt or the definitive documents governing any Second Lien Incremental Equivalent/Refinancing Debt, in the case of this clause (y), to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder with the priority required by the Intercreditor Agreement) to (ii) Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  Except as otherwise provided herein, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contribution Indebtedness” shall mean Indebtedness of Lead Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock or contributions by Lead Borrower or any Restricted Subsidiary or any Specified Equity Contribution) made to the capital of Lead Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to any other basket or exception under this Agreement; provided that (a) the maturity date of such Contribution Indebtedness is no earlier than the Latest Maturity Date as of the date such Contribution Indebtedness was incurred and (b) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of Lead Borrower promptly following incurrence thereof.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty Agreement, each Security Document, the Intercreditor Agreement, each Incremental Revolving Commitment Amendment and each Extension Amendment.

“Credit Event” shall mean the making of any Loan.

“Credit Extension” shall mean, as the context may require, (a) a Credit Event or (b) the issuance, amendment increasing the face amount thereof, extension or renewal of any Letter of Credit by the Issuing Bank or the amendment increasing the face amount thereof, extension or renewal of any Existing Letter of Credit; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans or amendments to Letters of Credit that do not increase the face amount thereof or constitute an extension or renewal thereof.

“Credit Party” shall mean Holdings, each Borrower and each Subsidiary Guarantor.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Lead Borrower, to confirm in writing to the Administrative Agent and Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Lead Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law  or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Lead Borrower and each other Lender promptly following such determination

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for any Borrower or any other Credit Party, in each case as required by and in accordance with the terms of Section 9.17.

“Designated Account” shall mean the Deposit Account of Lead Borrower identified on Schedule 2.02(c) to this Agreement (or such other Deposit Account of Lead Borrower that has been designated as such, in writing, by Lead Borrower to Administrative Agent).

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by Lead Borrower or one of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Dilution” shall mean for any period with respect to any Borrower, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts of such Borrower for such period other than by reason of dollar for dollar cash payment and the denominator of which is the aggregate dollar amount of the sales of such Borrower for such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount (initially $0) sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) for each percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) by which Dilution is in excess of 5%.

“Disqualified Lender” shall mean (a) competitors of Lead Borrower and its Subsidiaries (including the HTA Targets and their respective Subsidiaries), and any person controlling or controlled by any such competitor, in each case identified in writing by Lead Borrower (or its counsel) to the Administrative Agent at any time, (b) institutions previously designated in writing by Lead Borrower (or its counsel) to the Administrative Agent (or its counsel) on February 1, 2018 and (c) any affiliates of any such competitors, controlling or controlled persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) or identified by Lead Borrower (or its counsel) in writing to the Administrative Agent at any time (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the third business day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is party to a pending trade as of the date of such notice).

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Distribution Conditions” shall mean as to any relevant action contemplated in this Agreement, (a) no Event of Default has then occurred and is continuing or would immediately result from any action, (b) Availability on a Pro Forma Basis immediately after giving effect to such action (and the average Availability over the prior 30 day period on a Pro Forma Basis assuming such action occurred on the first day of such 30 day prior period) would be at least the greater of (i) 15.0% of the Line Cap and (ii) $11,250,000 (in the case of this clause (ii), to the extent there has been any optional reduction in Commitments pursuant to Section 2.07(b) or any Revolving Commitment Increase pursuant to Section 2.15 after the Closing Date, multiplied by the Aggregate Commitment Adjustment Factor) and (c) if Availability on a Pro Forma Basis immediately after giving effect to such action (and the average Availability over the prior 30 day period on a Pro Forma Basis assuming such action occurred on the first day of such 30 day prior period) is less than 25.0% of the Aggregate Commitments, the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made or caused to be made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Dominion Account” shall mean an account at the Administrative Agent or Affiliate thereof over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Credit Documents.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by any Borrower and reflected in the most recent Borrowing Base Certificate delivered by Lead Borrower to the Administrative Agent, all of which shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Accounts, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments which have the effect of making more credit available than would have been available immediately prior to the exercise of such rights by the Administrative Agent.  Eligible Accounts shall not include any of the following Accounts:

(a)Eligible Due from Agent Accounts;

(b)any Account in which the Collateral Agent, on behalf of the Secured Creditors, does not have a first priority (subject to Permitted Borrowing Base Liens) perfected Lien;

(c)any Account that is not owned by a Borrower;

(d)any Account due from an Account Debtor that is not domiciled in the United States and (if not a natural person) organized under the laws of the United States or any political subdivision thereof in the aggregate unless, in each case, such Account is backed by a letter of credit acceptable to the Administrative Agent with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the UCC and which is directly drawable by the Administrative Agent;

(e)any Account that is payable in any currency other than U.S. Dollars;

(f)any Account that does not arise from the sale of goods or the performance of services by a Borrower in the ordinary course of its business;

(g)any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(h)any Account (i) as to which a Borrower’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (ii) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial. administrative or arbitration process, (iii) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or in relation to which contract any surety bond issuer has performed under the applicable surety bond and became subrogated to the rights of the Account Debtor or (iv) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this definition until 14 days after the shipment of the goods relating thereto;

(i)to the extent that any defense, counterclaim or dispute arises, or any accrued rebate exists or is owed, or the Account is, or is reasonably likely to become, subject to any exercised right of set-off by the Account Debtor or subject to any other right of non-payment, to the extent of the amount of such set-off or right of non-payment, it being understood that the remaining balance of the Account shall be eligible;

(j)any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(k)any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Borrowers or with respect to which the Borrower has not received driver information from the relevant contract counterparty or is otherwise unable to request payment from the Account Debtor according to the underlying contract;

(l)any Account that arises from a sale to any director, officer, other employee or Affiliate of a Borrower (other than any portfolio company of the Sponsor to the extent such Account is on terms and conditions not less favorable to the applicable Borrower as would reasonably be obtained by such Borrower at that time in a comparable arm’s-length transaction with a Person other than a portfolio company of the Sponsor);

(m)any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following; provided further that, in calculating delinquent portions of Accounts under clause (m)(i)(A) below, credit balances will be excluded:

(i)such Account (A) is not paid and is more than 60 days past due according to its original terms of sale or if no payment date is specified, more than 90 days after the date of the original invoice therefor; (B) which has been written off the books of the Borrowers or otherwise designated as uncollectible; or (C) in relation to the Fleet Division the amount of the bad debt reserve as calculated per the financial statements and calculated in a manner consistent with past practices and based on historical collectability;

(ii)the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or is classified by the Lead Borrower and its Subsidiaries as “cash only, bad check,” as determined by the Lead Borrower and its Subsidiaries in the ordinary course of business consistent with past-practice; or

(iii)a petition is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (iii) to the extent the order permitting such financing allows the payment of the applicable Account;

(n)any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the U.S. Dollar amount of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (m) above;

(o)except as otherwise agreed by the Administrative Agent, any Account as to which any of the representations or warranties pertaining to Accounts set forth in the Credit Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(p)any Account which is evidenced by a judgment, Instrument (as defined in the Security Agreement) or Chattel Paper (as defined in the Security Agreement) and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent under the Security Documents;

(q)the portion of any Account that comprises a fine, violation or similar fee due to a municipality;

(r)any Account arising on account of a supplier rebate, unless the Borrowers have received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent;

(s)any Account which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds (only in the case of an Account due in the Safety Division), 25% of all Eligible Accounts;

(t)any Account which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower;

(u)any Account which is owing in respect of interest and late charges or fees in respect of Indebtedness;

(v)any Account as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than the United States, any state thereof, the District of Columbia, Canada or any province thereof;

(w)any Accounts (i) of an Acquired Entity or Business acquired in connection with a Permitted Acquisition or similar Investment, or (ii) acquired in a bulk sale transaction, in each case, until the completion of a field examination satisfactory to Administrative Agent in its Permitted Discretion with respect to such Accounts, in each case, to the extent that (x) unless otherwise agreed to by the Administrative Agent in its Permitted Discretion, such Accounts are not of a substantially similar type to the Accounts included in the Borrowing Base or (y) such Accounts would account for more than 25% of the Borrowing Base (with only the portion of such Accounts in excess of 25% of the Borrowing Base being excluded pursuant to this clause (w)(y)); or

(y)other such Accounts identified in the Initial Field Exam delivered on the Closing Date Borrowing Base Termination Date.

“Eligible Cash” shall mean, with respect to any Person, unrestricted cash and Cash Equivalents of such Person in each case that is on deposit in a domestic Deposit Account or Securities Account, as applicable, that is (i) established with the Administrative Agent, the Collateral Agent or any Revolving Lender, (ii) subject to a control agreement in favor of the Collateral Agent in a form reasonably acceptable to the Collateral Agent in its Permitted Discretion and (iii) not subject to any Liens other than (x) Permitted Borrowing Base Liens, (y) Liens pursuant to any Credit Document and (z) junior priority Liens in favor of or pursuant to the First Lien Term Loan Credit Agreement and the credit documents related thereto, the Second Lien Term Loan Credit Agreement and the credit documents related thereto, the definitive documents governing any First Lien Incremental Equivalent/Refinancing Debt or the definitive documents governing any Second Lien Incremental Equivalent/Refinancing Debt, in each case; provided that if the subject account is held at an institution other than Administrative Agent or its affiliates, at any time that (i) a Credit Extension is requested, (ii) the Payment Conditions or the Distribution Conditions are tested or (iii) a Borrowing Base Certificate is delivered, the Collateral Agent reserves the right to verify the balance of such account; provided, further, that no such verification shall relieve any Lender of its obligation to make any Credit Extensions on a timely basis in accordance with the provisions of this Agreement.

“Eligible Due from Agent Accounts” shall mean Accounts related to open AR settlements with rental car companies in the Fleet Division designated in the Borrowers’ financials statements as “Due from Agent” and that would otherwise constitute Eligible Accounts (but for clause (a) of the definition of Eligible Accounts) net of any corresponding “Due to Agent” liability that exists on the Borrowers’ financial statements.

“Eligible Inventory” shall mean, subject to adjustment as set forth below, items of Inventory of any Borrower held for sale or lease in the ordinary course of business (excluding packing or shipping materials or maintenance supplies).  Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies.  In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Inventory, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments which have the effect of making more credit available than would have been available immediately prior to the exercise of such rights by the Administrative Agent.  Eligible Inventory shall not include any Inventory of the Borrowers that:

(a)is not solely owned by a Borrower, or is leased by or is on consignment to a Borrower, or the Borrowers do not have title thereto;

(b)with respect to which the Collateral Agent, on behalf of the Secured Creditors, does not have a first priority (subject to Permitted Borrowing Base Liens) perfected Lien;

(c)(i) is stored at a location not owned by a Borrower unless (x) the Administrative Agent has given its prior consent thereto, (y) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Administrative Agent, or (z) Landlord Lien Reserves are permitted to be established hereunder by the Administrative Agent with respect thereto, or (ii) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory bailee waiver letter has been delivered to the Administrative Agent, or (y) Landlord Lien Reserves are permitted to be established hereunder by the Administrative Agent with respect thereto, it being understood that in each case of the foregoing clauses (i) and (ii), during the 120-day period immediately following the Closing Date, such location or warehouse need not be subject to a Landlord Lien Waiver and Access Agreement or bailee waiver letter, and neither the lack thereof nor the agreement hereunder not to impose Landlord Lien Reserves during such period shall not otherwise deem the applicable Inventory to be ineligible;

(d)(i) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent is in place with respect to such Inventory or (ii) is in transit (except to the extent such Inventory (x) is in transit from (1) any location in the United States for receipt by a Borrower within fifteen (15) days of the date of determination or (2) any location outside of the United States for receipt by a Borrower within ninety (90) days of the date of determination, for which the document of title, to the extent applicable, reflects a Borrower as consignee (along with delivery to such Borrower of the documents of title, to the extent applicable, with respect thereto), and as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory, or (y) is in transit between locations leased, owned or occupied by a Borrower);

(e)is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of landlords, carriers, bailees and warehousemen if clause (c) has been complied with;

(f)is unsalable, shopworn, seconds, damaged or unfit for sale, in each case, as determined in the ordinary course of business by the Borrowers;

(g)consists of display items or packing or shipping materials or manufacturing supplies;

(h)is not of a type held for sale or lease in the ordinary course of business of the Borrowers;

(i)except as otherwise agreed by the Administrative Agent, any Inventory as to which the representations or warranties pertaining to Inventory set forth in the Credit Documents are untrue in any material respect;

(j)is subject to any licensing arrangement or any other Intellectual Property or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained);

(k)is not covered by casualty insurance maintained as required by Section 9.03; or

(l)which is located at any location where the aggregate value of all Eligible Inventory of the Borrowers at such location is less than $100,000.

“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Lender (solely, in the case of a sale of a Participation to such Person, to the extent that the list of Disqualified Lenders has been disclosed to all Lenders) and (iii) the Sponsor, Holdings, each of the Borrowers and their respective Subsidiaries and Affiliates.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health or Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Lead Borrower or a Restricted Subsidiary of Lead Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Lead Borrower, a Restricted Subsidiary of Lead Borrower, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Lead Borrower, a Restricted Subsidiary of Lead Borrower, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by Lead Borrower, a Restricted Subsidiary of Lead Borrower, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by Lead Borrower, a Restricted Subsidiary of Lead Borrower, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of Lead Borrower, a Restricted Subsidiary of Lead Borrower, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Lead Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Lead Borrower or any Restricted Subsidiary could reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by Lead Borrower, a Restricted Subsidiary of Lead Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which would reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excluded Account” shall mean a Deposit Account, Securities Account or Commodity Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used solely for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party (including any account solely holding amounts representing fines, violations, fees and similar amounts paid by third parties and owed to municipalities), (iv) which is a zero balance Deposit Account, Securities Account or Commodity Account or (v) which is not otherwise subject to the provisions of this definition and together with any other Deposit Accounts, Securities Accounts or Commodity Accounts that are excluded pursuant to this clause (v), have an average daily balance for any fiscal month of less than $6,750,000 in aggregate.

“Excluded Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean any Subsidiary of Lead Borrower that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of Lead Borrower or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period prior to such acquisition, (g) prohibited (but only for so long as such Subsidiary would be prohibited) by applicable law, rule or regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited (but only for so long as such Subsidiary would be prohibited) from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a Subsidiary with respect to which a guarantee by it of the Obligations would result in a material adverse tax consequence to Holdings, Lead Borrower or any of the Restricted Subsidiaries, as reasonably determined in good faith by Lead Borrower and notified in writing to the Administrative Agent, (j) a not-for-profit Subsidiary or a Subsidiary regulated as an insurance company, (k) any other Subsidiary with respect to which Lead Borrower and the Administrative Agent reasonably agree in writing that the cost or other consequences of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, and (l) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC or that is a FSHCO; provided that, notwithstanding the above, (x)  Lead Borrower may designate any Restricted Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Guaranty Agreement as a “Subsidiary Guarantor” (and from and after the execution of the Guaranty Agreement, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Guaranty Agreement as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof; provided that such Restricted Subsidiary shall not be released solely on the basis that it was not required to become a Guarantor) so long as the Administrative Agent has consented to such designation and such Subsidiary shall grant a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Secured Creditors regardless of whether such Subsidiary is organized in a jurisdiction other than the United States (notwithstanding anything to the contrary in this Agreement), pursuant to arrangements reasonably agreed between the Administrative Agent and Lead Borrower and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and Lead Borrower and (y) if a Subsidiary serves as a guarantor under the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, any First Lien Incremental Equivalent/Refinancing Debt or any Second Lien Incremental Equivalent/Refinancing Debt, then it shall not constitute an “Excluded Subsidiary.”  For the avoidance of doubt, no Borrower shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income

Taxes, either pursuant to the laws of the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof) or as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 3.04), any U.S. federal withholding Tax that (i) is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such recipient (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.01(a) or (ii) is attributable to such recipient’s failure to comply with Section 5.01(b) or Section 5.01(c), (d) any Taxes imposed under FATCA and (e) U.S. federal backup withholding Taxes pursuant to Code Section 3406.

“Existing Letters of Credit” shall mean those Letters of Credit issued under the Indebtedness to be satisfied and discharged in connection with the Closing Date Refinancing and described on Schedule 1.02 hereto.

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Loan Commitments” shall mean one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extending Lender” shall have the meaning provided in Section 2.19(c).

“Extension Amendment” shall have the meaning provided in Section 2.19(d).

“Extension Election” shall have the meaning provided in Section 2.19(c).

“Extension Request” shall have the meaning provided in Section 2.19(a).

“Extension Series” shall have the meaning provided in Section 2.19(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version), any intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect to any of the foregoing and any Requirement of Law adopted and any agreements entered into pursuant to any such intergovernmental agreement.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.

“Financial Statements Date” shall have the meaning provided in Section 6.11.

“First Lien Incremental Equivalent/Refinancing Debt” means (a) Indebtedness permitted by Section 10.04(xxvii) or Section 10.04(xxxi) of the First Lien Term Loan Credit Agreement, as in effect on the Closing Date, or any similar provision of any subsequent First Lien Term Loan Credit Agreement which does not modify the financial tests and dollar baskets set forth in such Sections of the First Lien Term Loan Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect and (b) any Permitted Refinancing Indebtedness in respect thereof.

“First Lien Term Agent” shall mean Bank of America, in its capacity as administrative agent and collateral agent under the First Lien Term Documents, and any successor administrative agent or collateral agent under the First Lien Term Loan Credit Agreement.

“First Lien Term Documents” shall mean the First Lien Term Loan Credit Agreement, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“First Lien Term Loans” shall have the meaning ascribed to the term “Term Loans” in the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Credit Agreement” shall mean (a) that certain First Lien Term Loan Credit Agreement, as in effect on of the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Intercreditor Agreement) and thereof, among Holdings, the Borrowers party thereto, certain lenders party thereto and the First Lien Term Agent and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein (including by reference to the Intercreditor Agreement)) or refinance in whole or in part the Indebtedness and other obligations outstanding under (i) the credit agreement referred to in clause (a) or (ii) any subsequent First Lien Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Term Loan Credit Agreement hereunder.  Any reference to the First Lien Term Loan Credit Agreement hereunder shall be deemed a reference to any First Lien Term Loan Credit Agreement then in existence.

“Fleet Division” shall mean the division of Lead Borrower that performs toll and violation management solutions for the commercial fleet and rental car industries.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of such Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiaries” shall mean each Subsidiary of a Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.11.

“Fronting Fee” shall have the meaning provided in Section 2.05(c)(ii).

“FSHCO” shall mean any Domestic Subsidiary that is a disregarded entity that has no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Governmental Authority” shall mean the government of the United States of America, any other, supranational authority or nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors, (y) any Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time it entered into a Bank Product with a Borrower or its Subsidiary and (z) any other Secured Creditor.

“Guarantor” shall mean and include Holdings, each Borrower (other than with respect to its own Obligations) and each Subsidiary Guarantor.

“Guaranty” shall mean, as to any Guarantor, the guarantees granted by such Guarantor pursuant to the terms of the Guaranty Agreement.

“Guaranty Agreement” shall have the meaning provided in Section 6.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.

“Holdings” shall have the meaning provided in the preamble hereto.

“HTA Canada” shall have the meaning provided in the recitals hereto.

“HTA New York” shall have the meaning provided in the recitals hereto.

“HTA Targets” shall have the meaning provided in the recitals hereto.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Lead Borrower that, as of the end of the most recently ended Test Period, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.00% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.00% of the combined revenues of Lead Borrower and the Restricted Subsidiaries for such period; provided that in no event shall a Borrower be considered an Immaterial Subsidiary.

“Increase Date” shall have the meaning provided in Section 2.15(b).

“Increase Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving Commitment Amendment” shall have the meaning provided in Section 2.15(d).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Swap Contracts and any Bank Product Debt or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person.  Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than 10 Business Days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Lead Borrower and its Restricted Subsidiaries.

“Indemnified Person” shall have the meaning provided in Section 13.01.

“Indemnified Taxes” shall mean Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under any Credit Document other than (i) Excluded Taxes and (ii) Other Taxes.

“Independent Assets or Operations” shall mean, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in Lead Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.00% of such Parent Company’s corresponding consolidated amount.

“Initial Borrowing Base Certificate” shall mean the initial Borrowing Base Certificate delivered hereunder setting forth Lead Borrower’s calculation of the Borrowing Base in accordance with clauses (a) through (e) of the definition thereof as of the last Business Day of the most recent fiscal month ended at least 20 days prior to the date of the Closing Date or the Closing Borrowing Base Termination Date, as applicable.

“Initial Field Exam” shall mean a field examination of the Borrowers completed by Hilco Valuation Services.

“Initial Maturity Date” shall mean the date that is five years after the Closing Date, or if such date is not a Business Day, the next preceding Business Day.

“Initial Public Offering” shall mean the issuance by any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or S-4) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit M, dated as of the Closing Date, by and among the Collateral Agent, Bank of America, as collateral agent under the First Lien Term Loan Credit Agreement and Bank of America, as collateral agent under the Second Lien Term Loan Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.

“Interest Determination Date” shall mean, with respect to any LIBO Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Loan.

“Interest Period” shall mean, as to any Borrowing of a LIBO Rate Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three, six, or, if agreed to by all Lenders, twelve months or less than one month thereafter, as Lead Borrower may elect, or the date any Borrowing of a LIBO Rate Loan is converted to a Borrowing of a Base Rate Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided that if any Interest Period would end on a day other than a Business Day, such Interest

Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Period” shall have the meaning assigned to such term in Section 10.11(b).

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Bank” shall mean, as the context may require, (a) Bank of America or any affiliate of Bank of America with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; (c) with respect to the Existing Letters of Credit, the Lender which issued each such Letter of Credit, or (d) collectively, all of the foregoing.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Landlord Lien Reserve” shall mean an amount not to exceed the lesser of (i) three months’ rent for all of the leased locations of the Borrowers at which Eligible Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a Landlord Lien Waiver and Access Agreement and (ii) the aggregate amount included in the Borrowing Base pursuant to clause (c) of the definition thereof.

“Landlord Lien Waiver and Access Agreement” shall mean a Landlord Lien Waiver and Access Agreement, in a form reasonably approved by the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loans or Commitments hereunder at such time, including the latest termination date of any Existing Revolving Loans or Extended Revolving Loan Commitments, as applicable, as extended in accordance with this Agreement from time to time.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Creditors, in accordance with the provisions of Section 2.13.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.13.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all documents, instruments and agreements delivered by Lead Borrower or any Restricted Subsidiary of Lead Borrower that is a co-applicant in respect of any Letter of Credit to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom), and (b) the undrawn amount of all outstanding Letters of Credit.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)(i).

“LC Request” shall mean a request by Lead Borrower in accordance with the terms of Section 2.13(b) in form and substance reasonably satisfactory to the Issuing Bank.

“LCT Election” shall have the meaning provided in Section 1.03.

“LCT Test Date” shall have the meaning provided in Section 1.03.

“Lead Arrangers” shall mean Bank of America, N.A., BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers and/or bookrunners for this Agreement.

“Lead Borrower” shall have the meaning provided in the preamble hereto.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), and, as the context requires, includes the Swingline Lender.

“Lender Creditors” shall mean the Agents, the Lenders and the Indemnified Persons.

“Letter of Credit” shall mean any letters of credit issued or to be issued by an Issuing Bank for the account of Lead Borrower or any of its Subsidiaries pursuant to Section 2.13, including each Existing Letter of Credit.

“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date unless otherwise agreed by the Administrative Agent and the Issuing Bank.

“LIBO Rate” shall mean: (a) for any Interest Period, with respect to a LIBO Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, as published on the applicable Bloomberg screenpage (or such other commercially available source providing such quotations as may be designated) (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  Notwithstanding any of the foregoing, the LIBO Rate shall not at any time be less than zero (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero).

“LIBO Rate Loan” shall mean each Revolving Loan which is designated as a Revolving Loan bearing interest at the LIBO Rate by Lead Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 3.06(a).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with Lead Borrower).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” shall mean any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a).

“Limited Originator Recourse” shall mean a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.

“Line Cap” shall mean an amount that is the lesser of (a) the Aggregate Commitments and (b) the then applicable Borrowing Base.

“Liquidity Event” shall mean the occurrence of a date when (a) Availability shall have been less than the greater of (i) 10.0% of the Line Cap and (ii) $7,500,000 (in the case of this clause (ii), to the extent there has been any optional reduction in Commitments pursuant to Section 2.07(b) or any Revolving Commitment Increase pursuant to Section 2.15 after the Closing Date, multiplied by the Aggregate Commitment Adjustment Factor), in either case for five consecutive Business Days, until such date as (b) (x) Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii) $7,500,000 (in the case of this clause (ii), to the extent there has been any optional reduction in Commitments pursuant to Section 2.07(b) or any Revolving Commitment Increase pursuant to Section 2.15 after the Closing Date, multiplied by the Aggregate Commitment Adjustment Factor) for 30 consecutive calendar days.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to the Dominion Account, or in the case of the Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Credit Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loans” shall mean advances made to or at the instructions of Lead Borrower pursuant to Section 2 hereof and may constitute Revolving Loans, Swingline Loans or Overadvance Loans.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the UCC of the State of New York.

“Margin Stock” shall have the meaning provided in Regulation U.

“Master Agreement” shall have the meaning provided to such term in the definition of  “Swap Contract”.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, financial condition or results of operations of Lead Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Collateral Agent, on behalf of the Lenders, taken as a whole, under the Credit Documents or (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.

“Maturity Date” means the Initial Maturity Date or the Latest Maturity Date, as applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Lead Borrower or a Restricted Subsidiary of Lead Borrower has any obligation or liability, including on account of an ERISA Affiliate.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each Revolving Note or Swingline Note, as applicable.

“Notice of Borrowing” shall mean a notice substantially in the form of Exhibit A-1 hereto.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-2 hereto.

“Notice Office” shall mean the office of the Administrative Agent located at Bank of America, N.A., 901 Main Street, Dallas, TX 75202, Attention: Milissa Jones, Telephone: 214.209.4845, Electronic Mail: milissa.jones@baml.com; or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Noticed Hedge” shall mean any Secured Bank Product Obligations arising under a Swap Contract with respect to which Lead Borrower and the Secured Bank Product Provider thereof have notified the Administrative Agent of the intent to include such Secured Bank Product Obligations as a Noticed Hedge hereunder and with respect to which a Bank Products Reserve has subsequently been established in the maximum amount thereof.

“Obligations” shall mean (i) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance by any Credit Party of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person, by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans and Letters of Credit, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (in each case, including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) and (ii) all liabilities and indebtedness of Lead Borrower or any of its Restricted Subsidiaries owing in respect of Secured Bank Product Obligations (with respect to any Subsidiary Guarantor, other than any Excluded Swap Obligation of such Subsidiary Guarantor). Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party or Restricted Subsidiary under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Outstanding Amount” shall mean with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overadvance” shall have the meaning of such term assigned to such term in Section 2.17.

“Overadvance Loan” shall mean a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent Company” shall mean any direct or indirect parent company of Lead Borrower (other than the Sponsor).

“Participant” shall have the meaning provided in Section 13.04(c).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Patent Security Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Conditions” shall mean as to any relevant action contemplated in this Agreement, (a) no Event of Default has then occurred and is continuing or would immediately result from any action, (b) Availability on a Pro Forma Basis immediately after giving effect to such action (and the average Availability over the prior 30 day period on a Pro Forma Basis assuming such action occurred on the first day of such 30 day period) would be at least the greater of (i) 12.5% of the Line Cap and (ii) $9,375,000 (in the case of this clause (ii), to the extent there has been any optional reduction in Commitments pursuant to Section 2.07(b) or any Revolving Commitment Increase pursuant to Section 2.15 after the Closing Date, multiplied by the Aggregate Commitment Adjustment Factor) and (c) if Availability on a Pro Forma Basis immediately after giving effect to such action (and the average Availability over the prior 30 day period on a Pro Forma Basis assuming such action occurred on the first day of such 30 day period) is less than 25% of the Aggregate Commitments, the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action.

“Payment Office” shall mean the office of the Administrative Agent located at Bank of America, N.A., 901 Main Street, Dallas, Texas 75202, Attention: ABL Dallas Operations, Electronic Mail: dg.babc_abl_operations_dr_team@bankofamerica.com, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Acquisition” shall mean the acquisition by Lead Borrower or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (i) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (ii) all applicable requirements of Section 9.14 are satisfied.

“Permitted Borrowing Base Liens” shall mean Liens on the Collateral permitted by Sections 10.01(i), (ii) (solely with respect to warehousemens’ liens), (xi), (xii) and (xxiii) (in the case of Sections 10.01(ii), (xi) and (xxiii), subject to compliance with clause (iii) of the definition of “Eligible Inventory” and in each case, solely to the extent any such Lien set forth in Section 10.01(ii), (xi), (xii) or (xxiii) arises by operation of law).

“Permitted Discretion” shall mean reasonable credit judgment made in good faith in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment or adjustment of Reserves or the modification of eligibility standards and criteria shall require that (a) such establishment, adjustment or imposition after the Closing Borrowing Base Termination Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date Borrowing Base Termination Date, unless Lead Borrower and the Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any Reserves shall not duplicate the exclusionary criteria set forth in the definitions of Eligible Accounts, Eligible Due from Agent Accounts or Eligible Inventory, as applicable, and vice versa and (c) the amount of any such Reserve so established or the effect of any adjustment shall be a reasonable quantification (as reasonably determined by the Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Permitted Encumbrances” shall mean, with respect to any real property, such exceptions to title as are set forth in any mortgage title insurance policy delivered to any holder of a Permitted Lien thereon with respect thereto.

“Permitted Holders” shall mean (i) the Sponsor, (ii) any Related Party of the Sponsor and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i) or (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Lead Borrower or any of its direct or indirect parent entities held by such “group”.

“Permitted Investment” shall have the meaning provided in Section 10.05.

“Permitted Junior Debt” shall mean any Permitted Junior Notes and any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean any Permitted Junior Notes Documents and any Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of Lead Borrower or any Restricted Subsidiary in the form of unsecured loans; provided that (i) [reserved], (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, a Borrower or a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date  as of the date such Indebtedness was incurred, (iv) [reserved], (v) [reserved] and (vi) to the extent incurred by any Credit Party, the covenants and events of default, taken as a whole, shall not be materially more favorable to the lenders providing such Permitted Junior Loans than the related provisions contained in this Agreement; provided that (x) any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, the Borrowers shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of Lead Borrower or any Restricted Subsidiary in the form of unsecured notes and incurred pursuant to one or more issuances of such notes; provided that (i) [reserved], (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, a Borrower or a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (iv) [reserved], (v) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vii) [reserved] and (viii) to the extent incurred by any Credit Party, the negative covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Junior Notes than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean Indebtedness incurred by Lead Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1)the principal amount of such new Indebtedness does not exceed (a) the principal amount of  Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest and fees on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;

(2)such Permitted Refinancing Indebtedness (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the requirements of this clause) has a:

(a)Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b)final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);

(3)to the extent such Permitted Refinancing Indebtedness Refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt; and

(4)subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of Lead Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of Lead Borrower that is not a Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor, and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Lead Borrower or a Restricted Subsidiary of Lead Borrower or with respect to which Lead Borrower or a Restricted Subsidiary of Lead Borrower has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Plan of Reorganization” shall have the meaning provided in Section 13.04(j)(ii).

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.

“Pledged Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Prime Rate” shall mean the rate publicly announced from time to time by the Administrative Agent as its “prime rate,” such “prime rate” to change when and as such prime lending rate changes.  The Prime Rate is set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated Fixed Charge Coverage Ratio and the Consolidated Total Net Leverage Ratio and the calculation of Consolidated Total Assets and Availability, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1)if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness);

(2)interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;

(3)interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Lead Borrower may designate; and

(4)interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments, other than Specified Permitted

Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by Lead Borrower (or any successor thereto) or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Lead Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 24 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 24 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

“Projections” shall mean the detailed projected consolidated financial statements of Lead Borrower and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“Properly Contested” shall mean with respect to any obligation of a Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with U.S. GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Credit Party; (e) no Lien is imposed on any material assets of the Credit Party as a result of such dispute, unless bonded and stayed to the reasonable satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Aggregate Commitments represented by such Lender’s Revolving Commitment.

“Pro Rata Share” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time.  The initial Pro Rata Shares of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Protective Advances” shall have the meaning provided in Section 2.18.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of Lead Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by Lead Borrower under the terms of this Agreement.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings or Lead Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings or Lead Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests, Qualified Preferred Stock of Holdings or Lead Borrower or cash in lieu of fractional shares, as applicable, or any Equity Interests of any direct or indirect Parent Company of Holdings or Lead Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or Lead Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings or Lead Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1)the board of directors of Lead Borrower or the applicable Restricted Subsidiary shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Lead Borrower or the applicable Restricted Subsidiary;

(2)all sales of accounts receivable and related assets to the Securitization Entity are made at fair market value (as determined in good faith by Lead Borrower or the applicable Restricted Subsidiary) and may include Standard Securitization Undertakings; and

(3)the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Lead Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse.

Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of any Credit Party to secure Indebtedness or other obligations under this Agreement, the First Lien Term Loan Credit Agreement or the Second Lien Credit Agreement shall not be deemed a Qualified Securitization Transaction.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means (a) any accounts receivable and the proceeds thereof owed to a Borrower or a Restricted Subsidiary subject to a Receivables Facility and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by a Borrower or a Restricted Subsidiary to a commercial bank in connection with a Receivables Facility.  For the avoidance of doubt, no Receivables Assets shall be included in the Borrowing Base.

“Receivables Facility” means an agreement between the Borrower or a Restricted Subsidiary and a commercial bank that is entered into at the request of a customer of the Borrower or a Restricted Subsidiary, pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank accounts receivable owing by such customer, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, and (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Borrower and such Restricted Subsidiary.

“Recovery Event” shall mean the receipt by Lead Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Lead Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by Lead Borrower or any of its Restricted Subsidiaries in respect of any such event.

“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”

“Refinanced Debt” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Party” shall mean (a) with respect to Platinum Equity Advisors, LLC, (i) any investment fund controlled by or under common control with Platinum Equity Advisors, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to any officer of Lead Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships and (c) with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Public Company” shall mean the Parent Company that is the registrant with respect to an Initial Public Offering.

“Replaced Lender” shall have the meaning provided in Section 3.04.

“Replacement Lender” shall have the meaning provided in Section 3.04.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represent greater than 50% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time, or if the Commitments have been terminated, Non-Defaulting Lenders, the sum of whose outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) as of any date of determination represent greater than 50% of the sum of all such Credit Extensions (other than Credit Extensions made by Defaulting Lenders).

“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion, including but not limited to Dilution Reserves, Landlord Lien Reserves, Asset Retirement Reserves and, solely during a continuing Event of Default or during a continuing Liquidity Period, reserves reasonably determined by the Administrative Agent in good faith to be necessary as a result of any failure to comply with the Assignment of Claims Act (or any state or municipal equivalent thereof), plus any Bank Product Reserves.

Notwithstanding the foregoing or anything contrary in this Agreement, (a) no Reserves shall be established or changed and no modifications to eligibility criteria or standards made, in each case, except upon not less than three (3) Business Days’ prior written notice to Lead Borrower, which notice shall include a reasonably detailed description of such Reserve being established or the modification to eligibility criteria or standards being made (during which period (i) the Administrative Agent shall, if requested, discuss any such Reserve, change or modification with Lead Borrower, (ii) Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve, change or modification thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change or modification thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (iii) no Credit Extensions shall be made to the Borrowers if after giving effect to such Credit Extension the Outstanding Amount would exceed the Line Cap less such Reserves), provided that (x) no Landlord Lien Reserves may be established unless Eligible Inventory is included in the Borrowing Base or prior to the date that is 120 days after the Closing Date and (y) no Reserves may be established as a result of any failure to comply with the Assignment of Claims Act (or any state or municipal equivalent thereof) prior to the 90th day following receipt by Lead Borrower of a written request from the Administrative Agent given during a continuing Event of Default or a continuing Liquidity Period to comply with the Assignment of Claims Act and, following such 90th day, shall not be imposed to the extent the Administrative Agent  reasonably determines that the Borrowers are using their reasonable efforts to cause such compliance; provided, further, that such Reserves shall cease to be effective at the time such Event of Default is cured or waived or such Liquidity Period ceases to be continuing, as applicable), (b) no Reserves shall be established  with respect to any surety or performance bond in which guarantees, letters of credit, bonds or similar arrangements are issued to facilitate the Credit Parties’ business, except to the extent (i) any assets included in the Borrowing Base are subject to a perfected Lien securing reimbursement obligations in respect of such surety or performance bond and such Liens are pari passu or senior to the Liens securing the Obligations hereunder or (ii) the counterparties to any such surety bond have made demands for cash collateral which have not been satisfied, (c) the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve and any modification to eligibility criteria and standards, shall have a direct and reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (d) no Reserve shall be duplicative of any Reserve already accounted for through eligibility criteria or constitute a general Reserve applicable to all Inventory or Accounts that is the functional equivalent of a decrease in advance rates.  Notwithstanding clause (a) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of six (6) Business Days.

“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of Lead Borrower, or any other officer of Lead Borrower having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of Lead Borrower other than any Unrestricted Subsidiaries.  Each Subsidiary of Lead Borrower that is a Borrower shall constitute a Restricted Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a).

“Revolving Commitment Increase Notice” shall have the meaning provided in Section 2.15(b).

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loans” shall mean advances made to or at the instructions of Lead Borrower pursuant to Section 2 hereof and may constitute Revolving Loans, Swingline Loans, Protective Advances, or Overadvance Loans.

“Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-1 hereto.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.

“Safety Division” shall mean the division of Lead Borrower that provides municipalities with red-light, speed and other traffic enforcement solutions.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Lead Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Lead Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” shall have the meaning provided in Section 3.06(a).

“SEC” shall have the meaning provided in Section 9.01(g).

“Second Lien Incremental Equivalent/Refinancing Debt” means (a) Indebtedness permitted by Section 10.04(xxvii) or Section 10.04(xxxi) of the Second Lien Term Loan Credit Agreement, as in effect on the Closing Date, or any similar provision of any subsequent Second Lien Term Loan Credit Agreement which does not modify the financial tests and dollar baskets set forth in such Sections of the Second Lien Term Loan Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect and (b) any Permitted Refinancing Indebtedness in respect thereof.

“Second Lien Term Agent” shall mean Bank of America, in its capacity as administrative agent and collateral agent under the Second Lien Term Documents, and any successor administrative agent or collateral agent under the Second Lien Term Loan Credit Agreement.

“Second Lien Term Documents” shall mean the Second Lien Term Loan Credit Agreement, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“Second Lien Term Loans” shall have the meaning ascribed to the term “Term Loans” in the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Credit Agreement” shall mean (a) that certain Second Lien Term Loan Credit Agreement as in effect on the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Intercreditor Agreement) and thereof, among Holdings, the Borrowers party thereto, certain lenders party thereto and the Second Lien Term Agent and (b) any Permitted Refinancing Indebtedness in respect thereof (unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Term Loan Credit Agreement hereunder).  Any reference to the Second Lien Term Loan Credit Agreement hereunder shall be deemed a reference to any Second Lien Term Loan Credit Agreement then in existence.

“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b); provided that with respect to the fiscal years of each of the Lead Borrower and the HTA Targets ending December 31, 2017, “Section 9.01 Financials” shall mean both the 2017 ATS Financial Statements and the 2017 HTA Target Financial Statements together and any reference to the delivery thereof shall be deemed to be a reference to the first date or time on which both the 2017 ATS Financial Statements and the 2017 HTA Target Financial Statements have been delivered to the Administrative Agent.

“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time it entered into a Bank Product with Lead Borrower or its Restricted Subsidiary, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by Lead Borrower to the Administrative Agent from time to time) as long as no Default or Event of Default then exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

“Secured Bank Product Provider” shall mean, at the time of entry into a Bank Product with a Borrower or its Restricted Subsidiary (or, if such Bank Product exists on the Closing Date, as of the Closing Date) the Administrative Agent, any Lender or any of their respective Affiliates that is providing a Bank Product; provided such provider delivers written notice to the Administrative Agent, substantially in the form of Exhibit D hereto, by the later of ten (10) Business Days following (a) the Closing Date and (b) creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.12.  It is hereby understood that a Person may not be a Secured Bank Product Provider to the extent it is similarly treated as such under the First Lien Term Loan Credit Agreement or the Second Lien Term Credit Agreement in respect of such Bank Product.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securitization Assets” shall mean (a) the accounts receivable subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Lead Borrower or any Restricted Subsidiary in connection with a Securitization Financing.  For the avoidance of doubt, no Securitization Assets shall be included in the Borrowing Base.

“Securitization Entity” shall mean a Wholly-Owned Restricted Subsidiary of Lead Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Lead Borrower in which Lead Borrower or any Restricted Subsidiary of Lead Borrower makes an Investment and to which Lead Borrower or any Restricted Subsidiary of Lead Borrower transfers Securitization Assets) that is designated by the board of directors of Lead Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets and:

(1)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Lead Borrower or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (b) is recourse to or obligates Lead Borrower or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (c) subjects any asset of Lead Borrower or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(2)with which neither Lead Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to Lead Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Lead Borrower; and

(3)to which neither Lead Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction or a Receivables Facility.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Securitization Transaction or a Receivables Facility, as applicable, to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by Lead Borrower, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which Lead Borrower, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Lead Borrower or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Lead Borrower or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Lead Borrower or any of its Restricted Subsidiaries which arose in the ordinary course of business of Lead Borrower or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit G, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Security Document” shall mean and include each of the Security Agreement and, after the execution and delivery thereof, each Additional Security Document.

“Settlement Date” shall have the meaning provided in Section 2.14(b).

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by Lead Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“Specified Equity Contribution” shall have the meaning provided in Section 10.11(b).

“Specified Event of Default” shall mean any Event of Default arising under Section 11.01, 11.02 (solely relating to a material inaccuracy in a Borrowing Base Certificate), 11.03(i) (solely relating to a failure to comply with Section 9.17(c) or Section 10.11 (but only if such failure is no longer capable of being cured as provided in Section 10.11), 11.03(ii) or 11.05.

“Specified Permitted Adjustments” shall mean all adjustments identified in the calculation of “Pro Forma Adjusted EBITDA” in the confidential information memorandum for the First Lien Term Loans and Second Lien Term Loans to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence of such tranche of Revolving Loans in the case of the Borrowers, the provision or reaffirmation of the applicable Guaranty in the case of each Guarantor and the grant or reaffirmation of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(c) (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(d) (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11, 8.15 (in the case of any tranche of Revolving Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof and solely with respect to Patriot Act, OFAC, FCPA, Sanctions and other anti-terrorism, anti-money laundering and Anti-Corruption laws) and 8.16.

“Sponsor” shall mean Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Springing Financial Covenant” shall mean the springing financial covenant set forth in Section 10.11(a).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by Lead Borrower or any of its Subsidiaries which Lead Borrower has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” shall mean any Indebtedness that is expressly subordinated in right of payment to the Obligations.

“Subsequent Transaction” shall have the meaning provided in Section 1.03.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Borrower” shall mean any Domestic Subsidiaries of any Borrower that own any assets included in the Borrowing Base and that execute a counterpart hereto and to any other applicable Credit Document as a Borrower; provided that the Administrative Agent and the Lenders shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, prior to the designation of any Subsidiary Borrower.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary that is not a Borrower in existence on the Closing Date (after giving effect to the Transaction) other than any Excluded Subsidiary, as well as each Restricted Subsidiary that is not a Borrower established, created or acquired after the Closing Date which becomes a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of the Guaranty Agreement.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%.”

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.12.

“Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-2 hereto.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target Person” shall have the meaning provided in Section 10.05.

“Tax Group” shall have the meaning provided in Section 10.03(vi)(B).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority in the nature of a tax, including interest, penalties and additions to tax with respect thereto.

“Test Period” shall mean each period of four consecutive fiscal quarters of Lead Borrower (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered or, other than in the case of Section 10.11, are otherwise internally available; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder or, other than in the case of Section 10.11, are otherwise internally available, “Test Period” shall mean the four consecutive fiscal quarters of Lead Borrower for which financial statements have been delivered pursuant to Section 6.11.

“Threshold Amount” shall mean $45,000,000.

“Trademark Security Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Transaction” shall mean, collectively, (i) the consummation of the Closing Date Refinancing and, at the election of Lead Borrower, the repayment, replacement or refinancing of other Indebtedness of the Lead Borrower and its Subsidiaries (including the HTA Targets and their respective Subsidiaries) consisting of bank guarantees and letters of credit that are otherwise permitted to remain outstanding, (ii) the entering into of the Credit Documents and the incurrence of the Loans on the Closing Date, if any, (iii) the consummation of the Acquisition pursuant to the terms of the Acquisition Agreement, (iv) entering into the First Lien Term Loan Credit Agreement and the initial borrowings thereunder on the Closing Date, (v) entering into the Second Lien Term Loan Credit Agreement and the initial borrowings thereunder on the Closing Date, and (vi) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums, commissions and expenses payable by Holdings, Lead Borrower and its Subsidiaries in connection with the transactions described in clauses (i) through (vi) of the definition of “Transaction.”

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBO Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unaudited Financial Statements” shall have the meaning provided in Section 6.11.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of Lead Borrower listed on Schedule 1.01(B), except to the extent redesignated as a Restricted Subsidiary in accordance with Section 9.16, (ii)  any other Subsidiary of Lead Borrower designated by the board of directors of Lead Borrower as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16 and (iii) any Subsidiary of an Unrestricted Subsidiary pursuant to the foregoing clause (i) or (ii).

“Unused Line Fee” shall have the meaning provided in Section 2.05(a).

“Unused Line Fee Rate” shall mean (a) initially, 0.375% per annum and (b) from and after the first full fiscal quarter completed after the Closing Date, determined as of each Adjustment Date by reference to the following grid on a per annum basis based on the Average Usage during the fiscal quarter immediately preceding such Adjustment Date:

Average Usage	Unused Line Fee Rate
< 50%	0.375%
≥ 50%	0.250%

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.01(c).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Lead Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02Terms Generally and Certain Interpretive Provisions.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require.  All references herein to Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full of the Obligations or the Obligations having been repaid in full, or words of similar import, shall mean (i) the payment or repayment in full in cash of all such Obligations (other than (x) LC Exposure of the type described in clause (a) of the definition thereof, (y) contingent indemnification Obligations for which no claim has been asserted and (z) Secured Bank Product Obligations), (ii) the receipt by the Administrative Agent of Cash Collateral in order to secure (x) contingent indemnification and reimbursement Obligations for which a claim has been asserted, and (y) LC Exposure of the type described in clause (b) of the definition thereof, and (iii) the termination of all of the Commitments of the Lenders.

Section 1.03Limited Condition Transactions.  Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction (other than (a) the making by any Lender or Issuing Bank, as applicable, of any Credit Extension unless otherwise agreed by such Lender or Issuing Bank and (b) determining Availability for purposes of the Payment Conditions or Distribution Conditions, other than with respect to any Limited Condition Transaction that is to be financed solely with proceeds of newly committed financing not constituting Commitments hereunder), for purposes of:

(i)determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio and Consolidated Total Net Leverage Ratio;

(ii)testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets); or

(iii)determining other compliance with this Agreement (including the determination that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of Lead Borrower (Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), Lead Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.  For the avoidance of doubt, if Lead Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with  as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Lead Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations.  If Lead Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Lead Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.04Classification and Reclassification.  It is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), respectively, but may instead be permitted in part under any combination thereof (it being understood that Lead Borrower may utilize amounts under any category that is subject to any financial ratio or test, including the Consolidated Total Net Leverage Ratio, Payment Conditions or Distribution Conditions, prior to amounts under any other category). For purposes of determining compliance at any time with Sections 10.01 and 10.04, in the event that any Lien or Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 10.01 and 10.04, Lead Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

ARTICLE 2

Amount and Terms of Credit

Section 2.01The Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (i) such Lender’s Revolving Commitment, and (ii) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect.  Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.  All Borrowers shall be jointly and severally liable as Borrowers for all Loans regardless of which Borrower receives the proceeds thereof.  Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (A) affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (B) excuse or relieve any Lender of its Commitment to make any such Loan to the extent not so made by such branch or Affiliate or (C) cause the Borrowers to pay additional amounts pursuant to Section 3.01.

Section 2.02Loans.

(a)Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 and (B) in the case of LIBO Rate Loans, an integral multiple of $250,000 and not less than $1,000,000, or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b)Subject to Section 3.01, each Borrowing shall be comprised entirely of Base Rate Loans or LIBO Rate Loans as Lead Borrower may request pursuant to Section 2.03. Borrowings of more than one Type may be outstanding at the same time; provided further that Lead Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Borrowings of LIBO Rate Loans outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the requested date of such Borrowing by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate, by not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to the Designated Account (or such other deposit account of Lead Borrower specified in the applicable Notice of Borrowing) on the requested date of such Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)Notwithstanding any other provision of this Agreement, Lead Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f)If the Issuing Bank shall not have received from Lead Borrower the payment required to be made by Section 2.13(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Lead Borrower pursuant to Section 2.13(e) prior to the time that any Revolving Lender makes any payment pursuant to this clause (f), and any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear.  If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Lead Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this clause (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Lead Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.

Section 2.03Borrowing Procedure.  To request a Revolving Borrowing, Lead Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or telephone (promptly confirmed by telecopy or electronic transmission) (i) in the case of a Borrowing of LIBO Rate Loans, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing of Base Rate Loans (other than Swingline Loans), not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing.  Notwithstanding the foregoing, if Lead Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration, or less than one month in duration with the consent of the Administrative Agent, in each case as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days before the date of the proposed Borrowing having an Interest Period other than one, two, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to each applicable Lender whose consent is required with a relevant Revolving Commitment of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the proposed date of such Borrowing having an Interest Period other than one, two, three or six months in duration, the Administrative Agent shall notify Lead Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by such Lenders or the Administrative Agent, as applicable.  Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 2.09, 3.01 and 3.05, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing, appropriately completed and signed by Lead Borrower.  Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(a)the aggregate amount of such Borrowing;

(b)the date of such Borrowing, which shall be a Business Day;

(c)whether such Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of LIBO Rate Loans;

(d)in the case of a Borrowing of LIBO Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans.  If no Interest Period is specified with respect to any requested Borrowing of LIBO Rate Loans, then Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04Evidence of Debt; Repayment of Loans.

(a)Each Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  Lead Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  Lead Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d)The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms; provided, further, for the avoidance of doubt, to the extent any conflict arises between the accounts maintained pursuant to clause (b)

above and clause (c) above, the accounts maintained by the Administrative Agent pursuant to clause (c) above shall control.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable.

Section 2.05Fees.

(a)Unused Line Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolving Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit during any fiscal quarter (such fee, the “Unused Line Fee”).  Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the first day of each quarter, commencing on or about April 1, 2018.

(b)Administrative Agent Fees.  The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Lead Borrower and the Administrative Agent.

(c)LC and Fronting Fees.  The Borrowers jointly and severally agree to pay (i) to the Administrative Agent for the account of each applicable Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on LIBO Rate Loans pursuant to Section 2.06, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among Lead Borrower and the Issuing Bank from time to time.  LC Participation Fees and Fronting Fees shall be payable on the first day of the quarter, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request).  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after written demand (together with backup documentation supporting such reimbursement request).  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to the Issuing Bank.  Once paid, none of the fees shall be refundable under any circumstances.

Section 2.06Interest on Loans.

(a)Subject to the provisions of Section 2.06(c), the Loans comprising each Borrowing of Base Rate Loans, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b)Subject to the provisions of Section 2.06(c), the Loans comprising each Borrowing of LIBO Rate Loans shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)Upon the occurrence and during the continuance of any Event of Default under Section 11.01 or Section 11.05, (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan, shall bear interest at a rate per annum equal to (i) for Base Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, (ii) for LIBO Rate Revolving Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for LIBO Rate Revolving Loans plus the LIBO Rate and (y) overdue Fees shall bear interest at a rate per annum equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(d)Accrued interest on each Loan shall be payable in arrears (i) in the case of Base Rate Loans, on each Adjustment Date, commencing with April 1, 2018, for such Base Rate Loans, (ii) in the case of LIBO Rate Loans, at the end of the current Interest Period therefor and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (x) interest accrued pursuant to clause (c) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date, at the end of the current Interest Period and upon termination of the Revolving Commitments, as applicable, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 365/366 days, except that interest computed by reference to the LIBO Rate (other than Base Rate Loans determined by reference to the LIBO Rate) shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07Termination and Reduction of Commitments.

(a)The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Maturity Date.

(b)Lead Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Aggregate Exposures would exceed the Aggregate Commitments.

(c)Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least two Business Days (or such shorter period to which the Administrative Agent may consent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each such notice shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations or other contingent transaction, such notice shall not be irrevocable until such refinancing is closed and funded or other contingent transaction has been consummated.  Any effectuated termination or reduction of the Aggregate Commitments shall be permanent.  Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.08Interest Elections.

(a)Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of LIBO Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, Lead Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of LIBO Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08.  Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Lead Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten (10) Borrowings of LIBO Rate Loans outstanding hereunder at any one time.  This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.

(b)To make an election pursuant to this Section 2.08, Lead Borrower shall notify the Administrative Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if Lead Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05.  Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-2, unless otherwise agreed to by the Administrative Agent and Lead Borrower.

(c)Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of LIBO Rate Loans; and

(iv)if the resulting Borrowing is a Borrowing of LIBO Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Notice of Conversion/Continuation requests a Borrowing of LIBO Rate Loans but does not specify an Interest Period, then Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If a Notice of Conversion/Continuation with respect to a Borrowing of LIBO Rate Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Lead Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of LIBO Rate Loans and (ii) unless repaid, each Borrowing of LIBO Rate Loans shall be converted to a Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto.

Section 2.09Optional and Mandatory Prepayments of Loans.

(a)Optional Prepayments.  Lead Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (subject to Section 3.02), any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b)Revolving Loan Prepayments.

(i)In the event of the termination of all the Revolving Commitments, Lead Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.13(j).

(ii)In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify Lead Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the Line Cap then in effect, after giving effect to such reduction, then Lead Borrower shall, on the date of such reduction (or, if such reduction is due to the imposition of new Reserves or a change in the methodology of calculating existing Reserves, within five Business Days following such notice), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iii)In the event that the Aggregate Exposures at any time exceeds the Line Cap then in effect, Lead Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves or a change in the methodology of calculating existing Reserves, or change in eligibility criteria or standards, within five Business Days following notice from the Administrative Agent), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(b)(iii).  Lead Borrower shall, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iv)In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Lead Borrower shall, immediately after demand, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(v)In the event the Administrative Agent delivers a Liquidity Notice to any bank or other depository at which any Deposit Account is maintained directing such bank or other depository to remit all funds in such Deposit Account to the Dominion Account, the Administrative Agent may apply any funds from time to time on deposit in the Dominion Account first, to repay or prepay all Swingline Loans and any interest accrued thereon, and second, repay or prepay Revolving Borrowings, with any amounts remaining after such application being deposited into the Designated Account.

(c)Application of Prepayments.

(i)Prior to any optional or mandatory prepayment of Borrowings hereunder, Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to clause (i) of this Section 2.09(c).  Except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows:  first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on the Borrowers’ Swingline Loans; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01; fifth, to the principal balance of the Revolving Loans until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to Lead Borrower or to such party as otherwise required by law.

(ii)Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans.  Any amounts remaining after each such application shall be applied to prepay LIBO Rate Loans.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of Lead Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of LIBO Rate Loans on the last day of the then next-expiring Interest Period for LIBO Rate Loans (with all interest accruing thereon for the account of the applicable Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10.  Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d)Notice of Optional Prepayment.  Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any optional prepayment hereunder (i) in the case of prepayment of a Borrowing of LIBO Rate Loans, not later than 1:00 p.m., New York City time, three Business Days (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Base Rate Loans, not later than 4:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 4:00 p.m., New York City time, on the date of prepayment.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid.  Each notice of prepayment pursuant to this Section shall be irrevocable, except that Lead Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur, and, provided that (i) Lead Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such recovation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement).  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.

(a)Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time (or, in connection with any prepayment of all outstanding Loans and the termination of all Commitments, such later time on the specified date as the Administrative Agent may agree)), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Credit Document shall be made in U.S. Dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.11 hereof, as applicable, ratably among the parties entitled thereto.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Lead Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Lead Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Credit Parties rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Credit Party in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Lead Borrower will not make such payment, the Administrative Agent may assume that Lead Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Lead Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11Defaulting Lenders.

(a)Reallocation of Pro Rata Share; Amendments.  For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except as provided in Section 13.12.

(b)Payments; Fees.  The Administrative Agent may, in its discretion, receive and retain any amounts required to be paid to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Creditors have been paid in full.  The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrowers hereunder.  A Lender shall not be entitled to receive (and no Borrower shall be obligated to pay) any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a).  To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other

Lenders, LC Participation Fees attributable to such LC Obligations under Section 2.05(c) shall be paid to such other Lenders.  The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c)Cure.  Lead Borrower, Administrative Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender.  At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares.  Unless expressly agreed by Lead Borrower, Administrative Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

Section 2.12Swingline Loans.

(a)Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to the Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the Aggregate Exposures exceeding the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans.

(b)Swingline Loans.  To request a Swingline Loan, Lead Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Lead Borrower.  The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the Designated Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.  Lead Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing.  Swingline Loans shall be made in minimum amounts of $100,000.

(c)Prepayment.  Lead Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s administrative questionnaire.  All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d)Participations.  The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving

Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Lead Borrower (or other party on behalf of Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(e)If  a Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on such Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.

Section 2.13Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, Lead Borrower may request the issuance of Letters of Credit for Lead Borrower’s account or the account of a Subsidiary of Lead Borrower in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Lead Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary).  All Existing Letters of Credit shall be deemed, without further action by any party hereto, to have been issued on the Closing Date pursuant to this Agreement, and the Lenders shall thereupon acquire participations in the Existing Letters of Credit as if so issued without further action by any party hereto, to be acquired by the Lenders hereto.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Lead Borrower to, or entered into by Lead Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Lead Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) a LC Request to the Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the Issuing Bank).  A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:  (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (vii) such other matters as the Issuing Bank may reasonably require.  A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the Issuing Bank may reasonably require.  If requested by the Issuing Bank, Lead Borrower also shall submit a letter of credit application substantially on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Lead Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x) that), after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure shall not exceed $35,000,000, (B) the total Revolving Exposures shall not exceed the lesser of (1) the total Revolving Commitments and (2) the Borrowing Base then in effect and (C) if a Defaulting Lender exists, either such Lender or Lead Borrower has entered into arrangements reasonably satisfactory to the Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender).  Unless the Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than U.S. Dollars.

(c)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, unless Cash Collateralized (in which case the expiry may extend no longer than twelve months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date.  Each Letter of Credit may, upon the request of Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Lead Borrower on the date due as provided in clause (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Lead Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day after receiving notice from the Issuing Bank of such LC Disbursement; provided that, whether or not Lead Borrower submits a Notice of Borrowing, Lead Borrower shall be deemed to have requested (except to the extent Lead Borrower makes payment to reimburse such LC Disbursement when due) a Borrowing of Base Rate Loans in an amount necessary to reimburse such LC Disbursement.  If Lead Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Lead Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from Lead Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Lead Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute.

(i)Subject to the limitations set forth below, the obligation of Lead Borrower to reimburse LC Disbursements as provided in clause (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, set-off, defense or other right which Lead Borrower may have at any time against a beneficiary of any Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of set-off against, the obligations of Lead Borrower hereunder; provided that Lead Borrower shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction).  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Lead Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Lead Borrower to the extent permitted by applicable law) suffered by Lead Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii)The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Lead Borrower or other Person of any obligations under any LC Document.  The Issuing Bank does not make to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Credit Party.  The Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(iii)No Issuing Bank or any of its Affiliates or any of its or their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by court of competent jurisdiction in a final nonappealable judgment.  The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.

(g)Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Lead Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h)Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Lead Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Lead Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if Lead Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.13, then Section 2.06(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.13 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Lead Borrower.  The Issuing Bank may be replaced at any time by agreement between Lead Borrower and the Administrative Agent.  One or more Lenders may be appointed as additional Issuing Banks in accordance with clause (k) below.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Lead Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Lead Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j)Cash Collateralization.

(i)If any Event of Default under Section 11.01 or Section 11.05 shall occur and be continuing, on the Business Day after Lead Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, Lead Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 102% of the LC Exposure as of such date.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Lead Borrower under this Agreement, but shall be immediately released and returned to Lead Borrower (in no event later than two (2) Business Days) once all such Events of Default are cured or waived.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of Lead Borrower and at Lead Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Lead Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Lead Borrower.

(ii)Lead Borrower shall, on demand by the Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.

(k)Additional Issuing Banks.  Lead Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this clause (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l)The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m)The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n)LC Collateral Account.

(i)The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted deposit account designated “Lead Borrower LC Collateral Account.”  Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.

(ii)The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided.  Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.  All funds in “Lead Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).

(o)Extended Commitments.  If a Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(j).  Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of such Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before such Maturity Date.

Section 2.14Settlement Amongst Lenders.

(a)The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of Lead Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Section 7 have been satisfied.  Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender.  If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day.  The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(b)The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c)The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans to the Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

Section 2.15Revolving Commitment Increase.

(a)Subject to the terms and conditions set forth herein, after the Closing Date, Lead Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments (a “Revolving Commitment Increase”) in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) the excess of the Borrowing Base at such time over the Aggregate Commitments at such time; provided that (a) Lead Borrower shall only be permitted to effect five Revolving Commitment Increases during the term of this Agreement and (b) any Revolving Commitment Increase shall be in a minimum amount of $10,000,000 or, if less than $10,000,000 is available, the amount left available (but in any event no less than $5,000,000).

(b)Each notice submitted pursuant to this Section 2.15 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify the amount of the increase in the Revolving Commitments being requested.  Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of Lead Borrower) promptly notify the Lenders selected by Lead Borrower to provide all or a portion of the Revolving Commitment Increase (it being understood that Lead Borrower shall have no obligation to seek or accept a Revolving Commitment Increase from any existing Lenders) and each such Lender may (subject to Lead Borrower’s consent) have the right to elect to have its Revolving Commitment increased by such portion of the requested increase in Revolving Commitments as agreed with Lead Borrower; provided that (i) each such Lender may decline, in its sole discretion, to have its Revolving Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Commitment unless it so agrees, (ii) if commitments from additional financial institutions are required by Lead Borrower in connection with the Revolving Commitment Increase, any Person or Persons selected by Lead Borrower and providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned), if such consent would be required pursuant to the definition of Eligible Transferee and (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase.  In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions:  (1) subject to Section 1.03, no Event of Default shall have occurred and be continuing or would exist after giving effect thereto; (2) subject to Section 1.03, the representations and warranties under Section 8 shall be true in all material respects and (3) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to Lead Borrower, the Administrative Agent, and the Increase Loan Lenders.

(c)On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding Revolving Loans among the Lenders that will reflect the adjustments to the Revolving Commitments of the Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Credit Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date and (iii) Schedule 2.01(a) shall be deemed modified to reflect the revised Revolving Commitments of the affected Lenders.

(d)The terms and provisions of the Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments (other than (A) any terms and provisions that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (B) subject to clause (i) below, the maturity date and (C) arranger, upfront fees and other similar fees) and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans.  Without limiting the generality of the foregoing, (i) in no event shall the final maturity date of any Revolving Loans under a Revolving Commitment Increase at the time of establishment thereof be earlier than the Latest Maturity Date that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (ii) the Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (iii)  the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (iv) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolving Loans, (v) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans, (vi) after giving effect to such Revolving Commitment Increases, the Pro Rata Percentage of the Revolving Commitments of each Lender may be adjusted to give effect to the total Revolving Commitment as increased by such Revolving Commitment Increase, and (vii) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans.  Each joinder agreement and any amendment to any Credit Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Commitment Amendment”) and the other Credit Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and Lead Borrower, to effect the provisions of this Section 2.15.

Section 2.16Lead Borrower.  Each Borrower hereby designates Lead Borrower as its representative and agent for all purposes under the Credit Documents, including requests for Revolving Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Bank or any Lender.  Lead Borrower hereby accepts such appointment.  The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Lead Borrower on behalf of any Borrower.  The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to Lead Borrower on behalf of such Borrower.  Each of the Administrative Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with Lead Borrower for any or all purposes under the Credit Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Lead Borrower shall be binding upon and enforceable against it.

Section 2.17Overadvances.  If the aggregate Revolving Loans outstanding exceed the Line Cap (an “Overadvance”) at any time, the excess amount shall be payable by the Borrowers on demand (or, if such Overadvance is due to the imposition of new Reserves or a change in the methodology of calculating existing Reserves, or change in eligibility criteria or standards, within three Business Days following notice from the Administrative Agent) by the Administrative Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents.  The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Borrowing Base, (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days.  In no event shall Overadvance Loans be required that would cause the aggregate outstanding Revolving Loans and LC Obligations to exceed the aggregate Revolving Commitments.  The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default.  In no event shall any Borrower or other Credit Party be permitted to require any Overadvance Loan to be made.

Section 2.18Protective Advances.  The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with Lead Borrower, at any time, to make Base Rate Loans (“Protective Advances”) (a) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (b) to pay any other amounts chargeable to Credit Parties under any Credit Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolving Loans and LC Obligations shall not exceed the aggregate Revolving Commitments.  Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage.  Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent.  Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.  The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.

Section 2.19Extended Loans.

(a)Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, Lead Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the then-existing Revolving Loans (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.19.  In order to establish any Extended Revolving Loans, Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) have the same terms as the Existing Revolving Loans from which such Extended Revolving Loans are to be converted, except that:  (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Initial Maturity Date; (ii) the effective yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the effective yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Loans hereunder that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans) and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding.  Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans.

(b)With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.12(e) and 2.13(o), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Share of the Aggregate Commitments (and, except as provided in Sections 2.12(e) and 2.13(o), without giving effect to changes thereto on such Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).

(c)Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days  prior to the date on which Lenders under the Existing Revolving Loans, are requested to respond, and shall agree to such procedures, if any, as may be established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.  No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request.  Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent).  Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request.  In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, Lead Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.

(d)Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.19(a) above (but which shall not require the consent of any other Lender).  The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.

(e)With respect to any Extension Amendment consummated by a Borrower pursuant to this Section 2.19, (i) such Extension Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments, if the aggregate amount extended is less than (A) the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans) (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after such Latest Maturity Date), and, if applicable, the Borrowers shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 102% of the stated amount of such Letters of Credit, or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to such Latest Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment which would be in effect after such Latest Maturity Date), and, if applicable, the Borrowers shall prepay any outstanding Swingline Loans.  The Administrative Agent and the Lenders hereby consent to each Extension Amendment and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement or any other Credit Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f)Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19, and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

ARTICLE 3

Yield Protection, Illegality and Replacement of Lenders

Section 3.01Increased Costs, Illegality, etc.

(a)In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”;

(ii)at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBO Rate Loan because of any Change in Law; or

(iii)at any time, if the making or continuance of any LIBO Rate Loan has been made (x) unlawful by any Change in Law, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to Lead Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBO Rate Loans shall no longer be available until such time as the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by Lead Borrower with respect to LIBO Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, each Borrower, jointly and severally, agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to Lead Borrower by such Lender and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b)At any time that any LIBO Rate Loan is affected by the circumstances described in Section 3.01(a)(ii), Lead Borrower may, and in the case of a LIBO Rate Loan affected by the circumstances described in Section 3.01(a)(iii), Lead Borrower shall, either (x) if the affected LIBO Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that Lead Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 3.01(a)(ii) or (iii) or (y) if the affected LIBO Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBO Rate Loan into a Base Rate Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c)If any Lender determines that after the Closing Date any Change in Law, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then each Borrower, jointly and severally, agrees to pay to such Lender, upon its written demand therefor, such additional documented amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 3.01(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to Lead Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

Notwithstanding the above, a Lender will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 3.01 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time.

Section 3.02Compensation.  Each Borrower, jointly and severally, agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation; it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information, or (ii) any other information, to the extent prohibited by any Requirement of Law), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Loans but excluding loss of anticipated profits and excluding the impact of the second proviso of the definition of “LIBO Rate”) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the applicable Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBO Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Loans is not made on any date specified in a notice of termination or reduction given by Lead Borrower; or (iv) as a consequence of (x) any other default by any Borrower to repay its LIBO Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 3.01(b).

Section 3.03Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.01 with respect to such Lender, it will, if requested by Lead Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01 and 5.01.

Section 3.04Replacement of Lenders.  (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.01 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), Lead Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among Lead Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04.  Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender.  In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, each Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of such Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

Section 3.05Inability to Determine Rates.  If the Required Lenders determine in good faith that for any reason (a) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Lead Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of LIBO Rate Loans in the amount specified therein.

Section 3.06LIBOR Successor Rate.

(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Lead Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Lead Borrower) that Lead Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable,  the Administrative Agent and Lead Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) , giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b)If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify Lead Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected LIBO Rate Term Loans or Interest Periods), and (y) the LIBO Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing for a Borrowing of, and any pending Notice of Continuation/Conversion for a conversion to or continuation of LIBO Rate Term Loans (to the extent of the affected LIBO Rate Term Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Term Loans (subject to the foregoing clause (y)) in the amount specified therein.

(c)Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

ARTICLE 4

[Reserved]

ARTICLE 5

Taxes

Section 5.01Net Payments.

(a)All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law.  If any Taxes are required to be withheld or deducted from such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.01), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.  The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment by any of them of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the applicable Credit Party.  The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 5.01) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any Other Taxes, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Lead Borrower and the Administrative Agent, at the time or times reasonably requested by Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Lead Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax.  In addition, each Lender shall deliver to Lead Borrower and the Administrative Agent, at the time or times reasonably requested by Lead Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by Lead Borrower or the Administrative Agent as will enable Lead Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements.  Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 5.01(c)) expired, obsolete or inaccurate in any respect, deliver promptly to Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Lead Borrower or the Administrative Agent) or promptly notify Lead Borrower and the Administrative Agent in writing of its inability to do so.

(c)Without limiting the generality of the foregoing:  (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to Lead Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 3.04 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments of interest to be made under this Agreement and under any Note; or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.01(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption), the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owners; (y) Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to Lead Borrower and the Administrative Agent, at the times specified in Section 5.01(b), two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States backup withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Lead Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by Lead Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Lead Borrower or the Administrative Agent as may be necessary for Lead Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment.  Solely for purposes of this Section 5.01(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.

Each Lender authorizes the Administrative Agent to deliver to Lead Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 5.01(b) or this Section 5.01(c).  Notwithstanding any other provision of this Section 5.01, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d)If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.01(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.01(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.01(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.01(d) to the extent that such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  Nothing in this Section 5.01(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(e)For the avoidance of doubt, for purposes of this Section 5.01, the term “Lender” shall include any Issuing Bank.

ARTICLE 6

Conditions Precedent to Credit Extensions on the Closing Date

The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived.

Section 6.01Revolving Credit Agreement.  On or prior to the Closing Date, Holdings and the Borrowers shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.

Section 6.02[Reserved].

Section 6.03Opinions of Counsel.  On the Closing Date, the Administrative Agent shall have received an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent from each of (i) Willkie Farr & Gallagher LLP, special counsel to the Credit Parties, (ii) Foulston Siefkin LLP, Kansas counsel to the Credit Parties, (iii) Parker, Hudson, Rainer & Dobbs LLP, Georgia counsel to the Credit Parties.

Section 6.04Corporate Documents; Proceedings, etc.

(a)On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Secretary or Assistant Secretary of such Credit Party, and attested to by a Responsible Officer of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in customary form.

(b)The Administrative Agent shall have received good standing certificates and bring-down letters or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested.

Section 6.05Acquisition; Refinancing.

(a)The Acquisition shall be consummated substantially concurrently with the initial funding of the Loans (or the effectiveness of this Agreement, to the extent no Loans are funded on the Closing Date) in accordance in all material respects with the Acquisition Agreement without waivers or amendments thereof that are materially adverse, when taken as a whole, to the interests of the Agents and their Affiliates that are Lenders on the Closing Date unless consented to by the Agents (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (w) no reduction in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such reduction is applied pro rata to reduce the commitments under the First Lien Term Loan Credit Agreement and/or the Second Lien Term Loan Credit Agreement, in each case, as of the Closing Date, (x) no increase in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such increase is funded solely by equity investments (in the form of (x) common equity, (y) equity on terms substantially consistent with the Sponsor’s existing equity investment in any Parent Company of Holdings (as such terms may be amended or modified in a manner that is not (when taken as a whole) materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date) or (z) other equity on terms reasonably satisfactory to the Agents), (y) no modification to the purchase price as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of February 3, 2018 shall constitute a reduction or increase in the purchase price and (z) the Agents shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days of receipt of written notice of such waiver or amendment.

(b)The Company and its Subsidiaries shall have satisfied and discharged, or substantially concurrently with the initial funding of the Loans (or the effectiveness of this Agreement to the extent no Loans are funded on the Closing Date) will satisfy and discharge (with all liens and guarantees terminated), all Indebtedness to be satisfied and discharged in connection with the Closing Date Refinancing.

Section 6.06[Reserved].

Section 6.07Intercreditor Agreement.  On the Closing Date, each Credit Party shall have executed and delivered an acknowledgment to the Intercreditor Agreement.

Section 6.08[Reserved].

Section 6.09Security Agreement.  On the Closing Date, each Credit Party shall have executed and delivered the Security Agreement substantially in the form of Exhibit G covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:

(i)proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC and filings with the United States Patent and Trademark Office and United States Copyright Office or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

(ii)all of the Pledged Collateral, if any, referred to in the Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities;

(iii)certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrowers or any other Credit Party as debtor and that are filed in the jurisdictions referred to in the Perfection Certificate, together with copies of such financing statements; and

(iv)an executed Perfection Certificate;

provided that to the extent any Collateral is not able to be provided and/or perfected on the Closing Date after the use by Holdings, the Borrowers and the Subsidiary Guarantors of commercially reasonable efforts without undue burden or expense, the provisions of this Section 6.09 shall be deemed to have been satisfied and the Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 9.13 if, and only if, each Credit Party shall have executed and delivered the Security Agreement and the Collateral Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement or possession of certificated securities of Wholly-Owned Domestic Subsidiaries (to the extent required by the Security Agreement) that, in the case of any such certificated securities with respect to any Equity Interests of the HTA Targets or their respective Subsidiaries, have been received from the Sellers (as defined in the Acquisition Agreement) or the agent in respect of any Indebtedness of the HTA Targets or their respective Subsidiaries that is subject to the Closing Date Refinancing, it being understood that the requirements of Section 6.09(ii) shall not apply to any certificated securities that were previously delivered to Bank of America, in its capacity as the agent in respect of Indebtedness of Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) that is subject to the Closing Date Refinancing.

Section 6.10Guaranty Agreement.  On the Closing Date, each Guarantor shall have executed and delivered the Guaranty Agreement substantially in the form of Exhibit H (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Guaranty Agreement”).

Section 6.11Financial Statements; Pro Forma Balance Sheets; Projections.  On or prior to the Closing Date, the Agents and their Affiliates that are Lenders on the Closing Date shall have received (a)(i) the audited consolidated balance sheet of the HTA Targets and their respective Subsidiaries for each of the three most recent years ending at least 90 days prior to the Closing Date and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the HTA Targets and their respective Subsidiaries and (ii) the audited consolidated balance sheet of Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) for each of the three most recent years ending at least 90 days prior to the Closing Date and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) (collectively, the “Audited Financial Statements”), (b)(i) the unaudited consolidated balance sheet of the HTA Targets and their respective Subsidiaries for each fiscal quarter ending after the date of the most recent balance sheet delivered pursuant to clause (a)(i) and at least 45 days prior to the Closing Date (or, in the case of any fiscal quarter that is the fourth fiscal quarter of the fiscal year of the HTA Target and their respective Subsidiaries, at least 90 days prior to the Closing Date) and (ii) the unaudited consolidated balance sheet of Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) for each fiscal quarter ending after the date of the most recent balance sheet delivered pursuant to clause (a)(ii) and at least 45 days prior to the Closing Date (or, in the case of any fiscal quarter that is the fourth fiscal quarter of the fiscal year of Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition), at least 90 days prior to the Closing Date) (the date of the last such applicable fiscal year or fiscal quarter, as applicable, the “Financial Statements Date”) and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) for the portion of the fiscal year then ended (the “Unaudited Financial Statements”), (c) a pro forma consolidated balance sheet for the Borrower prepared as of the Financial Statements Date and a pro forma statement of comprehensive income for the four-quarter period ending on the Financial Statements Date, prepared so as to give effect to the Transaction as if the Transaction had occurred on such date (in the case of such balance sheet) or as if the Transaction had occurred at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, or include adjustments for purchase accounting, and (d) forecasts of the financial performance of Holdings and its restricted subsidiaries on a quarterly basis for the 2018 fiscal year and an annual basis thereafter through the fiscal year ending in 2024. The financial statements referred to in clauses (a) and (b) shall be prepared in accordance with U.S. GAAP subject in the case of the Unaudited Financial Statements to changes resulting from audit and normal year-end audit adjustments and to the absence of certain footnotes.

Section 6.12Solvency Certificate.  On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of Lead Borrower substantially in the form of Exhibit I.

Section 6.13Fees, etc.  On the Closing Date, the Borrowers shall have paid to the Agents and their Affiliates that are Lenders on the Closing Date all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender on the Closing Date that have been separately agreed and are payable in respect of the Transaction to the extent then due.

Section 6.14Representations and Warranties.  The Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and the Specified Representations shall be true and correct in all material respects on the Closing Date (in each case, any representation or warranty that is qualified as to “materiality” or similar language shall be true and correct in all respects on the Closing Date); provided that any “Material Adverse Effect” or similar qualifier in any such Specified Representation as it relates to the HTA Targets and their Subsidiaries shall, for purposes of this Section 6.14, be deemed to refer to a “Closing Date Material Adverse Effect.”

Section 6.15Patriot Act.  The Agents shall have received from the Credit Parties, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing by the Agents at least 10 Business Days prior to the Closing Date.

Section 6.16Notice of Borrowing. Prior to the making of a Revolving Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

Section 6.17Officer’s Certificate.  On the Closing Date, Lead Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Lead Borrower certifying as to the satisfaction of the conditions in Section 6.05(a), Section 6.14 and Section 6.18.

Section 6.18Material Adverse Effect.  Since February 3, 2018, there shall not have occurred any change, event or development that, individually or in the aggregate, has had and continues to have or is reasonably expected to have a Closing Date Material Adverse Effect.

Section 6.19Borrowing Base Certificate.  Lead Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate (which, for the avoidance of doubt, may state that the Borrowing Base is deemed to be equal to the Closing Date Borrowing Base).

Section 6.20Availability.  Availability on the Closing Date shall not be less than the amount of any proposed Borrowing on the Closing Date.

ARTICLE 7

Conditions Precedent to All Credit Extensions after the Closing Date

The obligation of each Lender and each Issuing Bank to make any Credit Extension after the Closing Date shall be subject to the satisfaction or waiver of the conditions set forth below:

Section 7.01Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Revolving Loans are being requested or, in the case of the issuance, amendment increasing the face amount thereof, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit meeting the requirements of Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan meeting the requirements of Section 2.12(b).

Section 7.02Availability.  Availability on the proposed date of such Borrowing shall not be less than the amount of such Borrowing.

Section 7.03No Default.  No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

Section 7.04Representations and Warranties.  Each of the representations and warranties made by any Credit Party set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

ARTICLE 8

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrowers (and, solely with respect to Sections 8.01, 8.02, 8.03, 8.04, and 8.16 with respect to itself, Holdings), makes the following representations and warranties (limited, on the Closing Date, to the Specified Representations), in each case after giving effect to the Transaction.

Section 8.01Organizational Status.  Each of Holdings, Lead Borrower and each of the Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company, unlimited liability company or other applicable business entity, as the case may be, in good standing  (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, (ii) has the requisite corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 8.02Power and Authority; Enforceability.  Each Credit Party has the corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or other applicable business entity action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 8.03No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, in each case, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

Section 8.04Approvals.  Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

Section 8.05Financial Statements; Financial Condition; Projections.

(a)(i)  The balance sheets included in the Audited Financial Statements as of the fiscal year ended December 31, 2016 and the related consolidated statements of income, cash flows and retained earnings included in the Audited Financial Statements for the fiscal year ended December 31, 2016, present fairly in all material respects the consolidated financial position of (x) the HTA Targets and their respective Subsidiaries, with respect to such Audited Financial Statements of the HTA Targets, and (y) Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) with respect to such Audited Financial Statements of Lead Borrower, in each case, at the dates of such balance sheets and the consolidated results of operations of the HTA Targets or Lead Borrower, as applicable, for the periods covered thereby. All of the foregoing historical financial statements have been audited by independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied.

(ii)[Reserved].

(iii)The pro forma consolidated balance sheet of Lead Borrower furnished to the Lenders pursuant to clause (c) of Section 6.11 has been prepared as of September 30, 2017 as if the Transaction and the financing therefor had occurred on such date.  The pro forma consolidated income statement of Lead Borrower furnished to the Lenders pursuant to clause (c) of Section 6.11 has been prepared for the four fiscal quarters ended September 30, 2017, as if the Transaction and the financing therefor had occurred on the first day of such four-quarter period.

(b)On the Closing Date, Lead Borrower and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transaction.

(c)The Projections have been prepared in good faith and are based on assumptions that were believed by Lead Borrower to be reasonable at the time delivered to the Administrative Agent (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Restricted Subsidiaries, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material).

(d)Since the Closing Date there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.06Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 8.07True and Complete Disclosure.  All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above)) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

Section 8.08Use of Proceeds; Margin Regulations.

(a)All proceeds of the Loans incurred on the Closing Date will be used by the Borrowers (i) to fund certain Transaction Costs payable by the Borrowers in connection with the syndication of the First Lien Term Loans and Second Lien Term Loans, (ii) to replace, backstop or cash collateralize any existing letters of credit or surety bonds for the account of the Acquired Business, and (iii) for ordinary course working capital needs as of the Closing Date.

(b)All proceeds of the Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Dividends and any other purpose not prohibited hereunder.

(c)No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(d)The Borrowers will not request any Borrowing, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any

Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to Lead Borrower and its Subsidiaries or, to the knowledge of Lead Borrower, any other party hereto.

Section 8.09Tax Returns and Payments.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) Lead Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Lead Borrower and/or any of its Restricted Subsidiaries, (ii) the Returns accurately reflect in all material respects all liability for Taxes of Lead Borrower and its Restricted Subsidiaries for the periods covered thereby, and (iii) Lead Borrower and each of its Restricted Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of Lead Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP.  There is no action, suit, proceeding, audit or claim now pending and, to the knowledge of the Borrowers, there is no action, suit, proceeding, audit, claim threatened in writing by any authority or ongoing investigation by any authority, in each case, regarding any Taxes relating to Lead Borrower or any of its Restricted Subsidiaries that is reasonably likely to be adversely determined, and, if adversely determined, would be reasonably be expected to result in a Material Adverse Effect.

Section 8.10ERISA.

(a)No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.  Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b)There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c)If each of Lead Borrower, each Restricted Subsidiary of Lead Borrower and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d)There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrowers, any Restricted Subsidiary of Lead Borrower or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)Lead Borrower, any Restricted Subsidiary of Lead Borrower and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)Except as would not reasonably be expected to have a Material Adverse Effect:  (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Lead Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

(g)The Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

Section 8.11The Security Documents.  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral (as described in the Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of the New York UCC) with respect to any deposit account, (v) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (vi) the recordation of the Copyright Security Agreement, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

Section 8.12Properties.  All Real Property owned by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12.  Each of Lead Borrower and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

Section 8.13Capitalization.  All outstanding shares of capital stock of the Borrowers have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrowers that may be imposed as a matter of law) and are owned by (i) Holdings, with respect to the shares of Lead Borrower and (ii) a Credit Party, with respect to the shares of any other Borrower.  No Borrower has  outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

Section 8.14Subsidiaries.  On and as of the Closing Date and after giving effect to the consummation of the Transaction, Lead Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14.  Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Lead Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

Section 8.15Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a)Each of Lead Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  The Borrowers will not directly (or knowingly indirectly) use the proceeds of the Revolving Loans to violate or result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b)The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) any Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing, use of proceeds or the Transaction will violate any Anti-Corruption Law or applicable Sanctions.

Section 8.16Investment Company Act.  None of Holdings, Lead Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

Section 8.17[Reserved].

Section 8.18Environmental Matters. Except for any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a)Lead Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws.  To the knowledge of any Credit Party, there are no pending or threatened Environmental Claims against Lead Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries.  There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Lead Borrower or any of its Restricted Subsidiaries, or to the knowledge of any Credit Party, any Real Property currently or formerly owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries that would be reasonably expected (i) to form the basis of an Environmental Claim against Lead Borrower or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Lead Borrower or any  of its Restricted Subsidiaries under any applicable Environmental Law.

(b)To the knowledge of any Credit Party, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.

Section 8.19Labor Relations.  Except as set forth in Schedule 8.19 or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Lead Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, threatened in writing against Lead Borrower or any of its Restricted Subsidiaries, (b) to the knowledge of the Borrowers, there are no questions concerning union representation with respect to Lead Borrower or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Lead Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrowers, no wage and hour department investigation has been made of Lead Borrower or any of its Restricted Subsidiaries.

Section 8.20Intellectual Property.  Each of Lead Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 8.21EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

Section 8.22Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account or an Eligible Due from Agent Account and the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory, in each case, as of the date with respect to which such Borrowing Base Certificate was prepared.

ARTICLE 9

Affirmative Covenants

Lead Borrower and each of the Restricted Subsidiaries hereby covenants and agrees that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Secured Bank Product Obligations) or any Letter of Credit shall remain outstanding (unless Cash Collateralized in an amount equal to 102% of the face amount thereof):

Section 9.01Information Covenants.  Lead Borrower will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders except as otherwise provided below:

(a)Quarterly Financial Statements.  Within 45 days (or 60 days in the case of the first three fiscal quarters ending after the Closing Date for which delivery is required hereunder) after the close of each of the first three quarterly accounting periods in each fiscal year of Lead Borrower, in each case, ending after the Closing Date (i) the consolidated balance sheet of Lead Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of Lead Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Lead Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)Annual Financial Statements.  Within 90 days (or 120 days for each of (i) the fiscal year ending December 31, 2017 (or, in the case of the 2017 HTA Targets Financial Statements, 150 days) and (ii) the first fiscal year ending after the Closing Date) after the close of each fiscal year of Lead Borrower (x) the consolidated balance sheet of Lead Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified, in the case of consolidated financial statements, by Ernst & Young LLP or other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, an upcoming maturity date under this Agreement, the First Lien Term Loan Credit Agreement or the Second Lien Term Loan Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant in this Agreement on a future date or in a future period)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Lead Borrower and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (y) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

It is understood and agreed that with respect to the fiscal year ending December 31, 2017, the annual financial statements required to be furnished pursuant to the immediately preceding paragraph shall be limited to (i) the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries (prior to giving effect to the Acquisition) as of the end of such fiscal year and the related audited consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year (the “2017 ATS Financial Statements”), along with the certifications and management’s discussion and analysis set forth above and (ii) the audited consolidated balance sheet of the HTA Targets and their respective Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, retained earnings and stockholders’ equity and changes in financial position in such fiscal year setting forth comparative figures for the preceding fiscal year (the “2017 HTA Targets Financial Statements”) (for the avoidance of doubt, in the case of this clause (ii), without any certifications or management’s discussion and analysis).

(c)Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above may be satisfied with respect to financial information of Lead Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) Lead Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of Lead Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or Lead Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to Lead Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 9.01(a) (it being understood that such information may be audited at the option of Lead Borrower), such materials are accompanied by a report and opinion of independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion  (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date under this Agreement, the First Lien Term Loan Credit Agreement or the Second Lien Term Loan Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant in this Agreement on a future date or in a future period).

(d)Forecasts.  Within 90 days (or 120 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of Lead Borrower, in each case, ending after the Closing Date, a reasonably detailed annual forecast (including projected statements of income, sources and uses of cash and balance sheets for Lead Borrower and its  Subsidiaries on a consolidated basis), prepared on a quarter-by-quarter basis for such fiscal year and including a discussion of the principal assumptions upon which such forecast is based (it being agreed that such annual forecasts shall not be provided to Public-Siders).

(e)Officer’s Certificates.  At the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of Lead Borrower substantially in the form of Exhibit J, certifying on behalf of Lead Borrower as to matters set forth therein.

(f)Notice of Default, Litigation and Material Adverse Effect.  Promptly after any Responsible Officer of any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under (A) the First Lien Term Loan Credit Agreement or any refinancing thereof, (B) the Second Lien Term Loan Credit Agreement or any refinancing thereof, or (C) First Lien Incremental Equivalent/Refinancing Debt, Second Lien Incremental Equivalent/Refinancing Debt, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (C) with a principal amount in excess of the Threshold Amount, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)Other Reports and Filings.  Promptly after the sending, filing, receipt or delivery thereof, as applicable, copies of (i) all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) and (ii) material notices received from, or reports or other information furnished to, holders of Indebtedness under (A)

the First Lien Term Loan Credit Agreement or any refinancing thereof, (B) the Second Lien Term Loan Credit Agreement or any refinancing thereof, or (C) First Lien Incremental Equivalent/Refinancing Debt, Second Lien Incremental Equivalent/Refinancing Debt, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (C) with a principal amount in excess of the Threshold Amount, (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).

(h)Environmental Matters.  Promptly after any Responsible Officer of Lead Borrower obtains knowledge thereof, notice of any of the following environmental matters to the extent such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i)any pending or threatened Environmental Claim against Lead Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries;

(ii)any condition or occurrence on or arising from any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by Lead Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Lead Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii)any condition or occurrence on any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Lead Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv)the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by Lead Borrower or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Lead Borrower or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Lead Borrower or any of its Restricted Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Lead Borrower’s or such Subsidiary’s response thereto.

(i)Financial Statements of Unrestricted Subsidiaries.  Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(j)Insurance. Evidence of insurance renewals as required under Section 9.03 hereunder.

(k)Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to Lead Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.  Notwithstanding the foregoing, neither Lead Borrower nor any of its Restricted Subsidiaries will be required to provide any information pursuant to this clause to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Lead Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Lead Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).

Documents required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Lead Borrower posts such documents, or provides a link thereto on Lead Borrower’s website on the Internet; or (ii) on which such documents are posted on Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon request to Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Lead Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Lead Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Lead Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Lead Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or its their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Public Side Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 9.02Books, Records and Inspections; Conference Calls.

(a)Lead Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities.

(b)Lead Borrower will permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, Lead Borrower and during normal business hours, to visit and inspect the properties of any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of Lead Borrower and such Borrower shall be permitted to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that neither Lead Borrower nor any of its Restricted Subsidiaries will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided, further, that to the extent permitted by law, rule or regulation or such contractual obligation or not resulting in the loss of such privilege, you agree to notify us if information is being withheld pursuant to this sentence; provided, further, that the Administrative Agent shall only be permitted to conduct one field examination with respect to any Collateral comprising the Borrowing Base per 12-month period; provided, further, that, (x) if at any time Availability is less than 33% of the Line Cap for a period of 5 consecutive Business Days during such 12-month period, one additional field examination of Revolver Priority Collateral will be permitted in such 12-month period and (y) if a Liquidity Period occurs during such 12-month period, a second additional field examination of Revolver Priority Collateral will be permitted in such 12-month period, except that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations of Revolver Priority Collateral that shall be permitted at the Administrative Agent’s request.  No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the property or other Collateral.  No inspection shall involve invasive testing without the prior written consent of Lead Borrower.  Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection or report with any Borrower.  Each of the Borrowers acknowledges that all inspections and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them.

(c)Lead Borrower will reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent in connection with (i) one examination per fiscal year of any Borrower’s books and records as described in clause (a) above and (ii) field examinations of Collateral comprising the Borrowing Base in each case subject to the limitations on such examinations permitted under the preceding paragraph.  Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities.  This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

(d)Lead Borrower will, within 30 days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b)(ii), hold a conference call or teleconference, at a time selected by Lead Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of Lead Borrower (it being understood that any such call may be combined with any similar call held for any of Lead Borrower’s other lenders or security holders).

Section 9.03Maintenance of Property; Insurance.

(a)The Borrowers will, and will cause each of the Restricted Subsidiaries to, (i) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, keep all tangible property necessary to the business of Lead Borrower and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is, in the good faith determination of Lead Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Lead Borrower and its Restricted Subsidiaries, and (iii) furnish to the Collateral Agent, upon its request therefor, all information reasonably requested as to the insurance carried.  The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)[Reserved].

(c)The Borrowers will, and will cause each of the Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall, at all times after the time required by Section 9.13, be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Creditors (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Borrowers shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve; and (y) self-insurance programs.

(d)If the Borrowers or any of the Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or the Borrowers or any of the Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance so long as the Collateral Agent provides written notice to Lead Borrower of its election to procure such insurance prior thereto, and the Credit Parties jointly and severally agree to reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance.

Section 9.04Existence; Franchises.  The Borrowers will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Lead Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Lead Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that Lead Borrower reasonably determines are no longer material to the operations of Lead Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by Lead Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.05Compliance with Statutes, etc.

Each Borrower will, and will cause each of its Subsidiaries to, comply with the FCPA, OFAC and the USA Patriot Act, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all other applicable statutes, regulations  and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 9.06Compliance with Environmental Laws.  Lead Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Borrowers or any of their Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrowers).  Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Borrowers nor any of their Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrowers or any of their Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.

Section 9.07ERISA.  Promptly upon a Responsible Officer of any Borrower obtaining knowledge thereof, Lead Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer of Lead Borrower setting forth the full details as to such occurrence and the action, if any, that Lead Borrower, such Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Lead Borrower, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by Lead Borrower, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto:  that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if Lead Borrower, any Restricted Subsidiary of Lead Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect;

(d) Lead Borrower, any Restricted Subsidiary of Lead Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect; (e) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect.  Lead Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by Lead Borrower or a Restricted Subsidiary.

Section 9.08End of Fiscal Years; Fiscal Quarters.  Each Borrower will cause (i) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on or near December 31 of each year and (ii) each of its, and each of its Restricted Subsidiaries’, fiscal quarters to end on or near March 31, June 30, September 30 and December 31 of each year.

Section 9.09Assignment of Claims Act.  During any Liquidity Period or the continuance of an Event of Default, the Borrowers shall, upon the written request of the Administrative Agent, promptly submit any such documentation as may be requested by the Administrative Agent in order to comply with the Federal Assignment of Claims Act (or any state or municipal equivalent thereof) to each relevant governmental agency or other Account Debtor requesting prompt countersignature and shall use commercially reasonable efforts to cause such documentation to be executed by such governmental agency or other Account Debtor and delivered to the Administrative Agent.

Section 9.10Payment of Taxes.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrowers will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Lead Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Lead Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

Section 9.11Use of Proceeds.  The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.

Section 9.12Additional Security; Further Assurances; etc.

(a)The Borrowers will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets (other than Real Property) of the Borrowers and the Subsidiary Guarantors as are acquired after the Closing Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Collateral Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”).  All such security interests shall be granted pursuant to documentation consistent with any Security Documents entered into on the Closing Date or otherwise reasonably satisfactory in form and substance to the Collateral Agent and (subject to exceptions as are reasonably acceptable to the Collateral Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the Intercreditor Agreement, superior to and prior to the rights of all third Persons other than holders of Permitted Liens with priority by virtue of applicable law and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Collateral Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents.  Notwithstanding any other provision in this Agreement or any other Credit Document (w) no Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrowers under the

Credit Documents or guarantee the obligations of the Borrowers under the Credit Documents, (x) no action shall be required to be taken by a Credit Party, or taken by any Agent or Lender, to perfect security interests in assets of the Credit Parties located outside of the United States or otherwise with respect to creation or perfection of Liens under foreign law, and (x) notices shall not be required to be sent to Account Debtors or other contractual third parties (other than third parties party to any Credit Document or during the continuance of an Event of Default).

(b)Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary (or ceases to be an Excluded Subsidiary) after the Closing Date, (i) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (in each case, to the extent required pursuant to the Security Agreement), (ii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to the Guaranty Agreement and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent an opinion, addressed to the Administrative Agent and the other Lenders, of counsel reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.

(c)The Borrowers will, and will cause each of the other Credit Parties that are Restricted Subsidiaries of Lead Borrower to, at the expense of Lead Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Lead Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d)[Reserved].

(e)The Borrowers agree that each action required by clauses (a) through (d) of this Section 9.12 shall be completed in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise agree), as the case may be; provided that, in no event will the Borrowers or any of their Restricted Subsidiaries be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12.

Section 9.13Post-Closing Actions.  Each Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 9.14Permitted Acquisitions.

(a)Subject to the provisions of this Section 9.14 and the requirements contained in the definition of “Permitted Acquisition,” Lead Borrower and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case, except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Payment Conditions shall be satisfied on a Pro Forma Basis immediately after giving effect to such Permitted Acquisition on the date of consummation thereof and (ii) with respect to any Permitted Acquisition in excess of $15,000,000, Lead Borrower shall have delivered to the Administrative Agent for distribution to the Lenders a certificate executed by its chief financial officer, treasurer or other Responsible Officer, certifying to such officer’s knowledge, compliance with the requirements of the preceding clause (i), and containing the calculations (in reasonable detail) required to show compliance with the preceding clause (i).

(b)Lead Borrower shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition (and each Credit Party that is the direct parent of such Restricted Subsidiary that was so formed or acquired) to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time periods) required by, Section 9.12, to the reasonable satisfaction of the Collateral Agent.

Section 9.15[Reserved].

Section 9.16Designation of Subsidiaries. Lead Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of Lead Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Equity Interests of the designated Subsidiary and any of its Subsidiaries that are owned by Lead Borrower or any Restricted Subsidiary, immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty Agreement) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary and any of its Subsidiaries to Lead Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of (I) the First Lien Term Loan Credit Agreement, (II) the Second Lien Term Loan Credit Agreement or (III) any definitive documentation governing any First Lien Incremental Equivalent/Refinancing Debt, any definitive documentation governing any Second Lien Incremental Equivalent/Refinancing Debt, any Permitted Junior Debt Documents or other debt instrument, in each case of this clause (III), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Lead Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary), (vi) no Borrower may be designated an Unrestricted Subsidiary and (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Lead Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by Lead Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Lead Borrower’s Investment in such Subsidiary.

Section 9.17Collateral Monitoring and Reporting.

(a)Borrowing Base Certificates.  (i) By the 20th day of each month, Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous month (provided that (i) until the Closing Date Borrowing Base Termination Date, such Borrowing Base Certificate may state that the Borrowing Base is equal to the sum of (x) the Borrowing Base calculated solely with respect to the ATS Borrowers as of the close of business on the last Business Day of the previous month and (y) $7,500,000 (the “Closing Date Borrowing Base”) and (ii) during a Liquidity Period, Lead Borrower shall deliver to the Administrative Agent weekly Borrowing Base Certificates by Wednesday of every week prepared as of the close of business on Friday of the previous week, which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent, or more frequently if elected by Lead Borrower, provided the Borrowing Base shall continue to be reported on such more frequent basis for at least three (3) months following any such election); and (ii) upon any sale or other disposition outside the ordinary course of business in a single transaction or series of related transactions of any Revolver Priority Collateral having an aggregate book value in excess of 10% of the then-existing Borrowing Base, an updated Borrowing Base Certificate, prepared after giving effect to such sale or other disposition (it being understood that (i) Inventory amounts shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the Inventory amount (1) set forth in the most recent weekly report, where possible, and (2) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently, and (ii) the amount of Eligible Accounts and Eligible Due from Agent Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month).  All calculations of Availability in any Borrowing Base Certificate shall be made by Lead Borrower and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

(b)Records and Schedules of Accounts.  Lead Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent, upon the Administrative Agent’s request, sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of Section 9.01 Financials.  Lead Borrower shall also provide to the Administrative Agent, upon the Administrative Agent’s request, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date and such related Account supporting detail relevant to the Borrowing Base calculation as the Administrative Agent may reasonably request.  If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts or Eligible Due from Agent Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Responsible Officer of Lead Borrower has actual knowledge thereof.

(c)Maintenance of Dominion Account.  Within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Deposit Account other than Excluded Accounts opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the opening or establishment of such Deposit Account or the date any Person becomes a Credit Party hereunder), (i) each Credit Party shall cause each bank or other depository institution at which any Deposit Account other than any Excluded Account is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to the Dominion Account, on a daily basis, all balances in each Deposit Account other than any Excluded Account maintained by any Credit Party with such depository institution for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to Lead Borrower), (ii) each Credit Party irrevocably appoints the Administrative Agent as such Credit Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iii) each Credit Party shall instruct each Account Debtor to make all payments with respect to ABL Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or the Credit Parties shall promptly direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof). Notwithstanding anything in any Credit Document to the contrary, the Agents agree to rescind each Liquidity Notice and any notice of exclusive control or sole control (or other similar notice) previously delivered to any bank or other depository institution pursuant to this clause (c) or any other provision in the Credit Documents promptly after the end of the Liquidity Period or Event of Default resulting in the delivery of such notice.

(d)Proceeds of Collateral.  If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Deposit Account or the Dominion Account (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account to the extent permitted by the definition of Excluded Accounts).

(e)Administration of Deposit Accounts.  Schedule 9.17(a) sets forth all Deposit Accounts (other than Excluded Accounts) maintained by the Credit Parties, including, to the extent maintained as of the Closing Date, the Dominion Account, as of the Closing Date.  Subject to Section 9.17(c), each Credit Party shall take all actions necessary to establish the Administrative Agent’s control (within the meaning of the UCC) over each such Deposit

Account other than Excluded Accounts at all times.  Each Credit Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent, the First Lien Term Agent, the Second Lien Term Agent and any agent under any First Lien Incremental Equivalent/Refinancing Debt and Second Lien Incremental Equivalent/Refinancing Debt, and the applicable depositary bank) to have control over a Deposit Account or any deposits therein.  Lead Borrower shall within 30 days notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Accounts), and shall not open any Deposit Accounts (other than any Excluded Accounts) at a bank not reasonably acceptable to the Administrative Agent (it being acknowledged that all banks set forth on Schedule 9.17 are acceptable to the Administrative Agent).

(f)If Lead Borrower has not delivered to the Administrative Agent the Initial Field Exam and Initial Borrowing Base Certificate on or prior to the Closing Date (it being acknowledged and agreed that the delivery of the Initial Field Exam and the Initial Borrowing Base Certificate shall not be a condition precedent to the availability of any Credit Extension), Lead Borrower shall deliver the Initial Field Exam and the Initial Borrowing Base Certificate to the Administrative Agent no later than the 90th day following the Closing Date or such later date as the Administrative Agent shall agree in its Permitted Discretion (the date of the actual delivery of the Initial Field Exam and the Initial Borrowing Base Certificate herein referred to as the “Closing Date Borrowing Base Termination Date”).

ARTICLE 10

Negative Covenants

Lead Borrower and each of the Restricted Subsidiaries (and Holdings in the case of Section 10.09(b)) hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Secured Bank Product Obligations not then due) or any Letter of Credit shall remain outstanding (unless Cash Collateralized in an amount equal to 102% of the face amount thereof):

Section 10.01Liens.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Lead Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i)Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii)Liens in respect of property or assets of Lead Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(iii)Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Liens is less than $10,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(iv)(x) Liens created pursuant to the Credit Documents (including Liens securing Secured Bank Product Obligations), (y) Liens securing Obligations (as defined in the First Lien Term Loan Credit Agreement) under the First Lien Term Loan Credit Agreement and the credit documents related thereto and incurred pursuant to Section 10.04(i)(y), including Bank Products that are guaranteed or secured by the guarantees and security interests thereunder and (z) Liens securing Obligations (as defined in the Second Lien Term Loan Credit Agreement) under the Second Lien Term Loan Credit Agreement and the credit documents related thereto incurred pursuant to Section 10.04(i)(z); provided that in the case of Liens securing such Indebtedness under the First Lien Term Loan Credit Agreement and/or the Second Lien Credit Agreement, the First Lien Collateral Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) and/or the Second Lien Collateral Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) shall have entered into with the Administrative Agent and/or the Collateral Agent the Intercreditor Agreement;

(v)leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Lead Borrower or any of its Restricted Subsidiaries;

(vi)Liens (x) upon assets of Lead Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of Lead Borrower or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(vii)[reserved];

(viii)easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Lead Borrower or any of its Restricted Subsidiaries;

(ix)Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x)attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi)statutory and common law landlords’ liens under leases to which Lead Borrower or any of its Restricted Subsidiaries is a party;

(xii)Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii)Permitted Encumbrances;

(xiv)(A) Liens on property or assets (other than Accounts or Inventory, unless such Liens are expressly made junior to the Liens in favor of the Administrative Agent) acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of Lead Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Lead Borrower or any of its Restricted Subsidiaries and (B) Liens securing

Permitted Refinancing Indebtedness in respect of Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);

(xv)deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi)Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 10.04(viii);

(xvii)any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii)Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);

(xix)any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture;

(xx)Liens in favor of any Credit Party securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi)Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii)Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii)Liens that may arise on inventory or equipment of Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Lead Borrower and its Restricted Subsidiaries;

(xxiv)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv)Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Lead Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Lead Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxviii)Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxix)other Liens (other than Liens on Accounts or Inventory, unless such Liens are expressly made junior to the Liens in favor of the Administrative Agent) to the extent securing liabilities with a principal amount not in excess of the greater of $78,000,000 and 6.50% of Consolidated Total Assets (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxx)Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxvii); provided that the applicable representative in respect of any such obligations (on behalf of the holders of such obligations) shall have entered into the Intercreditor Agreement with the Administrative Agent and/or Collateral Agent;

(xxxi)cash deposits with respect to any First Lien Incremental Equivalent/Refinancing Debt or Second Lien Incremental/Equivalent Refinancing Debt or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii)Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxiii)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Lead Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Lead Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Lead Borrower or any Restricted Subsidiary;

(xxxvi)deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvii)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii)so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed the greater of $16,875,000 and 1.50% of Consolidated Total Assets (measured at the time of incurrence) in the aggregate at any time outstanding securing any Swap Contracts permitted hereunder;

(xxxix)Liens arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets, as applicable, subject thereto consist solely of assets originated by one or more Foreign Subsidiaries;

(xl)customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);

(xli)leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Lead Borrower or any of its Restricted Subsidiaries; and

(xlii)Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any First Lien Incremental/Equivalent Debt in the form of Notes or Second Lien Incremental/Equivalent Debt or Permitted Junior Debt in the form of notes.

In connection with the granting of Liens of the type described in this Section 10.01 by Lead Borrower or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 10.02Consolidation, Merger, or Sale of Assets, etc.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:

(i)any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii)Lead Borrower and its Restricted Subsidiaries may sell assets (including Equity Interests), so long as (x) Lead Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Lead Borrower or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets (including Equity Interests) having a fair market value of more than the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time of such sale), at least 75% of the consideration received by Lead Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by Lead Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash:  (A) any liabilities (as shown on Lead Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Lead Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Lead Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of Lead Borrower or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by Lead Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by Lead Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of $54,000,000 and 4.50% of Consolidated Total Assets (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii)each of Lead Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(iv)each of Lead Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v)each of Lead Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Lead Borrower or any of its Restricted Subsidiaries, including of Intellectual Property;

(vi)(w) any Domestic Subsidiary of Lead Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into a Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not a Borrower, such Person expressly assumes, in writing, all the obligations of a Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of a Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of a Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary) of a Borrower and (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of a Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, amalgamation or liquidation;

(vii)any disposition of (i) Securitization Assets arising in connection with a Qualified Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility, in each case, permitted by Section 10.04(xxiv);

(viii)each of Lead Borrower and its Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time of such sale or lease, as applicable);

(ix)each of Lead Borrower and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of Lead Borrower and its Restricted Subsidiaries;

(x)each of Lead Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of Lead Borrower and its Restricted Subsidiaries, (y) such assets have a fair market value not in excess of the greater of $21,000,000 and 1.75% of Consolidated Total Assets (measured at the time of such sale or other disposition), and (z) such assets are sold or otherwise disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xi)in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of Lead Borrower may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii)each of Lead Borrower and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by Lead Borrower) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time of such Sale-Leaseback Transaction);

(xiii)[reserved];

(xiv)each of Lead Borrower and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv)each of Lead Borrower and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi)each of Lead Borrower and its Restricted Subsidiaries may abandon Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;

(xvii)each of Lead Borrower and its Restricted Subsidiaries may make voluntary terminations of or unwind Swap Contracts;

(xviii)each of Lead Borrower and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of Lead Borrower or any of its Restricted Subsidiaries and acquisitions by Lead Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xix)each of Lead Borrower and its Restricted Subsidiaries may terminate leases and subleases;

(xx)each of Lead Borrower and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi)each of Lead Borrower or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii)sales, dispositions or contributions of property (A) between Credit Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05;

(xxiii)dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xxv)any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02; and

(xxvi)dispositions permitted by Section 10.03.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to a Borrower or a Subsidiary Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.

Section 10.03Dividends.  The Borrowers will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to Lead Borrower or any of its  Restricted Subsidiaries, except that:

(i)any Restricted Subsidiary of a Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Lead Borrower or to other Restricted Subsidiaries of Lead Borrower which directly or indirectly own equity therein;

(ii)any non-Wholly-Owned Subsidiary of Lead Borrower may declare and pay cash Dividends to its shareholders generally so long as Lead Borrower or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Lead Borrower may pay cash Dividends to Holdings to allow Holdings to pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Holdings or such other Parent Company from management, employees, officers and directors (and their successors and assigns) of Lead Borrower and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Borrowers to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings or such other Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings (but in no event from any Initial Public Offering) from issuances of its Equity Interests and contributed to Lead Borrower in connection with such redemption or repurchase), in either case, exceed during any fiscal year of Lead Borrower, the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time of such Dividend) (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed:  (I) the cash proceeds of key man life insurance policies received by Lead Borrower or any of the Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to Lead Borrower; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to Lead Borrower from members of management, officers, directors, employees of Lead Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv)Borrowers may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid (including as a Dividend by Holdings) to any other Parent

Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to any Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to such Borrower or such Restricted Subsidiary out of the proceeds of such offering promptly if such offering is completed;

(v)Borrowers may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid (including as a Dividend by Holdings) to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi)Borrowers may pay cash dividends or other distributions, or make loans or advances to any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A)franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings, Lead Borrower and its Restricted Subsidiaries;

(B)with respect to any taxable year (or portion thereof) ending after the Closing Date with respect to which Holdings or any Borrower (a) is treated as a corporation for U.S. federal, state, and/or local income tax purposes and (b) is a member of a consolidated, combined or similar income tax group (a “Tax Group”) of which Holdings or any other Parent Company is the common parent, federal, state and local income Taxes (including minimum Taxes) (or franchise and similar Taxes imposed in lieu of such minimum Taxes) that are attributable to the taxable income of Lead Borrower and its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that Lead Borrower and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (B) with respect to the Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to a Borrower or the Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes;

(C)customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of Lead Borrower and its Restricted Subsidiaries;

(D)general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of Lead Borrower and its Restricted Subsidiaries;

(E)cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Lead Borrower or any Parent Company;

(F)the purchase or other acquisition by Holdings or any other Parent Company of Lead Borrower of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by Lead Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to

Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Lead Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.02) into Lead Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition; and

(G)any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of Lead Borrower and its Restricted Subsidiaries;

provided that the aggregate amount of Dividends made pursuant to subclauses (C), (D) and (G) of this clause (vi) shall not exceed the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time of such Dividend) in any fiscal year;

(vii)reasonable and customary indemnities to directors, officers and employees of Holdings or any Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Lead Borrower and the Restricted Subsidiaries;

(viii)Borrowers may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid (including as a Dividend by Holdings) to any other Parent Company) for payment of (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Lead Borrower and the Restricted Subsidiaries or (y) indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Advisory Agreement;

(ix)any Dividend used (i) to fund the Transaction, including Transaction Costs, and (ii) in order to satisfy deferred purchase price, earn-outs and contingent payments in respect of any amounts due and owing as provided for in the Acquisition Agreement;

(x)Borrowers may pay cash Dividends to Holdings (who may subsequently pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay the Sponsor or Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v), 10.06(vii) and 10.06(xii);

(xi)repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xii)a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock following an Initial Public Offering of such common stock after the Closing Date not to exceed, in any fiscal year, the greater of (x) 5% of such Parent Company’s market capitalization and (y) 6% of the net cash proceeds contributed to the capital of any Borrower from any such Initial Public Offering;

(xiii)the Borrowers may pay any Dividend so long as the Distribution Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Dividend;

(xiv)purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrowers and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time of such Dividend);

(xv)the declaration and payment of Dividends or the payment of other distributions by the Borrowers in an aggregate amount since the Closing Date not to exceed the greater of $100,000,000 and 8.50% of Consolidated Total Assets (measured at the time of such Dividend);

(xvi)Lead Borrower and its Restricted Subsidiaries may declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, Lead Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xvii)Lead Borrower may pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom; and

(xviii)Lead Borrower and its Restricted Subsidiaries may pay Dividends within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03.

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definitions of “Consolidated EBITDA” and “Consolidated Net Income”), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).

Section 10.04Indebtedness.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)(x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including pursuant to any Revolving Commitment Increase), (y) Indebtedness incurred pursuant to the First Lien Term Loan Credit Agreement and the related credit documents and Refinancing Term Loans and Refinancing Notes (each as defined in the First Lien Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent First Lien Credit Agreement which does not modify the financial tests and dollar baskets set forth in the relevant definitions of the First Lien Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect) in an aggregate principal amount not to exceed $840,000,000 plus any amounts incurred under Section 2.15(a) of the First Lien Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent First Lien Credit Agreement which does not modify the financial tests and dollar baskets set forth in Section 2.15(a) of the First Lien Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect plus the portion of the principal amount of any such Refinancing Term Loans and Refinancing Notes (each as defined in the First Lien Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent First Lien Credit Agreement which does not modify the financial tests and dollar baskets set forth in the relevant definitions of the First Lien Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect)) incurred to finance the unpaid accrued interest and premium (if any) on the underlying Indebtedness refinanced with such Refinancing Term Loans or Refinancing Notes and any upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the incurrence of such Refinancing Term Loans or Refinancing Notes, and (z) Indebtedness incurred pursuant to the Second Lien Term Loan Credit Agreement and the related credit documents and Refinancing Term Loans and Refinancing Notes (each as defined in the Second Lien Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent Second Lien Credit Agreement which does not modify the financial tests and dollar baskets set forth in the relevant definitions of the Second Lien Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect) in an aggregate principal amount not to exceed $200,000,000 plus any amounts incurred under Section 2.15(a) of the Second Lien Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent Second Lien Credit Agreement which does not modify the financial tests and dollar baskets set forth in Section 2.15(a) of the Second Lien Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect) plus the portion of the principal amount of any such Refinancing Term Loans and Refinancing Notes (each as defined in the Second Lien Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent Second Lien Credit Agreement which does not modify the financial tests and dollar baskets set forth in the relevant definitions of the Second Lien Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect)) incurred to finance the unpaid accrued interest and premium (if any) on the underlying Indebtedness refinanced with such Refinancing Term Loans or Refinancing Notes and any upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the incurrence of such Refinancing Term Loans or Refinancing Notes;

(ii)Indebtedness under Swap Contracts entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(iii)(A) Indebtedness of Lead Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iii) exceed the greater of $66,000,000 and 5.50% of Consolidated Total Assets (measured at the time of incurrence) at any one time outstanding;

(iv)[reserved];

(v)(A) Indebtedness of a Restricted Subsidiary of Lead Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed the greater of 5.20:1.00 and the Consolidated Total Net Leverage Ratio immediately prior to the acquisition or assumption of such Indebtedness and Permitted Acquisition and (B) any Permitted Refinancing Indebtedness in respect thereof;

(vi)intercompany Indebtedness and cash management pooling obligations and arrangements among Lead Borrower and its Restricted Subsidiaries to the extent permitted by Section 10.05(vi);

(vii)Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 (or to the extent not listed on such Schedule 10.04, where the principal amount of such Indebtedness is less than $10,000,000 in the aggregate) and any Permitted Refinancing Indebtedness in respect thereof;

(viii)Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of $39,000,000 and 3.25% of Consolidated Total Assets (measured at the time of incurrence);

(ix)Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(x)Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi)Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, Bank Product Debt;

(xii)Indebtedness in respect of Swap Contracts so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(xiii)unsecured Indebtedness of Lead Borrower (which may be guaranteed on a subordinated basis by Holdings (so long as it is a Guarantor) and any or all of the other Borrowers or the Subsidiary Guarantors), in an aggregate outstanding principal amount (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed the greater of $105,000,000 and 8.75% of Consolidated Total Assets (measured at the time of incurrence) at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 9.14, so long as such Indebtedness (and any guarantees thereof) are subordinated to the Obligations upon terms and conditions acceptable to the Administrative Agent;

(xiv)to the extent constituting Indebtedness, any Indebtedness in respect of deferred purchase price, earn-outs and contingent payments in respect of any amounts due and owing under the Acquisition Agreement;

(xv)additional Indebtedness of Lead Borrower and its Restricted Subsidiaries not to exceed the greater of $78,000,000 and 6.50% of Consolidated Total Assets (measured at the time of incurrence) in aggregate principal amount outstanding at any time;

(xvi)Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii)Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii)guarantees made by Lead Borrower or any of its Restricted Subsidiaries of Indebtedness of Lead Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Credit Party shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix)guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;

(xx)guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition or such other Investment to which such Indebtedness relates;

(xxi)customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii)guarantees of Indebtedness of directors, officers and employees of Lead Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii)guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xix) of Section 10.05, shall not exceed the greater of $93,000,000 and 7.75% of Consolidated Total Assets (measured at the time of incurrence);

(xxiv)Indebtedness arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets subject thereto consist solely of assets originated by one or more Foreign Subsidiaries;

(xxv)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi)(x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Lead Borrower or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of Lead Borrower and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;

(xxvii)(A) without duplication of Indebtedness permitted by Sections 10.04(i)(y) and 10.04(i)(z), First Lien Incremental Equivalent/Refinancing Debt and Second Lien Incremental Equivalent/Refinancing Debt; and (B) any Permitted Refinancing Indebtedness of Indebtedness incurred pursuant to subclause (A);

(xxviii)(x) guarantees made by Lead Borrower or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of Lead Borrower or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party (other than Holdings) as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxix)(A) Permitted Junior Debt of Lead Borrower and its Restricted Subsidiaries incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be, (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05) and (iii) the aggregate principal amount of such Permitted Junior Debt issued or incurred after the Closing Date shall not cause the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period to exceed 5.20 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A); provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties shall not exceed the greater of $93,000,000 and 7.75% of Consolidated Total Assets (measured at the time of incurrence) at any time outstanding;

(xxx)Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi)[reserved]; and

(xxxii)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

Section 10.05Advances, Investments and Loans.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-

downs or write-offs thereof but giving effect to any cash return or cash distributions received by Lead Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i)Lead Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Lead Borrower or such Restricted Subsidiary;

(ii)Lead Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)Lead Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv)Lead Borrower and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)Lead Borrower and its Restricted Subsidiaries may enter into Swap Contracts to the extent permitted by Section 10.04(ii) and Section 10.04(xii);

(vi)(a) Lead Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), including in connection with tax planning activities, so long as, immediately after giving effect thereto, the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, taken as a whole, is not materially impaired, (b) any Foreign Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in any Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements) in, Restricted Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other Indebtedness made pursuant to this subclause (c) does not exceed the greater of $100,000,000 and 8.50% of Consolidated Total Assets (measured at the time of such loans, guarantees or incurrence), (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments (including cash management pooling obligations and arrangements) in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);

(vii)Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(viii)loans and advances by Lead Borrower and its Restricted Subsidiaries to officers, directors and employees of Lead Borrower and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix)advances of payroll payments to employees of Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x)non-cash consideration may be received in connection with any sale of assets permitted pursuant to Section 10.02(ii) or (x);

(xi)additional Restricted Subsidiaries of Lead Borrower may be established or created if Lead Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii)extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii)earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv)Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(xv)Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi)Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii)purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrowers and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed the greater of $11,250,000 and 1.00% of Consolidated Total Assets (measured at the time such Investment is made);

(xviii)Investments (other than Permitted Acquisitions) so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Investments;

(xix)in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxii) of this Section 10.05, Lead Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate outstanding amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $93,000,000 and 7.75% of Consolidated Total Assets (measured at the time such Investment is made);

(xx)the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than Lead Borrower and its Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Lead Borrower or such Restricted Subsidiary, as the case may be, in good faith;

(xxi)loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii)Investments to the extent that payment for such Investments is made in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;

(xxiii)Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv)Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(xxv)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xxvi)Investments by Lead Borrower and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(xxvii)guarantees made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Lead Borrower or its Subsidiaries;

(xxviii)Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix)Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) that are at that time outstanding not to exceed the greater of $54,000,000 and 4.50% of Consolidated Total Assets (measured at the time such Investment is made) at any one time outstanding;

(xxx)[reserved];

(xxxi)Investments by Lead Borrower and its  Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, the greater of $54,000,000 and 4.50% of Consolidated Total Assets (measured at the time such Investment is made); and

(xxxii)Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction permitted by Section 10.04(xxiv); provided, however, that any such Investment in a Securitization Entity is in the form of (x) a contribution of additional Securitization Assets, (y) Limited Originator Recourse or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 15% of such purchase price and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable.

To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person who is not a Credit Party (each such Person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Holdings, and further advanced or contributed by such Restricted Subsidiary or Holdings for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of this Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).

Section 10.06Transactions with Affiliates.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Lead Borrower or any of its Subsidiaries, other than on terms and conditions deemed in good faith by the board of directors of Lead Borrower (or any committee thereof) to be not less favorable to Lead Borrower or such Restricted Subsidiary as would reasonably be obtained by Lead Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i)Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;

(ii)loans and other transactions among Lead Borrower and its Restricted Subsidiaries;

(iii)customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, Lead Borrower and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of Lead Borrower and the other Restricted Subsidiaries, to any other Parent Company);

(iv)Lead Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors of Holdings, Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v)so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Section 11.01 or 11.05, Holdings and/or the Borrowers may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount not to exceed $10,000,000 in any calendar year and perform its other obligations pursuant to the terms of the Advisory Agreement entered into in connection with the Transaction, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect; provided further that upon the occurrence and during the continuance of Event of Default under Section 11.01 or 11.05, such amounts may accrue on a subordinated basis, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(vi)the Transaction (including Transaction Costs) shall be permitted;

(vii)the Borrowers may make payments (or make dividends to Holdings or any other Parent Company to make payments) (i) to reimburse the Sponsor or the Sponsor Affiliates for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the Advisory Agreement, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect and (ii) to reimburse any shareholders for their respective reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of any stockholders agreement with respect to Holdings or any other Parent Company entered into in connection with the Transaction, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect;

(viii)transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)Investments in Lead Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;

(x)any payments required to be made pursuant to the Acquisition Agreement;

(xi)transactions between Lead Borrower and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Lead Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of Lead Borrower or such Parent Company, as the case may be, on any matter involving such other Person;

(xii)payments by Holdings, Lead Borrower or any of its Restricted Subsidiaries to the Sponsor or any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Lead Borrower in good faith;

(xiii)guarantees of performance by Lead Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xiv)the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock to the Sponsor or any Parent Company, or to any director, officer, employee or consultant thereof; and

(xv)to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings, Lead Borrower and any of its Restricted Subsidiaries shall be permitted (including equity issuances).

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Lead Borrower or any of the Restricted Subsidiaries pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor except as specifically provided in clauses (v) and (vii) of this Section 10.06.

Section 10.07Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to:

(a)make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Indebtedness under the Second Lien Term Loan Credit Agreement, any Permitted Junior Debt, Subordinated Indebtedness, First Lien Incremental Equivalent/Refinancing Debt (other than First Lien Incremental Equivalent/Refinancing Debt secured by Liens ranking pari passu with the Liens securing the Indebtedness under the First Lien Term Loan Credit Agreement) or Second Lien Incremental Equivalent/Refinancing Debt, except that (A) the Borrowers may consummate the Transaction, (B) Indebtedness under the Second Lien Term Loan Credit Agreement, Permitted Junior Debt, Subordinated Indebtedness, First Lien Incremental Equivalent/Refinancing Debt subject hereto or Second Lien Incremental Equivalent/Refinancing Debt, may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Indebtedness under the Second Lien Term Loan Credit Agreement, Permitted Junior Debt, First Lien Incremental Equivalent/Refinancing Debt subject hereto or Second Lien Incremental Equivalent/Refinancing Debt when due may be made) (i) in an unlimited amount so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to the consummation of the proposed repayment or prepayment, (ii) [reserved] and (iii) in an aggregate amount not to exceed the greater of $100,000,000 and 8.50% of Consolidated Total Assets (measured at the time such payment, prepayment, redemption or acquisition is made); provided, that nothing herein shall otherwise prevent Lead Borrower and its Restricted Subsidiaries from refinancing any Indebtedness with Permitted Refinancing Indebtedness and (C) Indebtedness under the Second Lien Credit Agreement and Second Lien Incremental Equivalent/Refinancing Debt may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Indebtedness under the Second Lien Credit Agreement and Second Lien Incremental Equivalent/Refinancing Debt when due may be made) with any Declined Proceeds (as defined in the First Lien Credit Agreement (as in effect on the Closing Date)) that do not constitute Retained Declined Proceeds (as defined in the First Lien Credit Agreement (as in effect on the Closing Date)) solely to the extent required by the terms thereof;

(b)amend or modify, or permit the amendment or modification of any provision of, any Second Lien Credit Document other than any amendment or modification that is not materially adverse to the interests of the Lenders;

(c)amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or

(d)amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by-laws (or the equivalent organizational documents); accounting policies, reporting policies or fiscal year (except as required by U.S. GAAP), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) is not materially adverse to the interests of the Lenders.

Section 10.08Limitation on Certain Restrictions on Subsidiaries.  The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Lead Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Lead Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to Lead Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to Lead Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)applicable law;

(ii)this Agreement and the other Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement and the other definitive documentation entered into in connection with any of the foregoing;

(iii)[reserved];

(iv)customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Lead Borrower or any of its Restricted Subsidiaries;

(v)customary provisions restricting assignment of any licensing agreement (in which Lead Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi)restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii)any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Lead Borrower or any Restricted Subsidiary of Lead Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii)encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix)any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x)an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Lead Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi)restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii)restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv)on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents and (ii) the definitive documentation governing First Lien Incremental Equivalent/Refinancing Debt and/or Second Lien Incremental Equivalent/ Refinancing Debt;

(xv)negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis; and

(xvi)restrictions and conditions under the terms of the documentation governing any Qualified Securitization Financing or a Receivables Facility that, in each case, permitted by Section 10.04(xxiv), are necessary or advisable, in the good faith determination of Lead Borrower or the applicable Restricted Subsidiary, to effect such Qualified Securitization Financing or such Receivables Facility.

Section 10.09Business.

(a)The Borrowers will not permit at any time the business activities taken as a whole conducted by Lead Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Lead Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) except that Lead Borrower and its Restricted Subsidiaries may engage in Similar Business.

(b)Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrowers and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement and the other Credit Documents, the First Lien Term Documents (including repurchases of Indebtedness of the Borrowers pursuant to Section 2.19 and Section 2.20 of the First Lien Term Loan Credit Agreement), the Second Lien Term Documents (including repurchases of Indebtedness of the Borrowers pursuant to Section 2.19 and Section 2.20 of the Second Lien Term Loan Credit Agreement), the Acquisition Agreement, the Advisory Agreement, any definitive documentation governing any First Lien Incremental Equivalent/Refinancing Debt, any definitive documentation governing any Second Lien Incremental Equivalent/Refinancing Debt, any Permitted Junior Debt Documents, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in, or incurrence of Indebtedness from, the Borrowers or in the case of incurrence of Indebtedness, from any Wholly-Owned Domestic Subsidiary, which is a Subsidiary Guarantor, as and to the extent not prohibited by this Agreement and (xiii) any other activity expressly contemplated by this Agreement to be engaged in by Holdings, including, subject to any applicable limitations set forth herein, guaranteeing permitted Indebtedness of Lead Borrower and its Restricted Subsidiaries.

Section 10.10Negative Pledges.  Holdings and the Borrowers shall not, and shall not permit any of the Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Intercreditor Agreement or any other intercreditor agreement contemplated by this agreement, and except that this Section 10.10 shall not apply to:

(i)any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii)covenants existing under the First Lien Term Loan Credit Agreement and the related credit documents and the Second Lien Term Loan Credit Agreement and the related credit documents, each as in effect on the Closing Date or as amended in a manner consistent with any amendment to this Agreement or the other Credit Documents;

(iii)the covenants contained in any First Lien Incremental Equivalent/Refinancing Debt, Second Lien Incremental Equivalent/Refinancing Debt or any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv)covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v)customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vii)restrictions imposed by law;

(viii)customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix)contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x)negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi)restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xii)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii)any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Lead Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.11Financial Covenant.

(a)Lead Borrower and the Restricted Subsidiaries shall, on any date when Availability is less than the greater of (a) 10.0% of the Aggregate Commitments, and (b) $7,500,000, (in the case of this clause (b), to the extent there has been any optional reduction in Commitments pursuant to Section 2.07(b) or any Revolving Commitment Increase pursuant to Section 2.15 after the Closing Date, multiplied by the Aggregate Commitment Adjustment Factor) have a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which Lead Borrower has delivered Section 9.01 Financials, and at the end of each succeeding fiscal quarter thereafter until the date on which Availability has exceeded the greater of (a) 10.0% of the Aggregate Commitments, and (b) $7,500,000 (in the case of this clause (b), to the extent there has been any optional reduction in Commitments pursuant to Section 2.07(b) or any Revolving Commitment Increase pursuant to Section 2.15 after the Closing Date, multiplied by the Aggregate Commitment Adjustment Factor) for 30 consecutive days.

(b)For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to Holdings (which shall be contributed in cash to the common equity of Lead Borrower) after the end of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after Lead Borrower and the Restricted Subsidiaries (i) become subject to testing the financial covenant under clause (a) of this Section 10.11 for such fiscal quarter or (ii) deliver the Section 9.01 Financials with respect to such fiscal quarter (in either case, such 10-Business Day period being referred to herein as the “Interim Period”) will, at the request of Lead Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than two times in any twelve fiscal month period and no more than five times during the term of this Agreement, (b) the amount of any

Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with such financial covenant, (c) the Borrowers shall not be permitted to borrow hereunder or have any Letter of Credit issued during the Interim Period until the relevant Specified Equity Contribution has been made, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets calculated on the basis of Consolidated EBITDA contained herein and in the other Credit Documents, and (e) during the Interim Period, neither the Administrative Agent nor any Lender shall have any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent nor any Lender shall have any right to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents that would be available on the basis of an Event of Default resulting from the failure to comply with Section 10.11(a).

ARTICLE 11

Events of Default

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

Section 11.01Payments.  The Borrowers shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

Section 11.02Representations, etc.

Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

Section 11.03Covenants.  Holdings, any Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (as to Lead Borrower), 9.11, 9.14(a), 9.17(c) (other than any such default which is not directly caused by the action or inaction of Holdings, Lead Borrower or any of the Restricted Subsidiaries, which such default shall be subject to clause (iii) below), Section 9.17(f) or Section 10, (ii) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 9.17(a) within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during the occurrence of a Liquidity Event, in which case such period shall be three (3) Business Days), (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Section 11.01 or 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to Lead Borrower by the Administrative Agent, the Collateral Agent or the Required Lenders; or

Section 11.04Default Under Other Agreements.  (i) Holdings, any Borrower or any of the Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than the Obligations) of Holdings, any Borrower or any of the Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is otherwise permitted hereunder; or

Section 11.05Bankruptcy, etc.

Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary)  is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Lead Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

Section 11.06ERISA.  (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted in a Material Adverse Effect, or (d) Lead Borrower or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted in a Material Adverse Effect; or

Section 11.07Security Documents.  Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all or any material portion of the Collateral (and, in any event, in the case of Revolver Priority Collateral, all Revolver Priority Collateral other than Revolver Priority Collateral with an aggregate fair market value not in excess of $11,250,000) (in each case, other than as a result of the failure of the Collateral Agent to file continuation statements or the failure of the Collateral Agent, or the collateral agent under the First Lien Term Loan Credit Agreement or the Second Lien Term Loan Credit Agreement to maintain possession of possessory collateral delivered to it) in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), or

Section 11.08Guarantees. Any Guaranty shall cease to be in full force and effect as to any Guarantor (other than any Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

Section 11.09Judgments.  One or more judgments or decrees shall be entered against Holdings, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) involving in the aggregate for Holdings, Lead Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered (other than to the extent of any deductible) by such insurance company) equals or exceeds the Threshold Amount; or

Section 11.10Change of Control.  A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Lead Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Aggregate Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Guaranty, (v) terminate, reduce or condition any Revolving Commitment, or make any adjustment to the Borrowing Base and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied).

Section 11.11Application of Funds.  After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations (including without limitation, proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Administrative Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Secured Bank Product Obligations);

Third, to interest then due and payable on Lead Borrower’s Swingline Loan;

Fourth, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on Revolving Loans and other amounts due in respect of such Revolving Loans pursuant to Sections 3.01, 3.02 and 5.01;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of Revolving Borrowings then outstanding;

Eighth, to all Obligations on account of Noticed Hedges with Secured Creditors, pro rata;

Ninth, to all other Obligations pro rata; and

Tenth, the balance, if any, as required by the Intercreditor Agreement, or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor.  If a Secured Creditor fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Tenth of this Section 11.11, the Credit Parties shall remain liable for any deficiency.  Notwithstanding the foregoing provisions, this Section 11.11 is subject to the provisions of the Intercreditor Agreement.

ARTICLE 12

The Administrative Agent and the Collateral Agent

Section 12.01Appointment and Authorization.

(a)Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Bank of America shall also act as the “collateral agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Secured Bank Product Provider) hereby irrevocably appoints and authorizes Bank of America to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Bank of America, as “collateral agent” or “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 12 and Section 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c)Each of the Lenders (including in its capacity as a potential Secured Bank Product Provider) hereby authorizes the Administrative Agent and/or the Collateral Agent to enter into the Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be being binding upon the Lenders.

Section 12.02Delegation of Duties.  Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent.  The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 12.03Exculpatory Provisions.  The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent and/or the Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or applicable law;

(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their respective Affiliates in any capacity;

(d)shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final nonappealable judgment.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by Lead Borrower or a Lender; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent.

Section 12.04Reliance by Administrative Agent and Collateral Agent.  Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Co-Documentation Agents, Co-Syndication Agents or any of their respective Affiliates shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

Section 12.06Non-reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.07Indemnification by the Lenders.  To the extent that the Borrowers for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or Collateral Agent (or any sub-agent of either of them), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.01.

Section 12.08Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Lead Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.09Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative

Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.12 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

Section 12.10Resignation of the Agents.

(a)Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders (and consented to by Lead Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or retiring Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or the retiring Collateral Agent, as applicable, may, with Lead

Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify Lead Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of Lead Borrower, to the extent so required) appoint a successor Administrative Agent or as Collateral Agent, as applicable, as provided for above in this Section 12.10.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or the retiring (or retired) Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent.

(b)Any resignation by Bank of America as administrative agent pursuant to this Section 12.10 shall also constitute its resignation as lender of the Swingline Loans to the extent that Bank of America is acting in such capacity at such time.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.

Section 12.11Collateral Matters and Guaranty Matters.  Each of the Lenders (including in its capacity as a potential Secured Bank Product Provider) and the Issuing Bank irrevocably authorizes the Administrative Agent and the Collateral Agent, as applicable,

(i)to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the Aggregate Commitments, payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) Secured Bank Product Obligations not then due) and termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized in an amount equal to 102% of the face amount thereof), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (C) subject to Section 13.12(a)(ii), if approved, authorized or ratified in writing by the Required Lenders, (D) that constitutes Excluded Collateral, (E) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to clause (ii) below or (F) if approved, authorized or ratified in writing in accordance with Section 13.12;

(ii)to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and

(iii)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01(vi) or (xiv) or any other Lien that is expressly permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon any Excluded Collateral.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11.  In each case as specified in this Section 12.11, the Administrative Agent and the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 12.12Bank Product Providers.  Each Secured Bank Product Provider agrees to be bound by this Section 12 to the same extent as a Lender hereunder.  Each such Secured Bank Product Provider shall indemnify and hold harmless the Administrative Agent and the Collateral Agent, to the extent not reimbursed by the Credit Parties, against all claims that may be incurred by or asserted against the Administrative Agent and the Collateral Agent in connection with such provider’s Secured Bank Product Obligations.

Section 12.13Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 5.01 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.13.  The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 12.14Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers),

PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)no fee or other compensation is being paid directly to the Administrative Agent or any other Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 13

Miscellaneous

Section 13.01Payment of Expenses, etc.

(a)The Credit Parties hereby jointly and severally agree, from and after the Closing Date, to:  (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution, enforcement and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs Lead Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnified Persons); (iii) pay and hold each Agent and each Lender harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Lender or the Lead Arranger) to pay such Other Taxes; and (iv) indemnify each Agent and each Lender and their respective Affiliates and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns of all persons constituting “Indemnified Persons” (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials relating in any way to any Real Property owned, leased or operated, at any time, by Lead Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by Lead Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by Lead Borrower or any of its Subsidiaries; the non-compliance by Lead Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any

Environmental Claim or liability under Environmental Laws relating in any way to Lead Borrower, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by Lead Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by any Credit Party or any of their respective affiliates and is brought by an Indemnified Person against another Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)).  To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c)No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrowers) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrowers) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

Section 13.02Right of Set-off.

(a)In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, Collateral Agent or such Lender wherever located) to or for the credit or the account of Lead Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b)NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO ISSUING BANK OR LENDER SHALL EXERCISE A RIGHT OF SET-OFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF  SUCH SET-OFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY ISSUING BANK OR ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH ISSUING BANK, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT HEREUNDER.

Section 13.03Notices.

(a)Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted:  if to any Credit Party, c/o ATS Consolidated, Inc., c/o Platinum Equity, LLC, 360 North Crescent Drive, Beverly Hills, CA 90210, Attention:  Legal Department, Telecopier No.:  (310) 712-1863; with a copy (which shall not constitute notice) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, 10019, Attention:  P. Joshua Deason, Telecopier No.: (212) 728-9631;  if to any Lender, at its address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Lead Borrower); and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Lead Borrower and the Administrative Agent. All such notices and communications shall, when mailed or overnight courier, be effective when deposited in the mails, or overnight courier, as the case may be, or sent by facsimile or other electronic means of transmission, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or Lead Borrower, as the case may be.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent.  Each of the Administrative Agent, the Collateral Agent, Lead Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any of the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, the Subsidiary Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, in the absence of gross negligence, bad faith or willful misconduct of any Agent Party, as determined by a court of competent jurisdiction and by a final and nonappealable judgment.

Section 13.04Benefit of Agreement; Assignments; Participations, etc.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), except as contemplated by Section 10.02(vi), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(a)Lead Borrower; provided that, Lead Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days, after having received notice thereof; provided that no consent of Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee;

(b)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(c)each Issuing Bank; provided that no consent of the Issuing Banks shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii)Assignments shall be subject to the following additional conditions:

(a)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Revolving Loans, the amount of the Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Lead Borrower and the Administrative Agent otherwise consent; provided that no such consent of Lead Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;

(b)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one tranche of Commitments or Revolving Loans;

(c)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption (by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with the payment by the assignee of a processing and recordation fee of $3,500; and

(d)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 5.01 and 13.01.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and, as to its own positions only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (ii) above and any written consent to such assignment required by clause (ii) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)Any Lender may, without the consent of Lead Borrower or the Administrative Agent, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Sections 5.04(b) and (c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) agrees to be subject to the provisions of Section 3.03 as if it were an under assignee clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 5.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Lead Borrower’s request and expense, to use reasonable efforts to cooperate with Lead Borrower to effectuate the provisions of Section 3.04 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.03 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Lead Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Revolving Loan or its other obligations under any Credit Document)  to any Person except to the extent such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Revolving Loans and Notes hereunder to a Federal Reserve Bank or central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Lead Borrower), any Lender which is a fund may pledge all or any portion of its Revolving Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.

(f)If any Borrower wishes to replace the Revolving Loans or Commitments with Revolving Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Revolving Loans or holdings such Commitments, instead of prepaying the Revolving Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Revolving Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12).  Pursuant to any such assignment, all Revolving Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Revolving Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08.  By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Revolving Loans or Commitments pursuant to the terms of an

Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(g)The Administrative Agent shall have the right, and Lead Borrower hereby expressly authorizes the Administrative Agent to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by Lead Borrower (or its counsel) and any updates thereto.  The Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant.  Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders (other than with respect to assignments or participations by it of its Loans and Commitments, if any).  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender (other than with respect to assignments or participations by it of its Loans and Commitments, if any).

(h)Disqualified Lenders.  Notwithstanding anything to the contrary contained in this Agreement, any assignment to a Disqualified Lender shall not be void, but shall be subject to the following provisions:

(i)If any assignment is made to any Disqualified Lender without Lead Borrower’s prior written consent, or if any Person becomes a Disqualified Lender after the Closing Date, Lead Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, cancel any unfunded Commitment the subject thereof and (A) in the case of outstanding Loans held by Disqualified Lenders, prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood that, notwithstanding anything in the Credit Documents to the contrary, any such prepayment shall not be subject to any provisions requiring prepayments of the Loans on a pro rata basis and no other Loans shall be required to be repaid as a result of such prepayment) and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Transferee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that (i) Lead Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.04(b)(unless waived by the Administrative Agent), and (ii) in the case of clause (A) above, the Borrowers shall not use the proceeds from any Loans or loans under the Term Loan Credit Agreement to prepay any Loans held by Disqualified Lenders.

(ii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Section 13.05No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 13.06[Reserved].

Section 13.07Calculations; Computations.

(a)The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further, that if Lead Borrower notifies the Administrative Agent that Lead Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies Lead Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then Lead Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended.  Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on Lead Borrower’s treatment thereof in accordance with U.S. GAAP as in effect on the Closing Date and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(b)The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 13.08GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; provided that (A) the interpretation of the definition of “material adverse effect” (as defined in THE acquisition agreement), and whether or not such “material adverse effect” has occurred, (B) the determination of the accuracy of any OF THE Acquisition Agreement RepresentationS, and whether as a result of any inaccuracy thereof the conditions set forth in Section 6.14 with respect to SUCH REPRESENTATIONS have not been satisfied, and (C) the determination of whether THE Acquisition has been consummated in accordance with the terms of THE APPLICABLE Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with Lead Borrower and the Administrative Agent.

Section 13.10Joint and Several Liability of Borrowers.

(a)Each Borrower is accepting joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 13.10), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d)The Obligations of each Borrower under the provisions of this Section 13.10 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)Except as otherwise expressly provided in this Agreement and the other Credit Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Commitment Increase or Extended Revolving Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or any other Secured Creditor under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).

(f)Each Borrower represents and warrants to the Agents and the other Secured Creditor that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and the other Secured Creditor that such Borrower has read and understands the terms and conditions of the Credit Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)Each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any other Secured Creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such Secured Creditor’s rights of subrogation and reimbursement against any Borrower.

(h)Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are or become secured by Real Property.  This means, among other things:

(i)the Agents and other Secured Creditors may collect from such Borrower without first foreclosing on any Real Property or personal property Collateral pledged by Borrowers.

(ii)If any Agent or any other Secured Creditor forecloses on any Collateral consisting of Real Property pledged by any Credit Party:

(A)the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(B)the Agents and the other Secured Creditors may collect from such Borrower even if any Agent or other Secured Creditor, by foreclosing on the Collateral consisting of Real Property, has destroyed any right such Borrower may have to collect from the other Borrowers or any other Credit Party.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are or become secured by Real Property.

(i)The provisions of this Section 13.10 are made for the benefit of the Agents, the other Secured Creditors and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Agent, any other Secured Creditor or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 13.10 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the express terms of this Agreement.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any other Secured Creditor upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 13.10 will forthwith be reinstated in effect, as though such payment had not been made.

(j)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to any Agent or any other Secured Creditor with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in accordance with the terms of this Agreement.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any other Secured Creditor hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to any indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, subject to any applicable intercreditor agreements then in effect, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agents, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 7.4 of the Security Agreement.

(l)Each Borrower hereby agrees that, to the extent any Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally.  Each such Borrower’s right of contribution shall be subject to the terms and conditions of clauses (j) and (k) of this Section 13.10. The provisions of this clause (l) shall in no respect limit the obligations and liabilities of any Borrower to the Agents and the Lenders, and each Borrower shall remain liable to the Agent and the Lenders for the full amount such Borrower agreed to repay hereunder.

Section 13.11Headings Descriptive.  The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.12Amendment or Waiver; etc.

(a)Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Guaranty Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) or the Administrative Agent with the written consent of the Required Lenders, provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Revolving Commitment, or reduce the rate or extend the time of payment of interest or fees thereon; except in connection with the waiver of the applicability of any post-default increase in interest rates, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty by the Guarantors without the prior written consent of each Lender, (iv) [reserved], (v) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provision of Section 11.11, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (vi) reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders” without the prior written consent of each Lender (it being understood that, with the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Revolving Commitments are included on the Closing Date) or (vii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or Swingline Lender, (5) without the prior written consent of the Supermajority Lenders, change the definition of the term “Availability” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts”, “Eligible Due from Agent Accounts” and “Eligible Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a

Permitted Acquisition to the Borrowing Base as provided herein or (6) without the prior written consent of the Supermajority Lenders, increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto.

(b)If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Lead Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided further that in any event Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c)Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i), in accordance with the provisions of Section 2.15, enter into an Incremental Revolving Commitment Amendment, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment; provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d)[Reserved.]

(e)Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Supermajority” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g)Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and/or the Collateral Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and/or the Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 13.13Survival.  All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

Section 13.14Domicile of Loans.  Each Lender may transfer and carry its Revolving Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 3.01 or 5.01 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

Section 13.15Register.  The Borrowers hereby designate the Administrative Agent to serve as their agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each of the Lenders, the Revolving Commitments and principal amount of Revolving Loans and LC Obligations by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Holdings, Lead Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes absent manifest error), notwithstanding notice to the contrary.  With respect to any Lender, the transfer of the Commitments of, and the principal (and interest) amounts of the Revolving Loans owing to, such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Revolving Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Revolving Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Revolving Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The registration of any provision of Revolving Commitment Increases pursuant to Section 2.15 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Revolving Commitment Amendment. Coincident with the delivery of such Incremental Revolving Commitment Amendment for acceptance and registration of the provision of Revolving Commitment Increases, as the case may be, or as soon thereafter as practicable, to the extent requested by any Lender of a Revolving Commitment Increase, Notes shall be issued, at the Borrowers’ expense, to such Lender to be in conformity with Section 2.04 (with appropriate modification) to the extent needed to reflect Revolving Commitment Increases, and outstanding Revolving Loans made by such Lender.

Section 13.16Confidentiality.

(a)Subject to the provisions of clause (b) of this Section 13.16, each Agent, Lead Arranger and Lender agrees that it will not disclose without the prior written consent, which may take the form of electronic mail, of Lead Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Term Loans; provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender (or language substantially similar to this Section 13.16(a))) any non-public information with respect to the Borrowers or any of their respective Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 (or language substantially similar to this Section 13.16(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, any Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrowers or any Affiliate of the Borrowers, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Borrowers or on the Borrowers’ behalf; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16 (or language substantially similar to this Section 13.16(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b)The Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings, Lead Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, Lead Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

Section 13.17USA Patriot Act Notice.  Each Lender hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Holdings, the Borrowers and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act, and each Credit Party agrees to provide such information from time to time to any Lender.

Section 13.18[Reserved].

Section 13.19Waiver of Sovereign Immunity.  Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Holdings, the Borrowers, or any of their respective Subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Holdings, the Borrowers, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Holdings and the Borrowers, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.  Without limiting the generality of the foregoing, Holdings and the Borrowers further agree that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 13.20[Reserved].

Section 13.21INTERCREDITOR AGREEMENT.

(a)EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b)THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.  A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c)THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY.  AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

Section 13.22Absence of Fiduciary Relationship.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arrangers and their Affiliates or the Documentation Agent and its Affiliates or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrowers hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers or their Affiliates, the Documentation Agent or its Affiliates or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty by reason of this Agreement, any other Credit Document or the transactions contemplated herby or thereby.

Section 13.23Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 13.24Entire Agreement.  This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.

Section 13.25Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

*       *       *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

FOR AND ON BEHALF OF:

GREENLIGHT ACQUISITION CORP.,
as Holdings

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

ATS CONSOLIDATED, INC.,
as Lead Borrower

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

AMERICAN TRAFFIC SOLUTIONS, INC.
LASERCRAFT, INC.
AMERICAN TRAFFIC SOLUTIONS CONSOLIDATED, L.L.C.
PLATEPASS, L.L.C.
ATS PROCESSING SERVICES, L.L.C.
ATS TOLLING LLC
SUNSHINE STATE TAG AGENCY LLC
AUTO TAG OF AMERICA LLC
AUTO TITLES OF AMERICA LLC
AMERICAN TRAFFIC SOLUTIONS, L.L.C.
MULVIHILL ICS, ICN.
MULVIHILL ELECTRICAL ENTERPRISES, INC.,
each as a Borrower

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

UPON AND FOLLOWING THE CONSUMMATION OF THE ACQUISITION:

HIGHWAY TOLL ADMINISTRATION, LLC
TOLL BUDDY, LLC
VIOLATION MANAGEMENT SOLUTIONS, LLC,
as Holdings

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

[ATS - Revolving Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, a Lender, an Issuing Bank and Swingline Lender

By:	/s/ Katherine Donovan
	Name:	Katherine Donovan
	Title:	Credit Officer

[ATS - Revolving Credit Agreement]

BMO Harris Bank N.A.,
as a Lender and an Issuing Bank

By:	/s/ Kara Goodwin
	Name:	Kara Goodwin
	Title:	Managing Director

[ATS - Revolving Credit Agreement]

Credit Suisse AG, Cayman Islands Branch,,
as a Lender

By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s/ Joan Park
	Name:	Joan Park
	Title:	Authorized Signatory

[ATS - Revolving Credit Agreement]

Deutsche Bank AG New York Branch,,
as a Lender

By:	/s/ Alicia Schug
	Name:	Aicia Shug
	Title:	Vice President

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

[ATS - Revolving Credit Agreement]

Morgan Stanley Senior Funding, Inc.,
as a Lender

By:	/s/ Lisa Hanson
	Name:	Lisa Hanson
	Title:	Vice President

[ATS - Revolving Credit Agreement]

Schedule 1.01(A)

Closing Date Refinancing

Indebtedness under that certain Business Loan Agreement (Asset Based), dated as of October 7, 2016, by and between Highway Toll Administration, LLC, as borrower, and JPMorgan Chase Bank, N.A., as lender, as amended, modified, or supplemented from time to time.

Indebtedness under that certain First Lien Term Loan Credit Agreement, dated as of May 31, 2017, by and among Greenlight Acquisition Corporation, ATS Consolidated, Inc., as lead borrower, American Traffic Solutions, Inc., as a borrower, LaserCraft, Inc., as a borrower, the lenders from time to time parties thereto and Bank of America, N.A., as the administrative agent and collateral agent, as amended, modified, or supplemented from time to time.

Indebtedness under that certain Second Lien Term Loan Credit Agreement, dated as of May 31, 2017, by and among Greenlight Acquisition Corporation, ATS Consolidated, Inc., as lead borrower, American Traffic Solutions, Inc., as a borrower, LaserCraft, Inc., as a borrower, the lenders from time to time parties thereto and Bank of America, N.A., as the administrative agent and collateral agent.

Indebtedness under that certain Revolving Credit Agreement, dated as of May 31, 2017, by and among Greenlight Acquisition Corporation, ATS Consolidated, Inc., as lead borrower, each of the other borrowers party thereto from time to time, the lenders from time to time parties thereto and Bank of America, N.A., as the administrative agent and collateral agent, as amended, modified, or supplemented from time to time.

SCHEDULE 1.01(B)

Unrestricted Subsidiaries

None.

Schedule 1.02

Existing Letters of Credit

Account Party	L/C Issuer	Expiry Date	Letter of Credit Amount	Beneficiary
Auto Tag of America LLC	Bank of America, N.A.	1/31/2017	$25,000.00	Bexar County Tax Assessor – Collector
American Traffic Solutions Inc.	BMO Harris Bank	3/22/2018	$100,000.00	State of Florida, Department of Transportation
American Traffic Solutions Inc.	BMO Harris Bank	1/07/2019	$916,745.24	Riverview Point, L.P.

SCHEDULE 2.01

Commitments

Lenders	Revolving Commitments
Bank of America, N.A.	$33,750,000
BMO Harris Bank N.A.	$18,750,000
Credit Suisse AG, Cayman Islands Branch	$7,500,000
Deutsche Bank AG New York Branch	$7,500,000
Morgan Stanley Senior Funding, Inc.	$7,500,000
Total	$75,000,000

SCHEDULE 2.02(C)

Designated Account

Bank Name: BMO Harris Bank N.A.

Bank Address: Chicago, IL

ABA#: 071000288

Account #: 1695360

Account Name: American Traffic Solutions, Inc.

Attention: Tricia Chiodo

SCHEDULE 8.12

Real Property

None.

SCHEDULE 8.14

Subsidiaries

Name of Issuing Entity	Record Owner	Percentage Owned
Highway Toll Administration, LLC	ATS Consolidated, Inc.	100%
Canadian Highway Toll Administration, LTD	ATS Consolidated, Inc.	100%
Violation Management Solutions, LLC	Highway Toll Administration, LLC	100%
Toll Buddy, LLC	Highway Toll Administration, LLC	100%
American Traffic Solutions, Inc.	ATS Consolidated, Inc.	100%
LaserCraft, Inc.	American Traffic Solutions, Inc.	100%
Mulvihill ICS, Inc.	American Traffic Solutions, Inc.	100%
Mulvihill Electrical Enterprises, Inc.	Mulvihill ICS, Inc.	100%
American Traffic Solutions Consolidated, L.L.C.	ATS Consolidated, Inc.	100%
American Traffic Solutions, L.L.C.	American Traffic Solutions Consolidated, L.L.C.	100% Class A (Voting Control)
American Traffic Solutions, L.L.C.	American Traffic Solutions, Inc.	100% Class B
ATS Processing Services, L.L.C.	American Traffic Solutions Consolidated, L.L.C.	100%
PlatePass, L.L.C.	American Traffic Solutions Consolidated, L.L.C.	100%
ATS Tolling LLC	PlatePass, L.L.C.	100%
Sunshine State Tag Agency LLC	American Traffic Solutions Consolidated, L.L.C.	100%
Auto Tag of America LLC	Sunshine State Tag Agency LLC	100%
Auto Titles of America LLC	Sunshine State Tag Agency LLC	100%

SCHEDULE 8.19

Labor Matters

None.

SCHEDULE 9.13

Post-Closing Actions

Each Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described below as soon as commercially reasonable and by no later than the date set below with respect to such action or such later date as the Administrative Agent may reasonably agree.

1.

On or before the date that is 90 days following the Closing Date, the Borrowers shall deliver, or cause to be delivered, to the Administrative Agent insurance endorsements with respect to the insurance policies required by Section 9.03 of the Credit Agreement naming the Collateral Agent for the benefit of the Secured Creditors as loss payee and/or additional insured, as applicable, in each case in form and substance reasonably satisfactory to the Administrative Agent.

2.

On or before the date that is 10 Business Days following the Closing Date, the Borrowers shall file, or cause to be filed, with the Department of State of the State of New York, UCC-3 termination statements in respect of the following UCC-1 financing statements:

a.	Financing Statement File Number: 201610116204300
b.	Financing Statement File Number: 201209015987482
c.	Financing Statement File Number: 201410276140454
3.

On or before the date that is 10 Business Days following the Closing Date, the Borrowers shall deliver, or cause to be delivered, to the Initial Fixed Asset Administrative Agent (as defined in the Intercreditor Agreement) or its counsel, in each case as bailee for the Administrative Agent, the following certificate representing the Equity Interests of such Subsidiary and the corresponding undated stock power executed in blank by a duly authorized officer of the holder of such Equity Interests.

Name of Issuing Entity	Record Owner	Certificate Number
Canadian Highway Toll Administration, Ltd.	ATS Consolidated, Inc.	C-4

1.

SCHEDULE 9.17

Deposit Accounts1

Owner	Type of Account	Bank	Account Numbers
Sunshine State Tag Agency LLC	Checking	Bank of America	457024797845
Auto Tag of America LLC	Checking	Bank of America	457024798161
Auto Tag of America LLC	Checking	Bank of America	457024798145
Auto Tag of America LLC	Checking	Bank of America	457024798158
American Traffic Solutions, Inc.	Checking	Bank of Montreal	1695360
American Traffic Solutions, Inc.	Checking	Bank of Montreal	1690205
American Traffic Solutions, Inc.	Checking	Bank of Montreal	1740364
Mulvihill ICS, Inc.	Checking	Bank of Montreal	3524923
Mulvihill Electrical Enterprises, Inc.	Checking	Bank of Montreal	2983526
PlatePass, L.L.C.	Checking	Bank of Montreal	3817533
ATS Tolling LLC	Checking	Bank of Montreal	1610336
ATS Processing Services, L.L.C.	Checking	Bank of Montreal	1810944
ATS Processing Services, L.L.C.	Checking	Bank of Montreal	21909088
ATS Consolidated, L.L.C.	Checking	Bank of Montreal	1731405
Sunshine State Tag Agency LLC	Checking	Bank of Montreal	3992575
Auto Title of America LLC	Checking	Bank of Montreal	1616887
PlatePass, L.L.C.	Checking	Chase Bank	885997650
ATS Processing Services, L.L.C.	Checking	Chase Bank	938776101
American Traffic Solutions, Inc.	Checking	US Bank	153454746501
American Traffic Solutions, Inc.	Checking	US Bank	153454747160
PlatePass, L.L.C.	Checking	US Bank	151701015597
ATS Processing Services, L.L.C.	Checking	US Bank	151701644248
ATS Processing Services, L.L.C.	Checking	Chase Bank	4680153101
American Traffic Solutions, Inc.	Checking	Wells Fargo Bank	4122180268
ATS Consolidated, L.L.C.	Checking	Wells Fargo Bank	7774008077
Auto Tag of America	Checking	Bank of America	457024807654
Sunshine State Tag Agency	Checking	Bank of America	457024807641
American Traffic Solutions, Inc.	Checking	First Tennessee	184901536
Highway Toll Administration, LLC	Checking	JP Morgan Chase	3093766268
Highway Toll Administration, LLC	Line of Credit	Chase Bank	451824895001

Certain accounts may be designated as Excluded Accounts after the Closing Date.

Highway Toll Administration, LLC	Checking	Chase Bank	472312318
Highway Toll Administration, LLC	Checking	Chase Bank	209928217
Highway Toll Administration, LLC	Checking	Chase Bank	209928272
Highway Toll Administration, LLC	Checking	Chase Bank	209928328
Highway Toll Administration, LLC	Checking	Chase Bank	209928339
Highway Toll Administration, LLC	Checking	Chase Bank	209928595
Highway Toll Administration, LLC	Checking	Chase Bank	209928672
Highway Toll Administration, LLC	Checking	Chase Bank	209928939
Highway Toll Administration, LLC	Checking	Chase Bank	525055070
Highway Toll Administration, LLC	Checking	Chase Bank	568585306
Highway Toll Administration, LLC	Checking	Chase Bank	568587336
Highway Toll Administration, LLC	Savings	Chase Bank	907944455965
HTA Highway Toll Administration, LLC	Savings	Chase Bank	2958682928
Violation Management Solutions, LLC	Checking	Chase Bank	830602889
Violation Management Solutions, LLC	Checking	Chase Bank	830603531
Violation Management Solutions, LLC	Checking	Chase Bank	830605361
Violation Management Solutions, LLC	Checking	Chase Bank	830606898
Toll Buddy, LLC	Checking	Chase Bank	220669896

SCHEDULE 10.01(iii)

Existing Liens

None.

SCHEDULE 10.04

Existing Indebtedness

None.

SCHEDULE 10.05(iii)

Existing Investments

None.

SCHEDULE 10.06(viii)

Affiliate Transactions

None.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Administrative Agent

   (the “Administrative Agent”) for the Lenders

   party to the Credit Agreement referred to below

333 S. Hope Street, Ste 13th Floor

Los Angeles, CA 90071

Attention: Robert Dalton, Senior Vice President

Telephone: (213) 345-0486

Telecopier: (312) 453-5270

Electronic Mail: [●]

Ladies and Gentlemen:

The undersigned, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), refers to the Revolving Credit Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Greenlight Acquisition Corporation, Lead Borrower, each other borrower signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions from time to time party thereto and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement (the “Proposed Borrowing”) and sets forth below the information relating to the Proposed Borrowing as required by Section 2.03 of the Credit Agreement:

(i)The Business Day of the Proposed Borrowing is ________, ________.1

(ii)The aggregate principal amount of the Proposed Borrowing is $__________.

(iii)The Revolving Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBO Rate Loans].

(iv)[The initial Interest Period for the Proposed Borrowing is [if Interest Period is less than one month, describe Interest Period] [one month] [two months] [three months] [six months] [twelve months]].1

(v)The location and number of the account to which funds shall be disbursed is as follows:  [________________].

[1]

Shall be (i) not later than 1:00 p.m., New York City time, on the date of the Proposed Borrowing in the case of Base Rate Loans and (ii) not later than 1:00 p.m., New York City time, three Business Days before the date of the Proposed Borrowing in the case of LIBO Rate Loans (or four Business Days as described in Footnote 2 below), in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 pm (New York City time) on such day.

[2]

To be included for a Proposed Borrowing of LIBO Rate Loans.  The Administrative Agent may agree to an Interest Period of less than one month.  Interest Periods other than 1, 2, 3 or 6 months in duration require consent by each applicable Lender with a relevant Revolving Commitment of such request.  If Lead Borrower wishes to request LIBO Rate Loans having an Interest Period other than 1, 2, 3 or 6 months in duration, or less than one month in duration, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days before the date of the Proposed Borrowing having an Interest Period other than one, two, three or six months in duration.

A-1-1

[The undersigned hereby certifies that the following statements will, unless otherwise notified to the Administrative Agent on or prior to the date of the Proposed Borrowing, be true on the date of the Proposed Borrowing:

(A)the representations and warranties made by any Credit Party set forth in Section 8 of the Credit Agreement or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation and warranty) on and as of the date of such Proposed Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (without duplication of any materiality standard set forth in any such representation or warranty);

(B)no Default or Event of Default shall exist at the time of, or result from, such Proposed Borrowing; and

(C)Availability on the date of the Proposed Borrowing shall be not less than the amount of the Proposed Borrowing.]3

Very truly yours,

ATS CONSOLIDATED, INC.,
as Lead Borrower

By:
Name:
Title:]

[3].	To be included for a Proposed Borrowing after the Closing Date.

A-1-2

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Administrative Agent
   (the “Administrative Agent”) for the Lenders
   party to the Credit Agreement referred to below

333 S. Hope Street, Ste 13th Floor
Los Angeles, CA 90071
Attention: Robert Dalton, Senior Vice President

Telephone: (213) 345-0486

Telecopier: (312) 453-5270

Electronic Mail: robert.m.dalton@baml.com

Ladies and Gentlemen:

The undersigned, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), refers to the Revolving Credit Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Greenlight Acquisition Corporation, a Delaware corporation, Lead Borrower, each other borrower signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions from time to time party thereto and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.08 of the Credit Agreement that the undersigned hereby requests to [convert] [continue] the Borrowing of Revolving Loans referred to below and sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.08 of the Credit Agreement:

(i)The Proposed [Conversion] [Continuation] relates to the Borrowing of Revolving Loans currently maintained as a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on___________ ___, 20__] (the “Outstanding Borrowing”).

(ii)The Business Day of the Proposed [Conversion] [Continuation] is ____________.1

(iii)The Outstanding Borrowing shall be [continued as a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on___________ ___, ______]] [converted into a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on___________ ___, ______]].2 3

[1]

Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into or continuation of Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 1:00 pm (New York City time) on such day.

[2]

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, Lead Borrower should make appropriate modifications to this clause to reflect same.

[3]

If any such Notice of Conversion/Continuation requests a Borrowing of LIBO Rate Loans but does not specify an Interest Period, then Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

A-1-1

[The undersigned hereby certifies that no Event of Default is in existence on the date of the Proposed Conversion].4

Very truly yours,

ATS CONSOLIDATED, INC.,
as Lead Borrower

By:
Name:
Title:

4 In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBO Rate Loan.

A-1-2

EXHIBIT B-1

FORM OF REVOLVING NOTE

$[ ]	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), and each other borrower signatory hereto (collectively, and together with Lead Borrower, the “Borrowers”), hereby jointly and severally promise to pay to [  ] (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on (or, to the extent required by the Credit Agreement, before) the Maturity Date (as defined in the Credit Agreement) the principal sum of [  ] DOLLARS ($[  ]) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) represented by this Note and made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers, jointly and severally, also promise to pay interest on the unpaid principal amount of each Revolving Loan represented by this Note and made by the Lender in like money at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Revolving Credit Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, the Borrowers, the various financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement).  This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranty Agreement (as defined in the Credit Agreement).  As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.  This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

B-1-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ATS CONSOLIDATED, INC.
AMERICAN TRAFFIC SOLUTIONS, INC.
LASERCRAFT, INC.
AMERICAN TRAFFIC SOLUTIONS CONSOLIDATED, L.L.C.
PLATEPASS, L.L.C.
ATS PROCESSING SERVICES, L.L.C.
ATS TOLLING LLC
SUNSHINE STATE TAG AGENCY LLC
AUTO TAG OF AMERICA LLC
AUTO TITLES OF AMERICA LLC
AMERICAN TRAFFIC SOLUTIONS, L.L.C.
MULVIHILL ICS, INC.
MULVIHILL ELECTRICAL ENTERPRISES, INC.
TOLL BUDDY, LLC
VIOLATION MANAGEMENT SOLUTIONS, LLC
HIGHWAY TOLL ADMINISTRATION, LLC

By:
Name:
Title:

[Signature Page to Revolving Note]

EXHIBIT B-2

FORM OF SWINGLINE NOTE

$[ ]	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), and each other borrower signatory hereto (collectively, and together with Lead Borrower, the “Borrowers”), hereby jointly and severally promise to pay to [  ] (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on (or, to the extent required by the Credit Agreement, before) the Maturity Date (as defined in the Credit Agreement) the principal sum of [  ] DOLLARS ($[  ]) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Credit Agreement) represented by this Note and made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers, jointly and severally, also promise to pay interest on the unpaid principal amount of each Swingline Loan represented by this Note and made by the Lender in like money at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This Note is one of the Swingline Notes referred to in the Revolving Credit Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, the Borrowers, the various financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement).  This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranty Agreement (as defined in the Credit Agreement).  As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.  This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

B-2-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ATS CONSOLIDATED, INC.
AMERICAN TRAFFIC SOLUTIONS, INC.
LASERCRAFT, INC.
AMERICAN TRAFFIC SOLUTIONS CONSOLIDATED, L.L.C.
PLATEPASS, L.L.C.
ATS PROCESSING SERVICES, L.L.C.
ATS TOLLING LLC
SUNSHINE STATE TAG AGENCY LLC
AUTO TAG OF AMERICA LLC
AUTO TITLES OF AMERICA LLC
AMERICAN TRAFFIC SOLUTIONS, L.L.C.
MULVIHILL ICS, INC.
MULVIHILL ELECTRICAL ENTERPRISES, INC.
TOLL BUDDY, LLC
VIOLATION MANAGEMENT SOLUTIONS, LLC
HIGHWAY TOLL ADMINISTRATION, LLC

By:
Name:
Title:

[Signature Page to Swingline Note]

EXHIBIT C-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions party thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Revolving Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Revolving Loan(s) are not effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished Lead Borrower and the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform Lead Borrower and the Administrative Agent in writing and deliver promptly to Lead Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Lead Borrower or the Administrative Agent) or promptly notify Lead Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by Lead Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

C-1-1

EXHIBIT C-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions party thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code and (v) the interest payments with respect to such participation are not effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

C-2-1

EXHIBIT C-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions party thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.

The undersigned has furnished its participating Lender with an IRS Form W 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

C-3-1

EXHIBIT C-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions party thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Revolving Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Revolving Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.

The undersigned has furnished Lead Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform Lead Borrower and the Administrative Agent in writing and deliver promptly to Lead Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Lead Borrower or the Administrative Agent) or promptly notify Lead Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

C-4-1

EXHIBIT D

FORM OF NOTICE OF SECURED BANK PRODUCT PROVIDER

[Date]1

Bank of America, N.A., as Administrative Agent
   (the “Administrative Agent”) for the Lenders
   party to the Credit Agreement referred to below

333 S. Hope Street, Ste 13th Floor
Los Angeles, CA 90071
Attention: Robert Dalton, Senior Vice President

Telephone: (213) 345-0486

Telecopier: (312) 453-5270

Electronic Mail: robert.m.dalton@baml.com

ATS Consolidated, Inc.

Secured Bank Product Provider

Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions party thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

In accordance with the definition of “Secured Bank Product Provider” as set forth in the Credit Agreement, [                ], [an Affiliate of [                ],] a Lender under the Credit Agreement, hereby notifies the Administrative Agent of the Bank Product[s] set forth on Schedule A hereto (describing [each] such Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount) and agrees to be bound by Section 12.12 of the Credit Agreement.

[Signature Pages Follow]

[1]	To be no later than the later of ten (10) Business Days following (i) the Closing Date and (ii) the creation of the Bank Product[s].

D-1

Very truly yours,

[ ]

By:
Name:
Title:

[Signature Page to Notice of Secured Bank Product Provider]

Schedule A

Bank Product[s]

[See attached]

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

March 1, 2018

In connection with (i) the First Lien Term Loan Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), American Traffic Solutions, Inc., a Kansas corporation (“AT Solutions”), and LaserCraft, Inc., a Georgia corporation  (together with Lead Borrower and AT Solutions, the “Term Loan Borrowers”), the lenders party thereto from time to time and Bank of America, N.A. (“Bank of America”), as the administrative agent and the collateral agent, (ii) the Second Lien Term Loan Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among Holdings, the Term Loan Borrowers, the lenders party thereto from time to time and Bank of America, as the administrative agent and the collateral agent, and (iii) the Revolving Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the First Lien Credit Agreement and the Second Lien Credit Agreement, the “Credit Agreements”), among Holdings, Lead Borrower, the other borrowers from time to time party thereto, the lenders from time to time party thereto and Bank of America, as the administrative agent and the collateral agent, the undersigned officer of the Lead Borrower, solely in her capacity as such and not in her personal capacity, hereby certifies as of the date hereof that:

(i)The Acquisition Agreement Representations are true and correct to the extent required by the definition thereof and the Specified Representations are true and correct in all material respects as of the date hereof as though then made (in each case, any representation or warranty that is qualified as to “materiality” or similar language is true and correct in all respects as of the date hereof); provided that any “Material Adverse Effect” or similar qualifier in any such Specified Representation as it relates to the HTA Targets and their Subsidiaries shall, for the purposes of this Officer’s Certificate, be deemed to refer to the “Closing Date Material Adverse Effect”;

(ii)Since February 3, 2018, there has not occurred any change, event or development that, individually or in the aggregate, has had and continues to have or is reasonably expected to have a Closing Date Material Adverse Effect; and

(iii)The Acquisition will be consummated substantially concurrently with the initial funding of the Initial Term Loans (as defined in the First Lien Credit Agreement), the Initial Term Loans (as defined in the Second Lien Credit Agreement) and the Loans (as defined in the ABL Credit Agreement) (or the effectiveness of the ABL Credit Agreement, to the extent no Loans are funded on the Closing Date) in accordance in all material respects with the Acquisition Agreement without waivers or amendments thereof that are materially adverse, when taken as a whole, to the interests of the Agents and their Affiliates that are Lenders on the date hereof unless consented to by the Agents (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (w) no reduction in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such reduction is applied pro rata to reduce the Term Loan Commitments under the First Lien Credit Agreement and/or the Second Lien Credit Agreement, in each case, on the Closing Date, (x) no increase in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such increase is funded solely by equity investments (in the form of (x) common equity, (y) equity on terms substantially consistent with the Sponsor’s existing equity investment in any Parent Company of Holdings (as such terms may be amended or modified in a manner that is not (when taken as a whole) materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date) or (z) other equity on terms reasonably satisfactory to the Agents), (y) no modification to the purchase price as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of February 3, 2018 shall constitute a reduction or increase in the purchase price and (z) the Agents shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days of receipt of written notice of such waiver or amendment.

Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the applicable Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned officer has duly executed this Officer’s Certificate as of the date first written above.

ATS CONSOLIDATED, INC.,
as Lead Borrower

By:
Name:
Title:

EXHIBIT F

[RESERVED]

EXHIBIT G

FORM OF SECURITY AGREEMENT

Among

GREENLIGHT ACQUISITION CORPORATION,

ATS CONSOLIDATED, INC.,

and

CERTAIN SUBSIDIARIES OF ATS CONSOLIDATED, INC.,

as GRANTORS

and

BANK OF AMERICA, N.A.,

as COLLATERAL AGENT

Dated as of [●]

i

ARTICLE V

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1	Power of Attorney	10
5.2	Assignments	10
5.3	Infringements	11
5.4	Maintenance of Patents or Copyrights	11
5.5	Prosecution of Patent or Copyright Applications	11
5.6	Other Patents and Copyrights	11
5.7	Remedies	11

ARTICLE VI

PROVISIONS CONCERNING ALL COLLATERAL

6.1	Protection of Collateral Agent’s Security	11
6.2	Additional Information	12
6.3	Further Actions	12
6.4	Financing Statements	12

ARTICLE VII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1	Remedies; Obtaining the Collateral Upon an Event of Default	12
7.2	Remedies; Disposition of the Collateral	14
7.3	Waiver of Claims	14
7.4	Application of Proceeds	15
7.5	Remedies Cumulative	15
7.6	Discontinuance of Proceedings	16

ARTICLE VIII

[Reserved]

ARTICLE IX

DEFINITIONS

ARTICLE X

MISCELLANEOUS

10.1	Notices	20
10.2	Waiver; Amendment	20
10.3	Obligations Absolute	20
10.4	Successors and Assigns	21
10.5	Headings Descriptive	21
10.6	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	21
10.7	Grantor’s Duties	22
10.8	Termination; Release.	22
10.9	Counterparts	23
10.10	Severability	23

ii

10.11	The Collateral Agent and the other Secured Creditors	23
10.12	Additional Grantors	23
10.13	Intercreditor Agreement	23
10.14	Additional Collateral Under the First Lien Term Documents and Second Lien Term Documents	24
10.15	Appointment of Sub-Agents	24
10.16	Limited Obligations	24

EXHIBIT A	Form of Copyright Security Agreement
EXHIBIT B	Form of Patent Security Agreement
EXHIBIT C	Form of Trademark Security Agreement
EXHIBIT D	Form of Agreement Regarding Uncertificated Securities
EXHIBIT E	Form of Joinder Agreement

iii

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, this “Agreement”), made by each of the undersigned grantors (each, a “Grantor” and, together with any other entity that becomes a grantor hereunder pursuant to Section 10.12 hereof, the “Grantors”) in favor of Bank of America, N.A., as Collateral Agent (together with any successor Collateral Agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below).  Certain capitalized terms as used herein are defined in Article IX hereof.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, (i) Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), (ii) ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”) and the other Borrowers party thereto, (iii) the Lenders and Issuing Banks party thereto from time to time, and (iv) Bank of America, N.A., as the Administrative Agent and the Collateral Agent, have entered into a Revolving Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), providing for the making of Revolving Loans (including Swingline Loans) to, and the issuance of Letters of Credit on behalf of, the Borrowers, in each case, as contemplated therein (the Lenders, each Issuing Bank, the Swingline Lender, the Administrative Agent, the Collateral Agent and each other Agent are referred to herein collectively as the “Lender Creditors”);

WHEREAS, Lead Borrower and/or one or more of its Restricted Subsidiaries may at any time and from time to time incur, pursuant to one or more separate arrangements, Secured Bank Product Obligations from Secured Bank Product Providers constituting Guaranteed Creditors (the Guaranteed Creditors and Lender Creditors, together with their permitted successors and assigns, are referred to herein as “Secured Creditors”);

WHEREAS, pursuant to the Guaranty Agreement, Holdings and each other Guarantor has jointly and severally guaranteed to the Guaranteed Creditors the payment when due of all of the Relevant Guaranteed Obligations (as defined in the Guaranty Agreement);

WHEREAS, it is a condition to the making of Revolving Loans and Swingline Loans to, and the issuance of Letters of Credit on behalf of, the Borrowers under the Credit Agreement that each Grantor shall have executed and delivered this Agreement; and

WHEREAS, each Grantor will obtain direct or indirect benefits from the incurrence of Revolving Loans and Swingline Loans by, and the issuance of Letters of Credit to, the Borrowers under the Credit Agreement and the entry by Lead Borrower and/or one or more of its Restricted Subsidiaries into separate arrangements governing Secured Bank Product Obligations and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE I

SECURITY INTERESTS

1.1Grant of Security Interests

(a)As security for the prompt and complete payment or performance, as the case may be, when due of all of the Obligations, each Grantor does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following personal property and fixtures (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)each and every Account;

(ii)all cash;

(iii)the Dominion Account and all monies, securities, Instruments and other investments deposited in the Dominion Account;

(iv)all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v)all Commercial Tort Claims set forth on Schedule 8 of the Perfection Certificate (as supplemented from time to time or in any notice delivered pursuant to Section 3.10);

(vi)all Software of such Grantor and all intellectual property rights therein (including all Software licensing rights) and all other proprietary information of such Grantor, including but not limited to all writings, plans, specifications and schematics, all engineering drawings, customer lists, Domain Names and Trade Secret Rights, with respect to each of the foregoing solely to the extent such rights or items subsist or arise under the laws of the United States;

(vii)Contracts and IP Licenses, together with all Contract Rights arising thereunder;

(viii)all Copyrights;

(ix)all Equipment and Fixtures;

(x)all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any Person and all monies credited thereto;

(xi)all Documents;

(xii)all General Intangibles;

(xiii)all Goods;

(xiv)all Instruments;

(xv)all Inventory;

(xvi)all Investment Property;

(xvii)all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii)all Marks, together with the goodwill of the business of such Grantor symbolized by the Marks;

(xix)all Patents;

(xx)all Permits;

(xxi)all Supporting Obligations; and

(xxii)all Proceeds and products of any and all of the foregoing, and, with respect to Copyrights, Marks, Patents, Software and Trade Secret Rights, all income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements, misappropriation or violations thereof and all rights to sue for past, present and future infringement, misappropriation or violations thereof (all of the above in this Section 1.1(a), the “Collateral”).

(b)The security interest of the Collateral Agent under this Agreement extends to all Collateral that any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement.

1.2Certain Exceptions.  Notwithstanding Section 1.1, no security interest is or will be granted pursuant hereto in any right, title or interest of any Grantor in, to or under (each of clauses (a) through (p) collectively, the “Excluded Collateral”):

(a)any fee-owned real property and any real property leasehold interests;

(b)interest in any contracts (including Contracts and Contract Rights), permits, licenses, leases, Accounts, General Intangibles (other than any Equity Interests), Payment Intangibles, Chattel Paper, Letter-of-Credit Rights, Promissory Notes and Health-Care-Insurance Receivables if the grant of a security interest or Lien therein is prohibited as a matter of law, rule or regulation or under the terms of such contracts (including Contracts and Contract Rights), permits, licenses, leases, Accounts, General Intangibles, Payment Intangibles, Chattel Paper, Letter-of-Credit Rights, Promissory Notes and Health-Care-Insurance Receivables, in each case after giving effect to any applicable Uniform Commercial Code and other applicable law;

(c)the Voting Equity Interests of (i) any Foreign Subsidiary that is a CFC in excess of 65% of the outstanding Voting Equity Interests thereof and (ii) any FSHCO in excess of 65% of the outstanding Voting Equity Interests thereof;

(d)assets subject to Capitalized Lease Obligations, purchase money financing and cash to secure letter of credit reimbursement obligations to the extent such Capitalized Lease Obligations, purchase money financing or letters of credit are permitted under the Credit Agreement and the terms thereof prohibit a grant of a security interest therein;

(e)assets sold to a person who is not a Credit Party in compliance with the Credit Agreement;

(f)assets owned by a Subsidiary after the release of the guaranty of the Obligations of such Subsidiary pursuant to the Credit Agreement;

(g)Vehicles (to the extent a security interest therein cannot be perfected by a UCC filing);

(h)any application for registration of a trademark filed with the PTO on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of this Agreement;

(i)Equity Interests in any Person (i) other than the Borrowers and Wholly-Owned Subsidiaries to the extent a pledge thereof is not permitted by the terms of such Person’s charter documents or joint venture or shareholders agreements and other organizational documents and (ii) to the extent a pledge thereof is not permitted by any law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law;

(j)any Letter-of-Credit Right (to the extent a security interest in such Letter-of-Credit Right cannot be perfected by a UCC filing) and any Commercial Tort Claim, in each case, with a value (as determined in good faith by Lead Borrower) of less than $11,250,000;

(k)those assets as to which the Collateral Agent and Lead Borrower reasonably and mutually agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Creditors of the security to be afforded thereby;

(l)“margin stock” (within the meaning of Regulation U);

(m)Excluded Accounts described in clauses (i) through (iii) of the definition thereof;

(n)Equity Interests of Unrestricted Subsidiaries;

(o)any segregated deposits that constitute Permitted Liens under clause (xii), (xiv), (xv), (xxii), (xxvi), (xxviii), (xxxi), (xxxiv), (xxxvi), (xxxviii) or (xlii) of Section 10.01 of the Credit Agreement, in each case, that are prohibited from being subject to other Liens; and

(p)any asset to the extent granting a security interest in such asset would result in a material adverse tax consequence to Holdings and/or its Subsidiaries, as reasonably determined in good faith by Lead Borrower and notified in writing to the Administrative Agent;

provided, however, that Excluded Collateral shall not include any Proceeds, substitutions or replacements of any Excluded Collateral referred to in any of clauses (a) through (p) (unless such Proceeds, substitutions or replacements would constitute Excluded Collateral referred to in any of clauses (a) through (p)).  Notwithstanding anything to the contrary contained herein or in any other Credit Document, (i) no Grantor shall be required to perfect a security interest in Fixtures, (ii) no Grantor shall be required to take any action with respect to the creation or perfection of a security interest or Liens under foreign law with respect to any Collateral, in each case, unless, at Lead Borrower’s election, a Foreign Subsidiary is designated as a Guarantor under the Credit Documents after the Closing Date, (iii) no Grantor shall be required to deliver landlord lien waivers, estoppels, bailee waivers or collateral access letters (it being understood that Landlord Lien Reserves may be imposed to the extent not so delivered), (iv) no Grantor shall be required to deliver any “control agreement” or other control arrangements with respect to any Deposit Account, Securities Account or Commodity Account of such Grantor except as set forth in Section 9.17(c) of the Credit Agreement, and (v) no Grantor shall be required to comply with the Federal Assignment of Claims Act (or any state or municipal equivalent) except as set forth in Section 9.09 of the Credit Agreement.

1.3Power of Attorney.  Subject to the terms of the Intercreditor Agreement, each Grantor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably until the Termination Date (or such earlier date such Grantor is released from this Agreement in accordance with Section 10.08(b)), with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be reasonably necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

1.4Perfection Certificate.  The Collateral Agent and each Secured Creditor agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1Additional Representations and Warranties Regarding Collateral.  As of any date on which all of the representations and warranties set forth in the Credit Documents are required to be made by the Grantors (limited, on the Closing Date, to the Specified Representations), each Grantor represents and warrants as follows:

(a)The provisions of this Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of such Grantor in the Collateral owned by it (as described herein), and upon (i) the timely and proper filing of financing statements listing such Grantor, as a debtor, and the Collateral Agent, as secured creditor, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Grantor, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the UCC as in effect on the date hereof in the State of New York, in each case constituting Collateral of such Grantor in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) with respect to Deposit Accounts constituting Collateral, execution of a “control agreement” establishing the Collateral Agent’s “control” (within the meaning of the UCC as in effect on the date hereof in the State of New York), (iv) with respect to Patents and Marks constituting Collateral, the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to this Agreement, in each case in the PTO and (v) with respect to Copyrights constituting Collateral, the recordation of the Copyright Security Agreement, if applicable, in the form attached to this Agreement with the USCO, the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Collateral (as described in this Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions (except to the extent perfection is not required by this Agreement).

(b)Upon the taking of the actions under clause (a) above, such security interest will be superior to and prior to all other Liens of all other Persons (other than Permitted Liens), and enforceable as such as against all other Persons (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) other than Ordinary Course Transferees.

(c)Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof, such Grantor will be, the owner of, or otherwise have the right to use, all Collateral free from any Lien of any Person (other than Permitted Liens).

(d)With respect to any Pledged Collateral of such Grantor constituting the Equity Interests in any Person that is a Subsidiary of Holdings, such Grantor represents and warrants that such Equity Interests have been duly and validly issued and is fully paid and non-assessable (to the extent such concept is applicable, and other than any assessment on the equity holders of such Person that may be imposed as a matter of law) and is owned by such Grantor, subject to no options for the purchase of such Equity Interests.

(e)With respect to any Collateral of such Grantor constituting Instruments issued by any other Grantor or any Subsidiary of any Grantor, such Instrument constitutes, or when executed by the obligor thereof will constitute, the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

2.2Additional Covenants Regarding Collateral.  Each Grantor covenants and agrees, from and after the Closing Date until the Termination Date (or such earlier date such Grantor is released from this Agreement in accordance with Section 10.08(b)) as follows:

(a)Such Grantor shall, at its own expense, take all commercially reasonable actions necessary (as determined in good faith by the applicable Grantor) to defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein materially adverse to the interests of the Lenders (other than Permitted Liens).

(b)Such Grantor will not authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with Permitted Liens.

(c)Such Grantor will not change its legal name as such name appears in its respective public organic record, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), or its jurisdiction of organization, in each case, from that set forth on Schedule 1(a) of the Perfection Certificate or its Location from that set forth on Schedule 2(a) of the Perfection Certificate, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Credit Agreement) if (i) such Grantor shall have given to the Collateral Agent written notice of each change to the information listed on Schedule 1(a) or Schedule 2(a) of the Perfection Certificate, as applicable, within 30 days after such change (or such longer period as reasonably agreed to by the Collateral Agent) and (ii) in connection with such change or changes, such Grantor shall take all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected to the extent described in Section 2.1(a) and in full force and effect (in each case, with respect to this clause (ii), except to the extent such Grantor becomes an Excluded Subsidiary as a result of other permitted transactions taken in connection with such change or changes).

2.3Recourse.  This Agreement is made with full recourse to each Grantor, pursuant to, and subject to any limitations set forth in, this Agreement and the other Credit Documents.

ARTICLE III

SPECIAL PROVISIONS CONCERNING PLEDGED COLLATERAL, ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1Equity Interests

(a)To the extent the Equity Interests in any Person that are included in the Pledged Collateral constitute Certificated Securities, each Grantor shall on the date hereof or such later date permitted by Section 9.13 of the Credit Agreement, with respect to any such Certificated Securities held by such Grantor on the date hereof, and, subject to Section 9.12 of the Credit Agreement, on or prior to the next Quarterly Update Date, with respect to any such Certificated Securities acquired by such Grantor after the date hereof, physically deliver such Certificated Securities to the Collateral Agent, endorsed to the Collateral Agent or endorsed in blank, in each case, to the extent the interests represented by such Certificated Securities are required to be pledged hereunder.

(b)To the extent the Equity Interests in any Subsidiary of Holdings that are included in the Pledged Collateral constitute Uncertificated Securities, at any time any Event of Default under the Credit Agreement has occurred and is continuing, such Grantor shall cause the Subsidiary that is the issuer of such Uncertificated Securities, promptly, upon the request of the Collateral Agent, to duly authorize, execute, and deliver to the Collateral Agent, an agreement for the benefit of the Collateral Agent and the other Secured Creditors substantially in the form of Exhibit D hereto (appropriately completed to the reasonable satisfaction of the Collateral Agent and with such modifications, if any, as shall be reasonably satisfactory to the Collateral Agent) pursuant to which such issuer (and if such issuer is a Grantor, such issuer hereby) agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Securities originated by any other Person other than a court of competent jurisdiction; provided, that, unless an Event of Default has occurred and is continuing, the Collateral Agent shall not deliver to the issuer of such Uncertificated Securities a notice stating that the Collateral Agent is exercising exclusive control of such Uncertificated Securities.

(c)For greater certainty, unless and until there shall have occurred and be continuing any Event of Default under the Credit Agreement, each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral owned by it, and to give consents, waivers or ratifications in respect thereof.  All such rights of each Grantor to vote and to give consents, waivers and ratifications shall cease at any time after the occurrence and during the continuance of an Event of Default upon, except in the case of an Event of Default under Section 11.05 of the Credit Agreement, at least two Business Days’ prior written notice from the Collateral Agent of its intent to exercise its rights with respect to such Pledged Collateral under this Agreement.

(d)For greater certainty, except as permitted under the Credit Agreement, (i) unless and until there shall have occurred and be continuing an Event of Default and, other than in the case of an Event of Default under Section 11.05 of the Credit Agreement, the Collateral Agent shall have given at least two Business Days’ prior written notice of its intent to exercise such rights with respect to the Pledged Collateral to the Grantor, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Pledged Collateral shall be paid to the respective Grantor and (ii) after there shall have occurred and be continuing an Event of Default and, other than in the case of an Event of Default under Section 11.05 of the Credit Agreement, the Collateral Agent shall have given at least two Business Days’ prior written notice of its intent to exercise such rights with respect to the Pledged Collateral to the Grantor, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Pledged Collateral shall be paid to the Collateral Agent.  While this Agreement is in effect, the Collateral Agent shall be entitled to receive directly, and to retain as part of the Collateral, in each case, to the extent otherwise required by this Agreement all other or additional Equity Interests, Instruments, cash and other property paid or distributed (i) by way of dividend or otherwise in respect of the Pledged Collateral, (ii) by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement and (iii) by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.  All dividends, distributions or other payments which are received by any Grantor contrary to the provisions of this Section 3.1(d) or Section 7 hereof shall be received for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

3.2Accounts and Contract Rights.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contract Rights) and any books and records related thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so requests, such Grantor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) related thereto of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3Direction to Account Debtors; Contracting Parties; etc. Subject to the terms of the Intercreditor Agreement, (a) upon the occurrence and during the continuance of an Event of Default, after giving notice to the relevant Grantor of its intent to do so, if the Collateral Agent so directs any Grantor and (b) as otherwise required pursuant to Section 9.17(c) of the Credit Agreement, such Grantor agrees (i) to cause all payments on account of the Accounts (including Proceeds of Pledged Collateral) and Contracts to be made directly to the Dominion Account, (ii) that the Collateral Agent may, at its option, directly notify the obligors in its own name or in the name of the applicable Grantor with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (i), and (iii) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor; provided that, (x) any failure by the Collateral Agent to give or any delay in giving such notice (including pursuant to Section 9.17(c) of the Credit Agreement) to the relevant Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing.  Without notice to or assent by any Grantor, the Collateral Agent may (subject to the Intercreditor Agreement), upon the occurrence and during the continuance of a Liquidity Period or an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Dominion Account (including any amounts transferred to the Dominion Account from other Deposit Accounts subject to a Deposit Account Control Agreement in accordance with Section 9.17(c) of the Credit Agreement) toward the payment of the Obligations in the manner provided in Section 7.4 of this Agreement.  The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that (x) the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing.

3.4Modification of Terms; etc. Except in accordance with such Grantor’s ordinary course of business, or consistent with reasonable business judgment as determined in good faith by the applicable Grantor or as permitted by Section 3.5 or the Credit Agreement, no Grantor shall rescind or cancel any indebtedness evidenced by any Account, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account, or interest therein, without the prior written consent of the Collateral Agent unless such rescissions, cancellations, modifications, adjustments, extensions, renewals, compromises, settlements, releases, or sales would not reasonably be expected to materially adversely affect the value of the Accounts constituting Collateral taken as a whole.

3.5Collection.  Each Grantor shall endeavor in accordance with historical business practices or otherwise in accordance with reasonable business judgment as determined in good faith by the applicable Grantor to cause to be collected from the Account Debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.  Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default or otherwise required pursuant to the Credit Agreement, any Grantor may allow in the ordinary course of business, or consistent with reasonable business judgment as determined in good faith by the applicable Grantor, as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment and (iii) any other adjustments necessary or desirable in the Grantor’s reasonable business judgment.

3.6Instruments.  If any Grantor at any time holds or acquires any Instrument constituting Collateral with a face value in excess of $3,375,000 individually (other than checks received and collected in the ordinary course of business), such Grantor shall, on the date hereof pursuant to the Perfection Certificate with respect to any such instruments held on the date hereof, and otherwise on or prior to the next Quarterly Update Date, notify the Collateral Agent thereof, and upon request by the Collateral Agent (subject to the Intercreditor Agreement), promptly deliver such Instrument to the Collateral Agent appropriately endorsed in blank or to the order of the Collateral Agent, provided that, so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any Instrument received by such Grantor in the ordinary course of business, and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instruments in its possession and pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal.  If such Grantor retains possession of any Instruments pursuant to the terms hereof, upon request of the Collateral Agent, such Instrument shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Bank of America, N.A., as collateral agent, for the benefit of itself and certain Secured Creditors.”

3.7Grantors Remain Liable Under Accounts.  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8Grantors Remain Liable Under Contracts.  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9Deposit Accounts.  After the date of this Agreement, no Grantor shall establish any new demand, time, savings, passbook or similar account, except for Excluded Accounts, the Dominion Account and Deposit Accounts established and maintained with banks and meeting the requirements of Section 9.17 of the Credit Agreement.

3.10Commercial Tort Claims.  As of the Closing Date, no Grantor has Commercial Tort Claims with an individual claimed value of $11,250,000. If any Grantor shall at any time after the date of this Agreement hold or acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $11,250,000 or more, such Grantor shall, on or prior to the next Quarterly Update Date, notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein (subject to Permitted Liens) and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

3.11Chattel Paper.  Subject to the terms of the Intercreditor Agreement, each Grantor will, following any reasonable request by the Collateral Agent, deliver all of its Tangible Chattel Paper with a value in excess of $3,375,000 to the Collateral Agent on or prior to the next Quarterly Update Date, provided that, so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any Chattel Paper received by such Grantor in the ordinary course of business, and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Chattel Paper in its possession and pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal.  If such Grantor retains possession of any Chattel Paper pursuant to the terms hereof, upon request of the Collateral Agent, such Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Bank of America, N.A., as collateral agent, for the benefit of itself and certain Secured Creditors.”

3.12Further Actions.  To the extent otherwise required by this Agreement or the other Credit Documents, each Grantor will, at its own expense, (i) make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and (ii) take such further steps, including any and all actions as may be necessary or required relating to its Accounts, Contracts, Instruments and other property or rights which constitute Collateral, as the Collateral Agent may reasonably require for the purpose of obtaining or preserving the full benefits of the security interests, rights and powers herein granted.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

4.1Power of Attorney  Each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign until the Termination Date (or such earlier date such Grantor is released from this Agreement in accordance with Section 10.08(b)), solely upon the occurrence and during the continuance of an Event of Default, any document which may be required by the PTO in order to effect an assignment of all right, title and interest in each Mark listed in Schedule 7(a) of the Perfection Certificate, and record the same.

4.2Assignments.  Except as otherwise permitted by the Credit Agreement, each Grantor hereby agrees not to assign or otherwise transfer any rights to any third party all or substantially all rights in any Mark that, in the reasonable business judgment of such Grantor exercised in good faith, is material to such Grantor’s business, absent prior written approval of the Collateral Agent.

4.3Infringements.  Each Grantor agrees, on or prior to the next Quarterly Update Date after learning thereof, to notify the Collateral Agent in writing of any party claiming that such Grantor’s use of any Mark violates in any material respect any intellectual property right of that party, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect.  Each Grantor further agrees to the extent deemed reasonable business judgment as determined by the applicable Grantor, to prosecute diligently any Person infringing any Mark owned by it in any manner that would reasonably be expected to have a Material Adverse Effect.

4.4Preservation of Marks.  Each Grantor agrees to take all such actions as are reasonably necessary to preserve the Marks that are material to such Grantor’s business as trademarks or service marks under the laws of the United States (other than any such material Marks that are no longer material or are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of Grantor’s business).

4.5Maintenance of Registration.  Each Grantor shall, at its own expense, diligently process all documents reasonably required to maintain all material Mark registrations for all of its material registered Marks.

4.6Future Registered Marks.  If any Mark registration is issued hereafter prior to the Termination Date to any Grantor as a result of any application now or hereafter prior to the Termination Date pending before the PTO, such Grantor shall deliver to the Collateral Agent, on or prior to the next Quarterly Update Date, an updated Schedule 7(a) of the Perfection Certificate and a grant of a security interest in such Mark to the Collateral Agent and at the expense of such Grantor, confirming the grant of a security interest in such Mark to the Collateral Agent hereunder, the form of such security to be substantially in the form of Exhibit C hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

4.7Remedies.  If an Event of Default shall occur and be continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) take and use or sell the Marks or Domain Names and the goodwill of such Grantor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Grantor in connection with which the Marks or Domain Names have been used (provided that any license shall be subject to reasonable quality control); and (ii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks owned by it and registrations and any pending trademark applications in the PTO or applicable Domain Name registrar therefor to the Collateral Agent.  Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 4.7 and at such time as the Collateral Agent shall be lawfully entitled, and permitted under the Credit Agreement, to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Marks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Marks, to use, operate under, license, or sublicense any Marks and Domain Names now owned or hereafter acquired by such Grantor to the extent constituting Collateral hereunder.

ARTICLE V

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1Power of Attorney  Each Grantor hereby grants to the Collateral Agent a power of attorney to sign until the Termination Date (or such earlier date such Grantor is released from this Agreement in accordance with Section 10.08(b)), solely upon the occurrence and during the continuance of any Event of Default, any document which may be required by the PTO or the USCO in order to effect an assignment of all right, title and interest in each Patent listed in Schedule 7(a) of the Perfection Certificate or Copyright listed in Schedule 11(b) of the Perfection Certificate, or any other issued or applied-for United States patent or registered or applied-for United States copyright hereinafter owned by such Grantor, and to record the same.

5.2Assignments.  Except as otherwise permitted by the Credit Agreement, each Grantor hereby agrees not to assign or otherwise transfer to any third party all or substantially all rights in any Patent or

Copyright to the extent such Patent or Copyright is material to such Grantor’s business, such materiality to be determined in good faith by such Grantor, absent prior written approval of the Collateral Agent.

5.3Infringements.  Each Grantor agrees, on or prior to the next Quarterly Update Date after learning thereof, to notify the Collateral Agent in writing of any party claiming that such Grantor’s use of any Patent, Copyright or Trade Secret Right violates in any material respect any intellectual property right of that party, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect.  Each Grantor further agrees to diligently prosecute, in accordance with such Grantor’s reasonable business judgment, any Person infringing any Patent owned by it or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.4Maintenance of Patents or Copyrights.  At its own expense, each Grantor shall make timely payment of all post-issuance fees required to maintain in force its rights under each issued Patent or registered Copyright, absent prior written consent of the Collateral Agent (other than any such Patents or Copyrights that are no longer material or are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of Grantor’s business).

5.5Prosecution of Patent or Copyright Applications.  At its own expense, each Grantor shall diligently prosecute all material applications for (i) United States Patents listed in Schedule 7(a) of the Perfection Certificate and (ii) Copyrights listed on Schedule 7(b) of the Perfection Certificate, in each case for such Grantor (other than applications that are no longer material or are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of Grantor’s business), absent written consent of the Collateral Agent not to be unreasonably withheld.

5.6Other Patents and Copyrights.  Upon acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Grantor shall deliver to the Collateral Agent, on or prior to the next Quarterly Update Date, an updated Schedule 7 of the Perfection Certificate and a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Grantor, the form of such grant of a security interest to be substantially in the form of Exhibit A or B hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

5.7Remedies.  If an Event of Default shall occur and be continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) take and practice or sell the Patents, Copyrights and Trade Secrets, in each case, owned by such Grantor, and exercise any other rights vested in the Patents , Copyrights and Trade Secrets pursuant to this Agreement; and (ii) direct such Grantor to refrain, in which event such Grantor shall refrain, from practicing the Patents and using the Copyrights and Trade Secrets directly or indirectly, and such Grantor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents, Copyrights and Trade Secrets , in each case owned by it, to the Collateral Agent for the benefit of the Secured Creditors.  Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 5.7 and at such time as the Collateral Agent shall be lawfully entitled, and permitted under the Credit Agreement, to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) until the Termination Date (or such earlier date such Grantor is released from this Agreement in accordance with Section 10.08(b)), to use, operate under, license, or sublicense any Patents, Copyrights and Trade Secrets now owned or hereafter acquired by such Grantor to the extent constituting Collateral hereunder.

ARTICLE VI

PROVISIONS CONCERNING ALL COLLATERAL

6.1Protection of Collateral Agent’s Security  Except as otherwise permitted or not prohibited by the Credit Agreement, each Grantor will not take any action to impair the rights of the Collateral Agent in the Collateral.  If any Event of Default shall have occurred and be continuing, the Collateral Agent shall (subject to the

Intercreditor Agreement), at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.4 hereof.  Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

6.2Additional Information.  Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Collateral Agent, taking into account any reporting or other notification requirements with respect to such Collateral otherwise set forth in the Credit Documents.

6.3Further Actions.  To the extent otherwise required by this Agreement or the other Credit Documents, each Grantor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral at least to the extent described in Section 2.1.

6.4Financing Statements.  Each Grantor agrees to deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and for the purpose of obtaining and preserving the full benefits of the other rights and security contemplated hereby at least to the extent described in Section 2.1.  Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  Each Grantor hereby authorizes the Collateral Agent to file any such financing statements (and such authorization includes describing the Collateral as “all assets and all personal property whether now owned or hereafter acquired” of such Grantor or words of similar effect).

ARTICLE VII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1Remedies; Obtaining the Collateral Upon an Event of Default.  Each Grantor agrees that, subject to the terms of the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

(i)personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor, in each case without breach of the peace;

(ii)instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

(iii)instruct all banks which have entered into a Deposit Account Control Agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the

Dominion Account; it being understood and agreed that unless a Liquidity Period or an Event of Default has occurred and is continuing, the Collateral Agent shall not deliver to such banks a Liquidity Notice or any other notice stating that the Collateral Agent is exercising exclusive control relating of such Deposit Accounts, Securities Accounts or Commodity Accounts subject thereto;

(iv)sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Grantor shall at its own expense:

(1)forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(2)store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

(3)while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)license or sublicense, whether on an exclusive (where permissible) or nonexclusive basis, any Marks (subject to reasonable quality control), Domain Names, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii)apply any monies constituting Collateral or Proceeds thereof in accordance with the provisions of Section 7.4;

(viii)take any other action as specified in clauses (a)(1) through (a)(5), inclusive, of Section 9-607 of the UCC;

(ix)accelerate any Instrument which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Instrument (including, without limitation, to make any demand for payment thereon); and

(x)with respect to Pledged Collateral,

(1)receive all amounts payable in respect of the Pledged Collateral otherwise payable under Section 3.1 hereof to the respective Grantor;

(2)upon at least two Business Days’ prior written notice to Lead Borrower, transfer all or any part of the Pledged Collateral into the Collateral Agent’s name or the name of its nominee or nominees; and

(3)upon at least two Business Days’ prior written notice to Lead Borrower, vote (and exercise all rights and powers in respect of voting) all or any part of the Pledged Collateral (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Pledged Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Grantor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of such Grantor, with full power of substitution to do so);

it being understood that each Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation.  By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent and that no Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent.

7.2Remedies; Disposition of the Collateral.

(a)To the extent permitted by applicable law, if any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Grantor which the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.2 without accountability to the relevant Grantor.  Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, having jurisdiction over any such sale or sales, all at such Grantor’s expense.  Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.

(b)If at any time when the Collateral Agent shall determine to exercise its right to sell all or any part of the Pledged Collateral consisting of Securities, and such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Collateral Agent may, in its sole and absolute discretion, sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable in order that such sale may legally be effected without such registration.  Without limiting the generality of the foregoing, in any such event the Collateral Agent, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree, among other things, that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Collateral or part thereof.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price which the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

7.3Waiver of Claims.  Except as otherwise provided in this Agreement (including provisions hereof that require that the Collateral Agent act in a manner that it has, in compliance with any mandatory requirements of law, determined to be commercially reasonable), EACH GRANTOR HEREBY WAIVES, TO THE EXTENT

PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(a)all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(b)all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(c)all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

7.4Application of Proceeds.

(a)Subject to the terms of the Intercreditor Agreement, all moneys collected by the Collateral Agent (or, to the extent any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the collateral agent under such other Security Document) upon any sale or other disposition of the Collateral (or the collateral under the relevant Security Document), together with all other moneys received by the Collateral Agent hereunder (or under the relevant Security Document), in each case, as a result of the exercise of remedies by the Collateral Agent after the occurrence and during the continuance of an Event of Default, shall be applied in accordance with Section 11.11 of the Credit Agreement.

(b)All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to any Other Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(c)For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Other  Creditors for a determination (which the Administrative Agent, each Representative and the Other Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Credit Document Obligations and Other Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has written notice from an Other Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Bank Product Obligation that would give rise to any Other Obligations is in existence.

(d)It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

7.5Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Credit Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable invoiced out-of-pocket expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment, in each case, in accordance with the terms and provisions of Section 13.01 of the Credit Agreement.

7.6Discontinuance of Proceedings.  In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VIII

[Reserved]

ARTICLE IX

DEFINITIONS

The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Account Debtor” shall mean any “account debtor” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Agreement” shall have the meaning provided in the preamble hereto.

“Certificated Securities” shall have the meaning provided in the UCC as in effect on the date hereof in the State of New York.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the UCC as in effect on the date hereof in the State of New York.  Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the UCC as in effect on the date hereof in the State of New York, except that it shall refer only to such claims that have been asserted in judicial or similar proceedings.

“Commodity Accounts” shall mean all “commodity accounts” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Contract Rights” shall mean all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including, without limitation, any agreements underlying any Secured Bank Product Obligations, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements, and settlement agreements).

“Copyrights” shall mean all copyrights now owned or hereafter acquired by any Grantor, whether or not registered or applied to be registered with the USCO.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall mean all Obligations described in clause (i) of the definition of “Obligations” in the Credit Agreement.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Documents” shall mean “documents” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names owned by any Grantor now or hereafter acquired.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Excluded Collateral” shall have the meaning provided in Section 1.2 of this Agreement.

“Fixtures” shall mean any “fixtures” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“General Intangibles” shall mean “general intangibles” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Grantor” shall have the meaning provided in the first paragraph of this Agreement.

“Health-Care-Insurance Receivables” shall mean “health-care-insurance receivables” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Holdings” shall have the meaning provided in the recitals hereto.

“Instrument” shall mean “instruments” as such term is defined in Article 9 of the UCC as in effect on the date hereof in the State of New York.

“Inventory” shall mean “inventory” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“IP Licenses” shall mean any Contract, to which a Grantor is party, relating to the license or sublicense of Patents, Marks, Copyrights, Software or Trade Secret Rights or copyrights, patents, trademarks, trade secrets, software or other intellectual property of third parties.

“Lead Borrower” shall have the meaning provided in the recitals of this Agreement.

“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Location” of any Grantor, shall mean such Grantor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all trademarks, service marks, trade dress and trade names now owned or hereafter acquired by any Grantor, whether or not registered or applied to be registered with the PTO (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Sections 1(c) and 1(d) of said Act has been filed in, and accepted by, the PTO).

“Obligations” shall have the meaning set forth in the Credit Agreement.

“Ordinary Course Transferees” shall mean: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the UCC as in effect from time to time in the relevant jurisdiction, (ii) with respect to General Intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the UCC as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the UCC as in effect from time to time in the relevant jurisdiction.

“Other Creditors” shall mean Guaranteed Creditors that are not Lender Creditors.

“Other Obligations” shall mean all Obligations described in clause (ii) of the definition of “Obligations” in the Credit Agreement.  Notwithstanding anything to the contrary contained in this Agreement, each Other Creditor (by its acceptance of the benefits of this Agreement) agrees that (x) Other Obligations shall be secured pursuant to this Agreement only to the extent that, and for so long as, the Credit Document Obligations are so secured and (y) any release of Grantors effected in the manner permitted by the Credit Agreement or this Agreement shall not require the consent of Other Creditors.

“Patents” shall mean all patents and patent applications now owned or hereafter acquired by any Grantor, and any divisions, continuations (including, but not limited to, continuations-in-parts), reissues, and reexaminations thereof.

“Payment Intangibles” shall mean “payment intangibles” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Perfection Certificate” shall mean that certain perfection certificate, dated as of the date hereof, executed and delivered by the Grantors, and each other Perfection Certificate (which shall be in form and substance consistent with the Perfection Certificate delivered on the date hereof or otherwise reasonably acceptable to the Collateral Agent) executed and delivered by the Grantors contemporaneously with the execution and delivery of each Joinder Agreement by any additional Grantor executed in accordance with Section 10.12 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement (including pursuant to any officer’s certificate delivered pursuant to Section 9.01(e) of the Credit Agreement or upon the reasonable request of the Collateral Agent pursuant to Section 6.3 of this Agreement).

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Pledged Collateral” shall mean all of the authorized, and the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other Equity Interests held by any Grantor of (i) any Subsidiary of Holdings or (ii) a Person that is not a Subsidiary of Holdings to the extent the aggregate fair market value of the equity investment by any Grantor in such Person (measured as of the Closing Date or the date of such investment, as applicable) exceeds $3,375,000.

“Proceeds” shall mean all “proceeds” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Promissory Note” shall have the meaning provided in the UCC as in effect on the date hereof in the State of New York.

“Protected Purchasers” shall have the meaning provided in the UCC as in effect on the date hereof in the State of New York.

“PTO” shall mean the United States Patent and Trademark Office.

“Quarterly Update Date” shall mean the latest of (i) the date of delivery of the compliance certificate from a Responsible Officer pursuant to Section 9.01(e) of the Credit Agreement, (ii) thirty (30) days after the acquisition of the applicable after-acquired Collateral or occurrence of applicable change and (iii) the date agreed to in the sole discretion of the Collateral Agent.

“Registered Organization” shall have the meaning provided in the UCC as in effect on the date hereof in the State of New York.

“Representative” shall have the meaning provided in Section 7.4(b).

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Securities” shall have the meaning provided in the UCC as in effect on the date hereof in the State of New York.

“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

“Software” shall mean “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 10.8(a) of this Agreement.

“Trade Secret Rights” shall mean the rights of a Grantor in any Trade Secret it holds.

“Trade Secrets” shall mean any of the following owned by a Grantor : trade secrets, including secretly held existing engineering or other proprietary data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business owned by a Grantor whether written or not.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority and for purposes of definitions relating to such provisions.

“USCO” shall mean the United States Copyright Office.

“Vehicles” shall mean all (i) cars, trucks, construction and other equipment covered by a certificate of title law of any state and (ii) rolling stock, vessels, boats, ships and aircraft (with respect to this clause (ii) only, with a value of less than $22,500,000).

“Voting Equity Interests” shall mean (i) all classes of Equity Interests entitled to vote and (ii) any other Equity Interests treated as voting stock for purposes of Treasury Regulation Section 1.956- 2(c)(2).

ARTICLE X

MISCELLANEOUS

10.1Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered in accordance with Section 13.03 of the Credit Agreement.  All notices and other communications shall be in writing and addressed as follows:

(a)if to any Grantor or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.03 of the Credit Agreement or such other address as shall be designated by such party in a written notice to the Collateral Agent (in the case of any Grantor) or Lead Borrower (in the case of the Collateral Agent);

(b)if to any Lender Creditor (other than the Collateral Agent), at such address as such Lender Creditor shall have specified in the Credit Agreement;

(c)if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Grantor and the Collateral Agent;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

10.2Waiver; Amendment.  Except as provided in Sections 10.8 and 10.12, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Grantor other than the Grantor so added or released) and the Collateral Agent (with the consent required pursuant to the Credit Agreement).

10.3Obligations Absolute.  To the maximum extent permitted by applicable law, the obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement, the Credit Agreement or other Credit Document or any agreement underlying any Secured Bank Product Obligation; or (c) any amendment to or modification of the Credit Agreement or other Credit Document or any agreement underlying any Secured Bank Product Obligation or any security for any of the Obligations; whether or not such Grantor shall have notice or knowledge of any of the foregoing.

10.4Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 10.8, (ii) be binding upon each Grantor, its successors and assigns; provided, however, that, other than as permitted pursuant to the Credit Agreement, no Grantor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and permitted assigns.  All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Credit Documents regardless of any investigation made by the Secured Creditors or on their behalf.

10.5Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.6GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT (EXCEPT THAT, (X) IN THE CASE OF ANY COLLATERAL LOCATED IN ANY STATE OTHER THAN NEW YORK, PROCEEDINGS MAY BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING WITH RESPECT TO ANY GRANTOR, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 10.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.7Grantor’s Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of the Pledged Collateral pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Creditor, any Grantor and/or any other Person.

10.8Termination; Release.

(a)Upon the occurrence of the Termination Date, this Agreement shall automatically and without further action, as to all Grantors, terminate and have no further force and effect, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors (provided that all indemnities set forth in the Credit Agreement with respect to this Agreement shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (including, without limitation, (i) UCC termination statements on form UCC-3, (ii) a notice of termination for each lien notice filed with the PTO and USCO, (iii) a notice of termination for each “control agreement” and (iv) mortgage releases) to terminate the perfection of the security interests granted pursuant to this Agreement and other notices of Liens and acknowledge the satisfaction and termination of this Agreement, and will return to Holdings for the benefit of Holdings and each of its direct and indirect Domestic Subsidiaries  (without recourse and without any representation or warranty) all of the Collateral in the possession of the Collateral Agent that has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the date upon which all Obligations have been paid in full (within the meaning of Section 1.02 of the Credit Agreement).

(b)In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement) the security interest created hereby in such Collateral will be automatically released and the Collateral Agent will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith at the request and expense of such Grantor and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Furthermore, upon the release of any Subsidiary Guarantor from the Guaranty Agreement in accordance with the provisions thereof, such Grantor (and the Collateral at such time assigned by the respective Grantor pursuant hereto) shall be released from this Agreement automatically and without further action and this Agreement shall, as to such Grantor, terminate, and have no further force and effect.

(c)At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.8(b), such Grantor shall deliver to the Collateral Agent (and the relevant sub-agent, if any, designated hereunder) a certificate signed by a Responsible Officer of  Lead Borrower and such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 10.8(b).  At any time that either Lead Borrower or the respective Grantor desires that, in connection with a Subsidiary of Lead Borrower which has been released from the Guaranty Agreement, the Collateral Agent take any action in connection with the release of such Subsidiary hereunder as provided in the last sentence of Section 10.8(b), it shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of Lead Borrower and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 10.8(b).

(d)The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with this Section 10.8.  The parties hereto (and the Secured Creditors by their acceptance of the security created hereby) acknowledge and agree that the Collateral Agent may rely conclusively as to any of the matters described in this Section 10.8 on a certificate or similar instrument provided to it by any Grantor without further inquiry or investigation.

10.9Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with Lead Borrower and the Collateral Agent.  Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of an original executed counterpart of this Agreement.

10.10Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11The Collateral Agent and the other Secured Creditors.  The Collateral Agent shall hold in accordance with this Agreement all items of Collateral at any time received under this Agreement.  Until the occurrence and continuation of an Event of Default, the Collateral Agent shall not directly pledge any Collateral in its possession or control to secure its own debt.  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article 12 of the Credit Agreement.  The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article 12 of the Credit Agreement.

10.12Additional Grantors.  It is understood and agreed that any Subsidiary Guarantor or Borrower that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall (i) become a Grantor hereunder by executing a counterpart hereof and delivering same to the Collateral Agent, or by executing and delivering to the Collateral Agent a joinder agreement substantially in the form of Exhibit E, (ii) deliver or cause to be delivered a Perfection Certificate with respect to it and its assets constituting Collateral and (iii) take all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

10.13Intercreditor Agreement.  This Agreement and the other Credit Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.  Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to any Credit Document and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent (or any Secured Creditor) hereunder or under any other Credit Document are subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement and any Credit Document, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy.  Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, no Credit Party shall be required hereunder or under any Credit Document to take any action with respect to the Collateral that is inconsistent with such Credit Parties’ obligations under the Intercreditor Agreement.  Prior to the Discharge of Fixed Asset Obligations (as defined in the Intercreditor Agreement), (i) the delivery or granting of “control” (as defined in the UCC) to the extent only one Person can be granted “control” therein under applicable law of any Fixed Asset Collateral (as defined in the Intercreditor Agreement) to the collateral agent under the First Lien Term Loan Credit Agreement or to the collateral agent under the Second Lien Term Loan Credit Agreement, as applicable, pursuant to the terms of the Fixed Asset Collateral Documents (as defined in the Intercreditor Agreement) shall satisfy any such delivery or granting of “control” requirement hereunder or under any other Credit Document with respect to any Fixed Asset Collateral to the extent that such delivery or granting of “control” is consistent with the terms of the Intercreditor Agreement and (ii) the possession of any Fixed Asset Collateral by the collateral agent under the First Lien Term Loan Credit Agreement or by collateral agent under the

Second Lien Term Loan Credit Agreement, as applicable, pursuant to the terms of the Fixed Asset Collateral Documents shall satisfy any such possession requirement hereunder or under any other Credit Document with respect to Fixed Asset Collateral to the extent that such possession is consistent with the terms of the Intercreditor Agreement.

10.14Additional Collateral Under the First Lien Term Documents and Second Lien Term Documents.  Notwithstanding anything to the contrary herein in the event the First Lien Term Documents or the Second Lien Term Documents provide for the granting of a security interest in any assets of any Grantor and such assets do not otherwise constitute Collateral under this Agreement or any other Credit Document, except to the extent inconsistent with Section 2.5 of the Intercreditor Agreement, such Grantor shall (i) cause such assets to constitute Collateral hereunder, and secure the Obligations, (ii) subject to Section 10.13, promptly deliver (or cause to be delivered), or provide control over, such assets to the Collateral Agent, (iii) subject to Section 10.13, promptly take any actions necessary to deliver (or cause to be delivered), or provide control over, such assets to the Collateral Agent to the same extent set forth in the First Lien Term Documents or the Second Lien Term Documents and (iv) take all other necessary steps reasonably requested by the Collateral Agent in connection with the foregoing.

10.15Appointment of Sub-Agents.  The Collateral Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral.

10.16Limited Obligations.  It is the desire and intent of each Grantor and the Secured Creditors that this Agreement shall be enforced against each Grantor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.

*       *       *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

FOR AND ON BEHALF OF:
GREENLIGHT ACQUISITION CORPORATION
ATS CONSOLIDATED, INC.
AMERICAN TRAFFIC SOLUTIONS, INC.
LASERCRAFT, INC.
AMERICAN TRAFFIC SOLUTIONS CONSOLIDATED, L.L.C.
PLATEPASS, L.L.C.
ATS PROCESSING SERVICES, L.L.C.
ATS TOLLING LLC
SUNSHINE STATE TAG AGENCY LLC
AUTO TAG OF AMERICA LLC
AUTO TITLES OF AMERICA LLC
AMERICAN TRAFFIC SOLUTIONS, L.L.C.
MULVIHILL ICS, INC.
MULVIHILL ELECTRICAL ENTERPRISES, INC.,
each as a Grantor

By:
Name:
Title:

UPON AND FOLLOWING THE CONSUMMATION OF THE ACQUISITION:

HIGHWAY TOLL ADMINISTRATION, LLC
TOLL BUDDY, LLC
VIOLATION MANAGEMENT SOLUTIONS, LLC,
each as a Grantor

By:
Name:
Title:

[ATS – ABL Security Agreement]

Accepted and Agreed to:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

[ATS – ABL Security Agreement]

EXHIBIT A
to
SECURITY AGREEMENT

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [●], 20[●], made by each of the undersigned grantors (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., in its capacity as Collateral Agent.

W I T N E S S E T H:

Whereas, the Grantors are party to that certain Security Agreement, dated as of March 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement (this “Copyright Security Agreement”);

Now, Therefore, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Creditors, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.Grant of Security Interest in Copyright Collateral.  Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Creditors a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a)Copyrights of such Grantor listed on Schedule I attached hereto (other than Excluded Collateral); and

(b)all Proceeds of any and all of the foregoing.

SECTION 3.Security Agreement.  The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.Termination.  Upon the occurrence of the Termination Date and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5.Counterparts.  This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

Exhibit A-1

SECTION 6.Governing Law.  This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SECTION 7.Intercreditor Agreements.  This Copyright Security Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement (as defined in the Credit Agreement) in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Copyright Security Agreement, the terms of the Intercreditor Agreement shall govern.

[signature page follows]

Exhibit A-2

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Collateral Agent
By:
Name:
Title:

Exhibit A-3

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

Exhibit A-4

EXHIBIT B
to
SECURITY AGREEMENT

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [●], 20[●], made by each of the undersigned grantors (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., in its capacity as Collateral Agent.

W I T N E S S E T H:

Whereas, the Grantors are party to that certain Security Agreement, dated as of March 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement (this “Patent Security Agreement”);

Now, Therefore, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Creditors, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.Grant of Security Interest in Patent Collateral.  Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Creditors a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a)Patents of such Grantor listed on Schedule I attached hereto (other than Excluded Collateral); and

(b)all Proceeds of any and all of the foregoing.

SECTION 3.Security Agreement.  The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.Termination.  Upon the occurrence of the Termination Date and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5.Counterparts.  This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

Exhibit B-1

SECTION 6.Governing Law.  This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SECTION 7.Intercreditor Agreements.  This Patent Security Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement (as defined in the Credit Agreement) in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Patent Security Agreement, the terms of the Intercreditor Agreement shall govern.

[signature page follows]

Exhibit B-2

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Collateral Agent
By:
Name:
Title:

Exhibit B-3

SCHEDULE I
to
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

Exhibit B-4

EXHIBIT C
to
SECURITY AGREEMENT

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [●], 20[●], made by each of the undersigned grantors (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., in its capacity as Collateral Agent.

W I T N E S S E T H:

Whereas, the Grantors are party to that certain Security Agreement, dated as of March 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement (this “Trademark Security Agreement”);

Now, Therefore, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Creditors, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.Grant of Security Interest in Trademark Collateral.  Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Creditors a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a)Marks of such Grantor listed on Schedule I attached hereto (in no event shall Collateral include any application for registration of a trademark filed with the United States Patent and Trademark Office (“PTO”) on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO);

(b)all goodwill associated with such Marks (other than Excluded Collateral); and

(c)all Proceeds of any and all of the foregoing.

SECTION 3.Security Agreement.  The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Marks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.Termination.  Upon the occurrence of the Termination Date and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Marks under this Trademark Security Agreement.

SECTION 5.Counterparts.  This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

Exhibit C-1

SECTION 6.Governing Law.  This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SECTION 7.Intercreditor Agreements.  This Trademark Security Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement (as defined in the Credit Agreement) in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Trademark Security Agreement, the terms of the Intercreditor Agreement shall govern.

[signature page follows]

Exhibit C-2

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Collateral Agent
By:
Name:
Title:

Exhibit C-3

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Exhibit C-4

EXHIBIT D
to
SECURITY AGREEMENT

[Form of]

Agreement Regarding Uncertificated Securities

AGREEMENT (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, this “Agreement”), dated as of [●], 20[●], among the undersigned Grantor (the “Grantor”), Bank OF AMERICA, N.A., in its capacity as Collateral Agent (the “Collateral Agent”), and [__________], as the issuer of the Uncertificated Securities (the “Issuer”).

W I T N E S S E T H :

WHEREAS, the Grantor, certain of its affiliates and the Collateral Agent have entered into a Security Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Security Agreement”), under which, among other things, in order to secure the payment of the Obligations (as defined in the Security Agreement), the Grantor has or will pledge to the Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Agreement), and grant a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in, all of the right, title and interest of the Grantor in and to certain “uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”), from time to time issued by the Issuer, whether now existing or hereafter from time to time acquired by the Grantor (with all of such Uncertificated Securities being herein collectively called the “Issuer Pledged Interests”); and

WHEREAS, the Grantor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Collateral Agent under the Security Agreement in the Issuer Pledged Interests, to vest in the Collateral Agent control of the Issuer Pledged Interests and to provide for the rights of the parties under this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.The Grantor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Collateral Agent (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Grantor), and, following its receipt of a notice from the Collateral Agent stating that the Collateral Agent is exercising exclusive control of the Issuer Pledged Interests, not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Collateral Agent (and its successors and assigns) or a court of competent jurisdiction.

2.All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Grantor by the Issuer in respect of the Issuer will also be sent to the Collateral Agent at the following address:

Bank of America, N.A.

3.Following its receipt of a notice from the Collateral Agent stating that the Collateral Agent is exercising exclusive control of the Issuer Pledged Interests and until the Collateral Agent shall have delivered written notice to the Issuer that the Termination Date has occurred and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Collateral Agent only by wire transfers to such account as the Collateral Agent shall instruct.

Exhibit D-1

4.Except as expressly provided otherwise in Sections 4 and 5, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied, cabled or sent by overnight courier, be effective when deposited in the mails or delivered to overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Collateral Agent or the Issuer shall not be effective until received.  All notices and other communications shall be in writing and addressed as follows:

(a)if to the Grantor, at:

(b)if to the Collateral Agent, at the address given in Section 4 hereof;

(c)if to the Issuer, at:

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.  As used in this Section 4, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

5.This Agreement shall be binding upon the successors and assigns of the Grantor and the Issuer and shall inure to the benefit of and be enforceable by the Collateral Agent and its successors and permitted assigns.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto.  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Collateral Agent, the Issuer and the Grantor.

6.This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

7.The rights and powers granted herein to the Collateral Agent have been granted in order to perfect its security interest in the Issuer Pledged Interests.  This Agreement shall continue in effect until the security interest of the Collateral Agent in the Issuer Pledged Interests has been terminated and the Collateral Agent has notified the Issuer of such termination in writing.  Upon receipt of such notice the obligations of Issuer pursuant to this Agreement with respect to the Issuer Pledged Interests after the receipt of such notice shall terminate, the Collateral Agent shall have no further right to originate instructions concerning the Issuer Pledged Interests and the Issuer may thereafter take such steps as the Grantor may request to vest full ownership and control of the Issuer Pledged Interests in the Grantor.  The Grantor may only terminate this Agreement with the written consent of the Collateral Agent; provided that, by giving such notice with the Collateral Agent's written consent, both the Grantor and the Collateral Agent acknowledge that they will thereby be confirming that, as of the termination date set forth in such Notice, the Collateral Agent will no longer have a perfected security interest in the Issuer Pledged Interests via control pursuant to this Agreement.  Subject to the foregoing, this Agreement automatically terminates when the Collateral Agent notifies the Issuer that all obligations owed to the Collateral Agent have been paid in full and the Collateral Agent has terminated its security interest in the Issuer Pledged Interests.

8.This Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement (as defined in the Credit Agreement) in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

Exhibit D-2

[signature page follows]

Exhibit D-3

IN WITNESS WHEREOF, the Grantor, the Collateral Agent and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[________], as Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:
Title:

[________], as the Issuer

By:
Name:
Title:

Exhibit D-4

EXHIBIT E
to
SECURITY AGREEMENT

[Form of]

Joinder Agreement

Reference is made to (a) the Security Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Security Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), ATS Consolidated, Inc., a Delaware corporation (the “Lead Borrower”), the other grantors party thereto from time to time (together with Holdings and Lead Borrower, the “Grantors”) and Bank of America, N.A., as collateral agent (together with any successor collateral agent, the “Collateral Agent”) and (b) the Revolving Credit Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Holdings, Lead Borrower, each other Borrower party thereto, the lenders party thereto from time to time (the “Lenders”), Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and collateral agent and certain other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement, or if not defined therein, the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Grantors have entered into the Security Agreement in order to induce the Lenders to make Revolving Loans and Swingline Loans to, and to issue Letters of Credit on behalf of, the Borrowers and the Other Creditors to enter into separate arrangements pursuant to which the Lead Borrower and/or one or more of the Restricted Subsidiaries will incur Secured Bank Product Obligations;

WHEREAS, the undersigned Subsidiary (the “New Grantor”) is required pursuant to the terms of the Credit Agreement and the Security Agreement, or Lead Borrower has otherwise elected in accordance with the terms of the Credit Agreement and the Security Agreement to cause such New Grantor, to become a Grantor by executing this joinder agreement (“Joinder Agreement”) to the Security Agreement;

NOW, THEREFORE, the Administrative Agent and the New Grantor hereby agree as follows:

1.Grant of Security Interest.  In accordance with Section 10.12 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor.  As security for the prompt and complete payment or performance, as the case may be, when due of all of the Obligations, the New Grantor does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of its Collateral, in each case whether now existing or hereafter from time to time acquired (but excluding any Excluded Collateral).

2.Representations and Warranties; Covenants.  The New Grantor hereby agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except  that any such representation or warranty solely as to such New Grantor and the applicable Collateral that (a) relates to an earlier date shall be deemed to be made as of the date hereof and (b) refers to a Schedule to the Perfection Certificate shall be deemed to refer to such Schedule as supplemented hereby.  Each reference to a Grantor in the Credit Agreement and to a Grantor in the Security Agreement shall, from and after the date hereof, be deemed to include the New Grantor.

3.Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original.  Delivery of an executed signature page to this Joinder Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.No Waiver.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

6.Notices.  All notices, requests and demands to or upon the New Grantor, any Agent or any Lender shall be governed by the terms of Section 10.1 of the Security Agreement.

7.Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[ ],

as a Guarantor

By:
Name:
Title:

Address for Notices:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

EXHIBIT H

FORM OF GUARANTY AGREEMENT

THIS ABL GUARANTY AGREEMENT, dated as of [●] (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, this “Guaranty”), made by each of the undersigned Guarantors (as defined in the Credit Agreement referred to below) and each additional Guarantor that becomes a party hereto pursuant to Section 22 hereof.  Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other Borrowers party thereto from time to time (together with Lead Borrower and AT Solutions, the “Borrowers”), the lenders and issuing banks party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and as collateral agent, have entered into a Revolving Credit Agreement, dated as of even date herewith (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”);

WHEREAS, in order to induce the Lenders and the other Lender Creditors to extend credit under, or otherwise enter into, the Credit Agreement, and to induce the other Guaranteed Creditors to enter into pursuant to one or more separate arrangements, Secured Bank Product Obligations from Secured Bank Product Providers, and in recognition of the direct or indirect benefits to be received by each Guarantor from the incurrence of Revolving Loans by the Borrowers under the Credit Agreement and the entry by the Borrowers or the Restricted Subsidiaries into such agreements underlying any Secured Bank Product Obligations, each Guarantor desires to enter into this Guaranty; and

WHEREAS, it is a condition to (i) the making of Revolving Loans to, and the issuance of Letters of Credit on behalf of, the Borrowers, and (ii) the making of Swingline Loans to the Borrowers, in each case under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees with the Administrative Agent for the benefit of the Guaranteed Creditors as follows:

1.The Guaranty. Each Guarantor, jointly and severally, hereby unconditionally and irrevocably, until the Termination Date (or such earlier date such Guarantor is released from this Guaranty in accordance with Section 18), guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors.  If any or all of the Relevant Guaranteed Obligations becomes due and payable hereunder, such Guarantor, unconditionally and irrevocably, jointly and severally, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, on order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations, subject to any applicable limitations set forth in Section 13.01 of the Credit Agreement.  This Guaranty is a guaranty of payment and not of collection.  This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any other Guaranteed Party), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of any Borrower or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

No failure or delay on the part of any Guaranteed Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Creditor would otherwise have.  Except as otherwise required hereby or by any other Credit Document, no notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Creditor to any other or further action in any circumstances without notice or demand.

2.Bankruptcy.  Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, until the Termination Date (or such earlier date such Guarantor is released from this Guaranty in accordance with Section 18), guarantees the payment of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Borrower or any such other Guaranteed Party upon the occurrence of any of the events specified in Section 11.05 of the Credit Agreement, and jointly and severally, unconditionally and irrevocably, until the Termination Date (or such earlier date such Guarantor is released from this Guaranty in accordance with Section 18), promises to pay such Relevant Guaranteed Obligations to the Guaranteed Creditors, on order, on demand, in lawful money of the United States.

3.Nature of Liability. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional, exclusive and independent of any security for or other guaranty of the Relevant Guaranteed Obligations, whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and each Guarantor understands and agrees, to the fullest extent permitted under law, that the liability of such Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrowers, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty or undertaking of such Guarantor or of any other party as to the Relevant Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Relevant Guaranteed Obligations to the extent of such payment), (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, (e) any payment made to any Guaranteed Creditor on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 5 hereof or (g) any invalidity, irregularity or unenforceability of all or any part of the Relevant Guaranteed Obligations or of any security therefor.

4.Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, any Borrower,  any other party or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor, any other party, any Borrower or any other Guaranteed Party and whether or not any other guarantor, any other party, any Borrower or any other Guaranteed Party be joined in any such action or actions.  Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to any Borrower or any such other Guaranteed Party shall operate to toll the statute of limitations as to the relevant Guarantor. The provisions of this Guaranty constitute a continuing guaranty and includes all present and future Relevant Guaranteed Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Relevant Guaranteed Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Relevant Guaranteed Obligations after prior Relevant Guaranteed Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke the provisions of this Guaranty as to future Relevant Guaranteed Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Administrative Agent, (ii) no such revocation shall apply to any Relevant Guaranteed Obligations in existence on the date of receipt by Administrative Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Relevant Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Guaranteed Party in existence on the date of such revocation, (iv) no payment by any Guarantor or from any other source, prior to the date of Administrative Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by the Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Relevant Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder.

5.Authorization.  To the fullest extent permitted under law, each Guarantor authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a)change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed or altered;

(b)take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)exercise or refrain from exercising any rights against the Borrowers, any other Guaranteed Party, any other Credit Party or any other Person or otherwise act or refrain from acting;

(d)release or substitute any one or more endorsers, guarantors, the Borrowers, any other Guaranteed Party, any other Credit Party, any other Person or other obligors;

(e)settle or compromise any of the Relevant Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) to its creditors other than the Guaranteed Creditors;

(f)except as otherwise expressly required by the Security Documents, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers or any other Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of the Borrowers or such other Guaranteed Party remain unpaid;

(g)consent to or waive any breach of, or any act, omission or default under, this Guaranty, any other Credit Document, any agreements underlying any Secured Bank Product Obligations or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Guaranty, any other Credit Document, any agreements underlying any Secured Bank Product Obligations or any of such other instruments or agreements; and/or

(h)take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty.

6.Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrowers, any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7.Subordination.  Any indebtedness of the Borrowers or any other Guaranteed Party now or hereafter owing to any Guarantor is hereby subordinated to the Relevant Guaranteed Obligations of the Borrowers or such other Guaranteed Party owing to the Guaranteed Creditors and, if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness to such Guarantor shall be collected, enforced and received by such Guarantor for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations of the Borrowers or such other Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Guarantor under the other provisions of this Guaranty.  Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Borrower or any other Guaranteed Party which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Borrowers and the other Guaranteed Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Relevant Guaranteed Obligations and all other amounts payable hereunder, whether matured or unmatured, in accordance with the terms of this Guaranty, or to be held as Collateral for any Relevant Guaranteed Obligations or other amounts payable hereunder thereafter arising.  Notwithstanding anything to the contrary contained herein, no Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Guarantor (the “Foreclosed Guarantor”), including after the Termination Date, if all or any portion of the Obligations have been satisfied in connection with a sale or other disposition by Collateral Agent of the Equity Interests of such Foreclosed Guarantor, whether pursuant to the Security Agreement or otherwise.

8.Waiver. (a) Each Guarantor waives, to the fullest extent permitted under applicable law, any right to require any Guaranteed Creditor to (i) proceed against the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other Person, (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Guarantor or any other Person, or any collateral or (iv) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Each Guarantor waives, to the fullest extent permitted under applicable law, any defense based on or arising out of any defense of the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other person, other than payment of the Relevant Guaranteed Obligations to the extent of such payment and release of such Guarantor from this Guaranty in accordance with Section 18, based on or arising out of the disability of the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other Person, or the invalidity, illegality or unenforceability of the Relevant Guaranteed Obligations or any part thereof for any cause, or the cessation from any cause of the liability of the Borrowers or any other Guaranteed Party other than payment of the Relevant Guaranteed Obligations to the extent of such payment and release of such Guarantor from this Guaranty in accordance with Section 18.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrowers, any other Guaranteed Party or any other Person, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Relevant Guaranteed Obligations have been paid.  Each Guarantor waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers, any other Guaranteed Party or any other Person or any security.

(b)Each Guarantor waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Guaranteed Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any Guarantor of information known to them regarding such circumstances or risks.

(c)Each Guarantor, to the fullest extent permitted under law, (i) subordinates to the payment in full of the Obligations, any right to assert against any Borrower or any other Guaranteed Party, any defense (legal or equitable), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against any Borrower or any other party liable to any Borrower or such other Guaranteed Party; and (ii) waives any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor.

9.Maximum Liability.  It is the desire and intent of each Guarantor and the Guaranteed Creditors that this Guaranty shall be enforced against such Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of any Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Guarantor’s obligations under this Guaranty shall be deemed to be reduced and such Guarantor shall pay the maximum amount of the Relevant Guaranteed Obligations which would be permissible under applicable law.

10.Enforcement.  Each Guaranteed Creditor agrees (by its acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders and that no other Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Guaranteed Creditors upon the terms of this Guaranty.  Each Guaranteed Creditor further agrees (by its acceptance of the benefits of this Guaranty) that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

11.Representations and Warranties. Each Guarantor represents and warrants that:

(a)Such Guarantor (i) is a duly organized or incorporated and validly existing corporation, partnership, limited liability company, unlimited liability company or other applicable business entity, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, as applicable, (ii) has the requisite corporate, partnership, limited liability company, unlimited limited company or other applicable business entity power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)Such Guarantor has the corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is party and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or other applicable business entity action, as the case may be, to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Guarantor.

12.Covenants. Each Guarantor that is not a party to the Credit Agreement covenants and agrees that on and after the Closing Date and until the Termination Date (or such earlier date released from this Guaranty in accordance with Section 18 hereof), such Guarantor will comply, and will cause each of its Restricted Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Articles 9 and 10 of the Credit Agreement.  As used in this Guaranty, “Termination Date” shall mean the date upon which the Credit Document Obligations have been paid in full and terminated (other than any indemnification obligations arising under the Credit Documents which are not then due and payable) and all Letters of Credit have expired or otherwise terminated (within the meaning of Section 1.02 of the Credit Agreement).

13.Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and permitted assigns.

14.Amendments. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and the Administrative Agent (with each other consent required pursuant to Section 13.12 of the Credit Agreement).

15.Authorization. Subject, in each case, to the limitations set forth in Section 13.02(b) of the Credit Agreement, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Guaranteed Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Guarantor, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by such Guaranteed Creditor to or for the credit or the account of such Guarantor against and on account of its Relevant Guaranteed Obligations to the Guaranteed Creditor under this Guaranty, irrespective of whether or not such Guaranteed Creditor shall have made any demand hereunder and although such Relevant Guaranteed Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

16.Notice, etc. All notices, requests, demands or other communications pursuant hereto shall be sent in accordance with the terms and provisions set forth in Section 13.03 of the Credit Agreement.  All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Lender Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, at: ATS Consolidated, Inc. c/o Platinum Equity, LLC, 360 North Crescent Drive, Beverly Hills, CA 90210; Facsimile: 310-712-1863, Attention: Legal Department, and (iii) in the case of any other Guaranteed Creditor, at such address as such other Guaranteed Creditor shall have specified in writing to Lead Borrower and the Administrative Agent or, in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

17.CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTEED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Guaranty (except that in the case of any bankruptcy, insolvency or similar proceedings with respect to any Guarantor, actions or proceedings related to this Guaranty and the other Credit Documents may be brought in such court holding such bankruptcy, insolvency or similar proceedings) may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located in the County of New York, and, by execution and delivery of this Guaranty, each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  Each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) hereby further irrevocably waives any claim that any such court lacks personal jurisdiction over it, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which it is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over it.  Each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 16 hereof, such service to become effective 30 days after such mailing.  Each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which it is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any such party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(b)EACH GUARANTOR AND EACH GUARANTEED CREDITOR (by its acceptance of the benefits of this Guaranty) HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH GUARANTOR AND EACH GUARANTEED CREDITOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

18.Release. In the event that a Guarantor becomes an Excluded Subsidiary or all of the capital stock of a Guarantor is sold or otherwise disposed of or liquidated in accordance with Section 10.02 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement)), such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Holdings or another Credit Party) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 18).  Upon the occurrence of the Termination Date, this Guaranty shall automatically and without further action, as to all Guarantors, terminate and have no further force and effect.  The Administrative Agent will (and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) irrevocably authorizes the Administrative Agent to), at the Guarantors’ expense, execute and deliver to the Guarantors such documents as the Guarantors may reasonably request to evidence, as applicable, the release of such Guarantor from, or the termination in full of, this Guaranty.

19.Right of Contribution. At any time a payment in respect of the Relevant Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Relevant Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Relevant Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Relevant Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Relevant Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Relevant Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Relevant Guaranteed Obligations have been paid in full, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 19 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Relevant Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 19, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Relevant Guaranteed Obligations arising under this Guaranty) on such date.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty shall thereafter have no contribution obligations, or rights, pursuant to this Section 19, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 19, each Guarantor who makes any payment in respect of the Relevant Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Relevant Guaranteed Obligations have been paid in full.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.

20.Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Administrative Agent.

21.Payments. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense (other than payment of the Relevant Guaranteed Obligations to the extent of such payment), and shall be subject to the applicable provisions of the Credit Agreement including Sections 2.10, 5.01, 11.11 and 13.22 thereof.

22.Additional Guarantors. It is understood and agreed that any Restricted Subsidiary of Lead Borrower that is required, or with respect to which Lead Borrower elects to cause, to become a party to this Guaranty after the date hereof pursuant to the relevant provisions of the Credit Agreement, shall become a Guarantor hereunder by executing and delivering a counterpart hereof, or a joinder agreement substantially in the form of Exhibit A hereto, and delivering same to the Administrative Agent.

23.Keepwell. Each Guarantor that is a Qualified ECP Guarantor (as defined below) at the time the Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Credit Party (as defined below), becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 23 shall remain in full force and effect until the Relevant Guaranteed Obligations have been paid and performed in full.  Each Qualified ECP Guarantor intends this Section 23 to constitute, and this Section 23 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

24.Definitions.  The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Credit Document Obligations” shall have the meaning specified in the definition of “Guaranteed Obligations” hereunder.

“Guaranteed Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal and interest on each Note issued by, all Revolving Loans and Swingline Loans made to, and the Letters of Credit issued on behalf of, the Borrowers under the Credit Agreement, together with all the other Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees, expenses, prepayment premiums, and interest (including any interest, fees, expenses, prepayment premiums and other amounts accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest, fees, expenses and other amounts is an allowed or allowable claim in any such proceeding) thereon) of (x) the Credit Parties to the Guaranteed Creditors now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and each other Credit Document to which any of the Credit Parties is a party and the due performance and compliance by the Credit Parties with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document (all such obligations, collectively, the “Credit Document Obligations”) and (y) Lead Borrower or any of the Restricted Subsidiaries owing under any agreement underlying any Secured Bank Product Obligations and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guaranteed Party” shall mean each of the Borrowers and/or each Restricted Subsidiary of Lead Borrower party to any agreement underlying any Secured Bank Product Obligations with the applicable Guaranteed Creditor.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Relevant Guaranteed Obligations” shall mean (x) with respect to any Borrower, all Guaranteed Obligations (other than with respect to such Borrower, its own Guaranteed Obligations) and (y) with respect to all other Guarantors, the Guaranteed Obligations.

“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 23).

*       *       *

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

FOR AND ON BEHALF OF:

GREENLIGHT ACQUISITION CORPORATION,

as a Guarantor

By:
Name:
Title:

ATS CONSOLIDATED, INC.
AMERICAN TRAFFIC SOLUTIONS, INC.
LASERCRAFT, INC.
AMERICAN TRAFFIC SOLUTIONS CONSOLIDATED, L.L.C.
PLATEPASS, L.L.C.
ATS PROCESSING SERVICES, L.L.C.
ATS TOLLING LLC
SUNSHINE STATE TAG AGENCY LLC
AUTO TAG OF AMERICA LLC
AUTO TITLES OF AMERICA LLC
AMERICAN TRAFFIC SOLUTIONS, L.L.C.
MULVIHILL ICS, INC.
MULVIHILL ELECTRICAL ENTERPRISES, INC.,
each as a Guarantor

By:
Name:
Title:

UPON AND FOLLOWING THE CONSUMMATION OF THE ACQUISITION:

HIGHWAY TOLL ADMINISTRATION, LLC
TOLL BUDDY, LLC
VIOLATION MANAGEMENT SOLUTIONS, LLC,
each as a Guarantor

By:
Name:
Title:

[ATS – ABL Guaranty Agreement]

Accepted and Agreed to:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[ATS – ABL Guaranty Agreement]

EXHIBIT A

[Form of]

JOINDER AGREEMENT

Reference is made to (a) the ABL Guaranty Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Guaranty”), among Greenlight Acquisition Corporation (“Holdings”), ATS Consolidated, Inc. (“Lead Borrower”), the other subsidiaries of Lead Borrower party thereto from time to time (the “Subsidiary Guarantors”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and (b) the Revolving Credit Agreement, dated as of dated as of March 1, 2018, among Holdings, the Borrowers party thereto from time to time, the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty or, if not defined therein, the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Guaranty in order to induce (i) the Lender Creditors to make the Revolving Loans to, and issue Letters of Credit on behalf of, the Borrowers under the Credit Agreement, (ii) the Swingline Lender to make Swingline Loans to the Borrowers under the Credit Agreement, and (iii) the other Guaranteed Creditors to enter into one or more separate agreements underlying any Secured Bank Product Obligations in recognition of the direct benefits to be received by Lead Borrower or any of its Restricted Subsidiaries from the proceeds of the Revolving Loans and the entering into of such agreements underlying any Secured Bank Product Obligations; and

WHEREAS, the undersigned Subsidiary (the “New Guarantor”) is required pursuant to the terms of the Credit Agreement and the Guaranty, or Lead Borrower has otherwise elected in accordance with the terms of the Credit Agreement and the Guaranty to cause such New Guarantor, to become a Guarantor by executing this joinder agreement (this “Joinder Agreement”) to the Guaranty.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

1.Guarantee.  In accordance with Section 22 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor.

2.Covenants; Representations and Warranties.  The New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof.  Each reference to a Guarantor in the Credit Agreement and to a Guarantor in the Guaranty shall, from and after the date hereof, be deemed to include the New Guarantor.

3.Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

[ATS – ABL Guaranty Agreement]

5.No Waiver.  Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

6.Notices.  All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 16 of the Guaranty.

7.Governing Law.  THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

[ATS – ABL Guaranty Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[ ],
as a Guarantor

By:
Name:
Title:

Address for Notices:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[ATS – ABL Guaranty Agreement]

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to (a) [Section 6.12] of the First Lien Term Loan Credit Agreement, dated as of March 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers from time to time party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent, (b) [Section 6.12] of the Second Lien Term Loan Credit Agreement, dated as of March 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among Holdings, Lead Borrower, the other borrowers from time to time party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent, and (c) [Section 6.12] of Revolving Credit Agreement, dated as of March 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the First Lien Credit Agreement and the Second Lien Credit Agreement, the “Credit Agreements”), among Holdings, Lead Borrower, the other borrowers from time to time party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent.  Capitalized terms used herein without definition have the same meanings as in the applicable Credit Agreement.

I hereby certify on behalf of Lead Borrower and its subsidiaries, solely in my capacity as an officer of Lead Borrower and not in my individual capacity, as follows:

1.I am the duly qualified and acting [Chief Financial Officer] [specify other officer with equivalent duties] of Lead Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of Lead Borrower and the preparation of consolidated financial statements of Lead Borrower. In connection with the following certifications, I have reviewed the financial statements of Lead Borrower and its subsidiaries and the business, financial conditions, assets and liabilities of Lead Borrower and its subsidiaries.

2.I have carefully reviewed the contents of this Certificate and have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have carefully reviewed the Credit Agreements and the other Credit Documents referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant.

3.The projections which underlie and form the basis for the certifications made in this Certificate were made in good faith based on assumptions believed to be reasonable at the time made and continue to be believed to be reasonable as of the date hereof.

4.As of the date hereof, before and after giving effect to the transactions contemplated by the Transaction Documents and the loans made under the Credit Agreements it is my opinion that:

a.the fair value of the assets of Lead Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of Lead Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

b.the present fair salable value of the assets of Lead Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of Lead Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount

I-1

that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

c.Lead Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and

d.Lead Borrower and its subsidiaries have, and will have adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

5.Lead Borrower and its subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay such debts as they mature.

I-2

IN WITNESS WHEREOF, the undersigned officer has duly executed this Certificate as of the date first written above.

ATS CONSOLIDATED, INC.

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of the Revolving Credit Agreement, dated as of March 1, 2018 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated, Inc., a Delaware corporation (“Lead Borrower”), the other borrowers signatory thereto (collectively, and together with Lead Borrower, the “Borrowers”), the various financial institutions party thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

(1)I am a duly elected, qualified and acting Responsible Officer of Lead Borrower.

(2)I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as a Responsible Officer of Lead Borrower and not in my individual capacity.

(3)I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Lead Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).  On the date hereof, to my knowledge, no Default or Event of Default has occurred and is continuing[, except as set forth below and described in detail, the nature and extent thereof and what actions, if any, Lead Borrower has taken and proposes to take with respect thereto].

(4)Solely to the extent the Lead Borrower is then subject to Section 10.11 of the Credit Agreement, attached hereto as ANNEX 2 is the reasonably detailed calculation with respect to the Consolidated Fixed Charge Coverage Ratio.

(5)Attached hereto as ANNEX 3 is the information required by Section 9.01(e) of the Credit Agreement as of the date of this Compliance Certificate.

*       *       *

J-1

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first set forth above.

ATS CONSOLIDATED, INC.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

Exhibit J
ANNEX 1

Financial Statements to be Attached

1-J-1

Exhibit J
ANNEX 2

Consolidated Fixed Charge Coverage Ratio

2-J-1

Exhibit J
ANNEX 3

1.

It is hereby certified that there have been no changes to Schedules 1(a), 2(b), 5, 6, 7(a), 7(b), 7(c), 8, 9 and 10 of the Perfection Certificate, in each case since the Closing Date or, if later, since the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(e) of the Credit Agreement[, except as specially set forth below]:

[______

______

______]1

1.Include a list in reasonable detail of such changes (but, in each case, only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents).

3-J-1

EXHIBIT K

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to the [Assignee][respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the [Assignor][ respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the [Assignor’s][respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the [Assignor][respective Assignors] as further detailed below (including without limitation any guarantees), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the [Assignor (in its capacity as a Lender)][ respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

K-1

1.	Assignor[s]:

Assignor is [not] a Defaulting Lender

2.	Assignee[s]:

[for each Assignee, indicate if an Affiliate or an Approved Fund of [identify Lender]]

[for each Assignee, indicate if an Affiliate of any Borrower]

3.	Lead Borrower:	ATS Consolidated, Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:

The Revolving Credit Agreement dated as of March 1, 2018 among Greenlight Acquisition Corporation, a Delaware corporation, the Borrowers party thereto, the financial institutions party thereto and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment / Revolving Loans for all Lenders[7]	Amount of Commitment/Revolving Loans Assigned[8]	Percentage Assigned of Commitment/ Revolving Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	][9]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

K-2

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][1]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][2]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[2]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent and as Issuing Bank

By:
Name:
Title:

Consented to:3

ATS CONSOLIDATED, INC.

By:
Name:
Title:

To be added only if the consent of Lead Borrower is required by the Credit Agreement.

ANNEX 1

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.04 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT L

FORM OF INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of [●], and is entered into by and among Bank of America, N.A. (“Bank of America”), as collateral agent for the holders of the Revolving Credit Obligations (together with its permitted successors and assigns (including in connection with any Refinancing), the “Revolving Credit Collateral Agent”), Bank of America, as collateral agent for the holders of the Initial Fixed Asset Obligations (together with its permitted successors and assigns (including in connection with any Refinancing), the “Initial Fixed Asset Collateral Agent”) and Bank of America, as collateral agent for the holders of the Second Lien Initial Fixed Asset Obligations (together with its permitted successors and assigns (including in connection with any Refinancing), the “Second Lien Initial Fixed Asset Collateral Agent”) and acknowledged and agreed to by Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), ATS Consolidated, Inc., a Delaware corporation (the “Lead Borrower”), and the certain Subsidiaries of the Lead Borrower that sign an acknowledgment hereto from time to time as a Borrower or Guarantor.

RECITALS

Holdings, the Borrowers (the “Revolving Credit Borrowers”), the lenders and agents from time to time party thereto, Bank of America, as administrative agent (the “Revolving Credit Administrative Agent”) and Revolving Credit Collateral Agent have entered into that certain asset-based revolving credit agreement, dated as the date hereof, providing a revolving credit and letter of credit facility to the Revolving Credit Borrowers (as amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time, the “Revolving Credit Agreement”);

Holdings, the Borrowers (the “Term Loan Borrowers”), the lenders and agents from time to time party thereto, Bank of America, as administrative agent (the “Initial Fixed Asset Administrative Agent”) and Initial Fixed Asset Collateral Agent, have entered into that  certain first lien term loan credit agreement, dated as of the date hereof, providing a term loan facility to the Term Loan Borrowers (as amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time, the “Initial Fixed Asset Facility Agreement”);

Holdings, the Term Loan Borrowers, the lenders and agents from time to time party thereto, Bank of America, as administrative agent (the “Second Lien Initial Fixed Asset Administrative Agent”) and Second Lien Initial Fixed Asset Collateral Agent, have entered into that certain second lien term loan credit agreement, dated as of the date hereof, providing a term loan facility to the Term Loan Borrowers (as amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time, the “Second Lien Initial Fixed Asset Facility Agreement,” and together with the Revolving Credit Agreement and the Initial Fixed Asset Facility Agreement, the “Credit Agreements”);

The Revolving Credit Agreement, the Initial Fixed Asset Facility Agreement and the Second Lien Initial Fixed Asset Facility Agreement permit the Revolving Credit Borrowers and the Term Loan Borrowers, respectively, to incur additional indebtedness secured by a Lien on the Collateral ranking equal to the Lien securing the applicable Credit Agreement;

In order to induce the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent and the Revolving Credit Lenders to enter into the Revolving Credit Agreement, in order to induce the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent and the Initial Fixed Asset Lenders to enter into the Initial Fixed Asset Facility Agreement, and in order to induce the Second Lien Initial Fixed Asset Administrative Agent, the Second Lien Initial Fixed Asset Collateral Agent and the Second Lien Initial Fixed Asset Lenders to enter into the Second Lien Initial Fixed Asset Facility Agreement, the Revolving Credit Collateral Agent, the Initial Fixed Asset Collateral Agent and the Second Lien Initial Fixed Asset Collateral Agent have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.	Definitions.

1.1.Defined Terms.  Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below or, if not otherwise defined, the Revolving Credit Agreement (as such term is defined below).  As used in the Agreement, the following terms shall have the following meanings:

“ABL Collateral” means the following assets of the Revolving Credit Borrowers and the Guarantors:  (a) all Accounts Receivable (except to the extent constituting proceeds of Equipment, real property or Intellectual Property or evidencing any intercompany loans); (b) all Inventory; (c) all Instruments, Payment Intangibles, Chattel Paper and other contracts, in each case, evidencing, or substituted for, any Accounts Receivable referred to in clause (a) above; (d) all guarantees, letters of credit, security and other credit enhancements in each case for the Accounts Receivable referred to in clause (a) above; (e) all Documents for any Inventory referred to in clause (b) above; (f) all Commercial Tort Claims and General Intangibles (other than Intellectual Property, Equity Interests and intercompany debt) to the extent relating to any of the Accounts Receivable referred to in clause (a) above or Inventory; (g) all Deposit Accounts, Securities Accounts (including all cash and other funds on deposit therein, except any such account which holds solely identifiable proceeds of the Fixed Asset Collateral) and Investment Property (excluding any Equity Interests); (h) all tax refunds (other than tax refunds relating to real property, Intellectual Property, Equipment or Equity Interests); (i) all Supporting Obligations, documents and books and records relating to any of the foregoing; and (j) all substitutions, replacements, accessions, products or Proceeds (including, without limitation, insurance proceeds) of any of the foregoing; provided, however, that to the extent that identifiable Proceeds of Fixed Asset Collateral are deposited or held in any Deposit Accounts or Securities Accounts that constitute ABL Collateral after an Enforcement Notice, then (as provided in Section 3.5 below) such Collateral or other identifiable Proceeds shall be treated as Fixed Asset Collateral for purposes of this Agreement.  Terms used in this definition and not otherwise defined herein shall have the meanings given to such terms in the UCC.

“Access Acceptance Notice” has the meaning assigned to that term in Section 3.3(b).

“Access Period” means for each parcel of Mortgaged Premises the period, after the commencement of an Enforcement Period, which begins on the day that the Revolving Credit Collateral Agent provides the Controlling Fixed Asset Collateral Agent with the notice of its election to request access to any Mortgaged Premises pursuant to Section 3.3(b) below and ends on the earliest of (i) the 180th day after the Revolving Credit Collateral Agent obtains the ability to use, take physical possession of, remove or otherwise control the use or access to the Collateral located on such Mortgaged Premises following a Collateral Enforcement Action plus such number of days, if any, after the Revolving Credit Collateral Agent obtains access to such Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Collateral located on such Mortgaged Premises, (ii) the date on which all or substantially all of the ABL Collateral located on such Mortgaged Premises is sold, collected or liquidated, (iii) the date on which the Discharge of Revolving Credit Obligations occurs and (iv) the date on which the Revolving Credit Default or the Fixed Asset Default that was the subject of the applicable Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Agreement.

“Accounts Receivable” means (i) all “Accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance, (a) for Inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute Payment Intangibles, Letter-of-Credit Rights or any other classification of property, or are evidenced in whole or in part by Instruments, Chattel Paper, General Intangibles or Documents.  Terms used in this definition and not otherwise defined herein shall have the meanings given to such terms in the UCC.

“Additional Fixed Asset Claimholders” means, at any relevant time, the holders of Additional Fixed Asset Obligations at that time and the trustees, agents and other representatives of the holders of any Additional Fixed Asset Debt, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Additional Fixed Asset Document outstanding at such time.

“Additional Fixed Asset Collateral Agent” means, in the case of any Additional Fixed Asset Instrument and the Additional Fixed Asset Claimholders thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Fixed Asset Instrument that is named as the Collateral Agent in respect of such Additional Fixed Asset Instrument in the applicable Joinder Agreement.

“Additional Fixed Asset Collateral Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Fixed Asset Obligations owed thereunder to any Additional Fixed Asset Claimholders or under which rights or remedies with respect to such Liens are governed.

“Additional Fixed Asset Debt” means the principal amount of Indebtedness issued or incurred under any Additional Fixed Asset Instrument.

“Additional Fixed Asset Documents” means any Additional Fixed Asset Instrument, Additional Fixed Asset Collateral Document and any other Credit Document (or equivalent term as defined in any Additional Fixed Asset Instrument) and each of the other agreements, documents and instruments providing for or evidencing any other Additional Fixed Asset Obligations, including any document or instrument executed or delivered at any time in connection with any Additional Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Additional Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Additional Fixed Asset Instrument” means any (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time in accordance with each applicable Secured Revolver/Fixed Asset Facility Document; provided that none of the Revolving Credit Agreement, the Initial Fixed Asset Facility Agreement, the Second Lien Initial Fixed Asset Facility Agreement or any Refinancing of any of the foregoing in this proviso shall constitute an Additional Fixed Asset Instrument at any time.

“Additional Fixed Asset Obligations” means all obligations of every nature of each Grantor from time to time owed to any Additional Fixed Asset Claimholders or any of their respective Affiliates under any Additional Fixed Asset Documents that are secured on a pari passu or junior basis with the Initial Fixed Asset Obligations or Second Lien Initial Fixed Asset Obligations, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.  “Additional Fixed Asset Obligations” shall include all Post-Petition Interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Additional Fixed Asset Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Additional Pari First Lien Fixed Asset Obligations” means any Additional Fixed Asset Obligations issued or incurred pursuant to an Additional Fixed Asset Instrument ranking equal in right of security with the Initial Fixed Asset Obligations.

“Additional Pari Second Lien Fixed Asset Obligations” means any Additional Fixed Asset Obligations issued or incurred pursuant to an Additional Fixed Asset Instrument ranking equal in right of security with the Second Lien Initial Fixed Asset Obligations.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by agreement or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, supplemented, amended and restated, renewed or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means each of the Bankruptcy Code, any similar federal, state or foreign laws, rules or regulations for the relief of debtors or any reorganization, insolvency, moratorium or assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally.

“Borrowers” means the Term Loan Borrowers and the Revolving Credit Borrowers (each, a “Borrower”).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Claimholders” means, collectively, the Revolving Credit Claimholders and the Fixed Asset Claimholders.

“Collateral” means all of the assets and property now owned or at any time hereafter acquired by any Grantor, whether real, personal or mixed, constituting Revolving Credit Collateral and Fixed Asset Facility Collateral.

“Collateral Agents” means, collectively, (i) the Revolving Credit Collateral Agent, (ii) the Initial Fixed Asset Collateral Agent, (iii) the Second Lien Initial Fixed Asset Collateral Agent and (iv) each Additional Fixed Asset Collateral Agent.

“Collateral Enforcement Action” means, collectively or individually for one or more of the Collateral Agents, when a Revolving Credit Default or Fixed Asset Default, as the case may be, has occurred and is continuing, whether or not in consultation with any other Collateral Agent, any action by any Collateral Agent to repossess or join any Person in repossessing, or exercise or join any Person in exercising, or institute or maintain or participate in any action or proceeding with respect to, any remedies with respect to any Collateral or commence the judicial enforcement of any of the rights and remedies under the Credit Documents or under any applicable law, but in all cases (i) including, without limitation, (a) instituting or maintaining, or joining any Person in instituting or maintaining, any enforcement, contest, protest, attachment, collection, execution, levy or foreclosure action or proceeding with respect to any Collateral, whether under any Credit Document or otherwise, (b) exercising any right of set-off with respect to any Credit Party or (c) exercising any remedy under any Deposit Account Control Agreement, Dominion Account, Landlord Lien Waiver and Access Agreement or similar agreement or arrangement and (ii) excluding the imposition of a default rate or late fee; provided, that notwithstanding anything to the contrary in the foregoing, the exercise of rights or remedies by the Revolving Credit Collateral Agent under any Deposit Account Control Agreement or Dominion Account during a Liquidity Period shall not constitute a Collateral Enforcement Action under this Agreement.

“Contingent Obligations” means at any time, any indemnification or other similar contingent obligations which are not then due and owing at the time of determination and with respect to which no claim has been asserted at the time of determination.

“Controlling Fixed Asset Collateral Agent” means (i) at any time there is only one Series of Fixed Asset Obligations, the Fixed Asset Collateral Agent for such Series, (ii) at any time there is only one Series of Pari First Lien Fixed Asset Obligations, the Fixed Asset Collateral Agent for such Series, (iii) at any time there is more than one

Series of Pari First Lien Fixed Asset Obligations, the “Applicable Authorized Representative” (or any similar term) (as defined in the “Pari Passu Intercreditor Agreement” (as defined in the Initial Fixed Asset Facility Agreement or any equivalent agreement as defined in any Fixed Asset Document governing Pari First Lien Fixed Asset Obligations)), (iv) at any time when the Fixed Asset Obligations consist solely of two or more Series of Pari Second Lien Fixed Asset Obligations, the Controlling Pari Second Lien Fixed Asset Collateral Agent.

“Controlling Pari Second Lien Fixed Asset Collateral Agent” means the Collateral Agent of the Series of Pari Second Lien Fixed Asset Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Second Lien Fixed Asset Obligations.

“Credit Documents” means, collectively, the Revolving Credit Documents and the Fixed Asset Documents.

“Credit Party” means each Revolving Credit Party and each Fixed Asset Credit Party.

“Deposit Account” as defined in the UCC.

“DIP Financing” has the meaning assigned to that term in Section 6.1(a).

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Fixed Asset Documents and constituting Fixed Asset Obligations (other than obligations that are not due and owing at such time under any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement or Second Lien Initial Fixed Asset Facility Agreement, as applicable), Other Hedging Agreement (as defined in the Initial Fixed Asset Facility Agreement or Second Lien Initial Fixed Asset Facility Agreement, as applicable) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement or Second Lien Initial Fixed Asset Facility Agreement, as applicable), or any comparable terms under any other Fixed Asset Document);

(b)payment in full in cash of all other Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than Contingent Obligations, and obligations that are not due and owing at such time under any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement or Second Lien Initial Fixed Asset Facility Agreement, as applicable), Other Hedging Agreement (as defined in the Initial Fixed Asset Facility Agreement or Second Lien Initial Fixed Asset Facility Agreement, as applicable) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement or Second Lien Initial Fixed Asset Facility Agreement, as applicable) or any comparable terms under any other Fixed Asset Document); and

(c)termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Obligations.

“Discharge of Revolving Credit Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under the Revolving Credit Documents and constituting Revolving Credit Obligations (other than (i) obligations that are not due and owing under any Secured Bank Product Obligations and (ii) Letters of Credit that are cash collateralized or backstopped, on terms reasonably satisfactory to the Revolving Credit Administrative Agent);

(b)payment in full in cash of all other Revolving Credit Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than (i) obligations that are not due and owing under any Secured Bank Product Obligations and (ii) Letters of Credit that are cash collateralized or backstopped, on terms reasonably satisfactory to the Revolving Credit Administrative Agent);

(c)termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations; and

(d)termination of all letters of credit issued under the Revolving Credit Documents and constituting Revolving Credit Obligations or providing cash collateral or backstop letters of credit reasonably acceptable to the Revolving Credit Administrative Agent in an amount equal to 102% of the applicable outstanding reimbursement obligation (in a manner reasonably satisfactory to the Revolving Credit Administrative Agent).

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“Documents” as defined in the UCC.

“Enforcement Notice” means a written notice delivered, at a time when a Revolving Credit Default or Fixed Asset Default has occurred and is continuing, by either (a) in the case of a Revolving Credit Default, the Revolving Credit Administrative Agent or the Revolving Credit Collateral Agent to the Controlling Fixed Asset Collateral Agent or (b) in the case of a Fixed Asset Default, the Controlling Fixed Asset Collateral Agent to the Revolving Credit Administrative Agent, in each case, announcing that an Enforcement Period has commenced, specifying the relevant event of default and stating the current balance of the Revolving Credit Obligations or the Fixed Asset Obligations, as applicable.

“Enforcement Period” means the period of time following the receipt by either the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent of an Enforcement Notice until the earliest of (i) in the case of an Enforcement Period commenced by the Controlling Fixed Asset Collateral Agent, the Discharge of Fixed Asset Obligations, (ii) in the case of an Enforcement Period commenced by the Revolving Credit Collateral Agent, the Discharge of Revolving Credit Obligations, (iii) the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent (as applicable) agrees in writing to terminate its Enforcement Period, or (iv) the date on which the Revolving Credit Default or the Fixed Asset Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Documents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations at that time, including the Initial Fixed Asset Administrative Agent, the Second Lien Initial Fixed Asset Administrative Agent, each Fixed Asset Collateral Agent, the Additional Fixed Asset Claimholders, the Initial Fixed Asset Claimholders and the Second Lien Initial Fixed Asset Claimholders.

“Fixed Asset Collateral” means all Real Estate Assets, Equipment, Intellectual Property, Equity Interests in the Borrowers, the other Grantors and their respective subsidiaries and other Collateral other than ABL Collateral and all Supporting Obligations, documents and books and records relating to any of the foregoing; and all substitutions, replacements, accessions, products or Proceeds (including, without limitation, insurance proceeds) of any of the foregoing.

“Fixed Asset Collateral Agents” means the Initial Fixed Asset Collateral Agent, the Second Lien Initial Fixed Asset Collateral Agent and each Additional Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the Initial Fixed Asset Security Documents, the Second Lien Initial Fixed Asset Security Documents and any Additional Fixed Asset Collateral Documents.

“Fixed Asset Default” means an “Event of Default” or equivalent term (as defined in any of the Fixed Asset Documents).

“Fixed Asset DIP Financing” has the meaning assigned to that term in Section 6.1(b).

“Fixed Asset Documents” means the Initial Fixed Asset Documents, the Second Lien Initial Fixed Asset Documents and any Additional Fixed Asset Documents.

“Fixed Asset Facility Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be as security for any Fixed Asset Obligations.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Obligations or (except for this Agreement) under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Obligations” means the Initial Fixed Asset Obligations, the Second Lien Initial Fixed Asset Obligations and any Additional Fixed Asset Obligations.

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“Grantors” means the Borrowers, Holdings, each other Guarantor and each other Person that is organized under the laws of the United States of America, any State thereof or the District of Columbia that has or may from time to time hereafter execute and deliver a Fixed Asset Collateral Document or a Revolving Credit Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guarantor” means, collectively, each “Guarantor” as defined in the Initial Fixed Asset Facility Agreement, the Second Lien Initial Fixed Asset Facility Agreement and the Revolving Credit Agreement.

“Holdings” has the meaning set forth in the Preamble to this Agreement.

“Indebtedness” means and includes all “Indebtedness” within the meaning of the Initial Fixed Asset Facility Agreement, the Second Lien Initial Fixed Asset Facility Agreement, the Revolving Credit Agreement or any Additional Fixed Asset Instrument, as applicable.

“Initial Fixed Asset Administrative Agent” has the meaning assigned to it in the Recitals to this Agreement.

“Initial Fixed Asset Claimholders” means, at any relevant time, the holders of Initial Fixed Asset Facility Obligations at that time including the “Secured Creditors” as defined in the Initial Fixed Asset Security Agreement and the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent, the trustees, agents and other representatives of the holders of the Initial Fixed Asset Obligations (including any holders of Initial Fixed Asset Obligations pursuant to supplements executed in connection with the incurrence of additional Indebtedness under the Initial Fixed Asset Facility Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Initial Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Initial Fixed Asset Document outstanding at such time.

“Initial Fixed Asset Collateral Agent” has the meaning assigned to it in the Preamble to this Agreement.

“Initial Fixed Asset Collateral Documents” means the “Security Documents” (as defined in the Initial Fixed Asset Facility Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Fixed Asset Obligations or under which rights or remedies with respect to such Liens are governed.

“Initial Fixed Asset Documents” means the Initial Fixed Asset Facility Agreement, the Initial Fixed Asset Collateral Documents and the other Credit Documents (as defined in the Initial Fixed Asset Facility Agreement), any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement), Other Hedging Agreement (as defined in the Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement) entered into by any Borrower or any of its Restricted Subsidiaries with any “Secured Creditor” as defined in the Initial Fixed Asset Security Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Initial Fixed Asset Obligation, including, to the extent applicable, any other document or instrument executed or delivered at any time in connection with any Initial Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Initial Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Initial Fixed Asset Facility Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial Fixed Asset Lenders” means Lenders as defined under the Initial Fixed Asset Facility Agreement.

“Initial Fixed Asset Obligations” means all “Obligations,” as defined in the Initial Fixed Asset Facility Agreement and all obligations of every nature of each Grantor from time to time owed to any Initial Fixed Asset Claimholders or any of their respective Affiliates under the Initial Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.  “Initial Fixed Asset Obligations” shall include all Post-Petition Interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Initial Fixed Asset Document whether or not the claim for such Post-Petition Interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Initial Fixed Asset Security Agreement” means the Security Agreement, dated as of the date hereof, among the Term Loan Borrowers, each of the other grantors from time to time party thereto and Bank of America, N.A., as collateral agent, as it may be amended, supplemented, amended and restated, replaced, renewed or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(a)any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(b)any other voluntary or involuntary insolvency, reorganization, winding-up or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to of the terms of each Revolving Credit Agreement and each Fixed Asset Facility Agreement);

(c)any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to the terms of each Revolving Credit Agreement and each Fixed Asset Facility Agreement);

(d)any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt or other property of any Grantor;

(e)any case or proceeding seeking the entry of an order of relief or the appointment of a custodian, receiver, trustee or other similar proceeding with respect to any Grantor or any property or Indebtedness of any Grantor; or

(f)any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Joinder Agreement” means an agreement substantially in the form of Exhibit A, or in a form otherwise acceptable to each Collateral Agent, after giving effect to Sections 5.3 and 5.7, as applicable.

“Mortgaged Premises” means any Material Real Property which shall now or hereafter be subject to a Fixed Asset Mortgage.

“New Agent” has the meaning assigned to that term in Section 5.5.

“New Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-Controlling Fixed Asset Collateral Agent” means each Fixed Asset Collateral Agent other than the Controlling Fixed Asset Collateral Agent.

“Notice of Occupancy” has the meaning assigned to that term in Section 3.3(b).

“Pari First Lien Fixed Asset Obligations” means the Initial Fixed Asset Obligations and any Additional Pari First Lien Fixed Asset Obligations.

“Pari Second Lien Fixed Asset Obligations” means the Second Lien Initial Fixed Asset Obligations and any Additional Pari Second Lien Fixed Asset Obligations.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Fixed Asset Documents or the Revolving Credit Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Laws of any applicable jurisdiction or in any such Insolvency or Liquidation Proceeding.

“Priority Collateral” with respect to the Revolving Credit Claimholders, all ABL Collateral, and with respect to the Fixed Asset Claimholders, all Fixed Asset Collateral.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Revolving Credit Administrative Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Revolving Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement, including, for the avoidance of doubt, any Refinancing of the Revolving Credit Agreement in effect on the Closing Date.

“Revolving Credit Claimholders” means, at any relevant time, the holders of Revolving Credit Obligations at that time, including the “Secured Creditors” as defined in the Revolving Security Agreement.

“Revolving Credit Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Revolving Credit Obligations.

“Revolving Credit Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“Revolving Credit Collateral Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor securing any Revolving Credit Obligations or under which rights or remedies with respect to such Liens are governed.

“Revolving Credit Default” means an “Event of Default” (as defined in the Revolving Credit Agreement).

“Revolving Credit Documents” means the Revolving Credit Agreement and the other Credit Documents, any agreement in respect of any Secured Bank Product Obligations and each of the other agreements, documents and instruments providing for or evidencing any other Revolving Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any Revolving Credit Obligations, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations to the extent such are effective at the relevant time, as each may be amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Lenders” means the “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Obligations” means all “Obligations” (as defined in the Revolving Credit Agreement) and other obligations of every nature of each Grantor from time to time owed to any Revolving Credit Claimholder or any other respective Affiliates under the Revolving Credit Documents, whether for principal, interest, (including Post-Petition Interest which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any obligation, whether or not a claim is allowed against such Grantor for such Post-Petition Interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise.

“Revolving Credit Party” means each “Credit Party” as defined in the Revolving Credit Agreement.

“Revolving Credit Standstill Period” has the meaning set forth in Section 3.2(a)(1).

“Revolving Security Agreement” means the Security Agreement, dated as of the date hereof, among the Borrowers, each of the other grantors from time to time party thereto and Bank of America, N.A., as collateral agent, as it may be amended, supplemented, amended and restated, replaced, renewed or otherwise modified from time to time.

“Second Lien Initial Fixed Asset Administrative Agent” has the meaning assigned to it in the Recitals to this Agreement.

“Second Lien Initial Fixed Asset Claimholders” means, at any relevant time, the holders of Second Lien Initial Fixed Asset Facility Obligations at that time including the “Secured Creditors” as defined in the Second Lien Initial Fixed Asset Security Agreement and the Second Lien Initial Fixed Asset Administrative Agent, the Second Lien Initial Fixed Asset Collateral Agent, the trustees, agents and other representatives of the holders of the Second Lien Initial Fixed Asset Obligations (including any holders of Second Lien Initial Fixed Asset Obligations pursuant to supplements executed in connection with the incurrence of additional Indebtedness under the Second Lien Initial Fixed Asset Facility Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Second Lien Initial Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Second Lien Initial Fixed Asset Document outstanding at such time.

“Second Lien Initial Fixed Asset Collateral Agent” has the meaning assigned to it in the Preamble to this Agreement.

“Second Lien Initial Fixed Asset Collateral Documents” means the “Security Documents” (as defined in the Second Lien Initial Fixed Asset Facility Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Initial Fixed Asset Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Initial Fixed Asset Documents” means the Second Lien Initial Fixed Asset Facility Agreement, the Second Lien Initial Fixed Asset Collateral Documents and the other Credit Documents (as defined in the Second Lien Initial Fixed Asset Facility Agreement), any Interest Rate Protection Agreement (as defined in the Second Lien Initial Fixed Asset Facility Agreement), Other Hedging Agreement (as defined in the Second Lien Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Second Lien Initial Fixed Asset

Facility Agreement) entered into by a Borrower or any of its Restricted Subsidiaries with any “Secured Creditor” as defined in the Second Lien Initial Fixed Asset Security Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Initial Fixed Asset Obligation, including, to the extent applicable, any other document or instrument executed or delivered at any time in connection with any Second Lien Initial Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Second Lien Initial Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Second Lien Initial Fixed Asset Facility Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Initial Fixed Asset Lenders” means Lenders as defined under the Second Lien Initial Fixed Asset Facility Agreement.

“Second Lien Initial Fixed Asset Obligations” means all “Obligations,” as defined in the Second Lien Initial Fixed Asset Facility Agreement and all obligations of every nature of each Grantor from time to time owed to any Second Lien Initial Fixed Asset Claimholders or any of their respective Affiliates under the Second Lien Initial Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.  “Second Lien Initial Fixed Asset Obligations” shall include all Post-Petition Interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Initial Fixed Asset Document whether or not the claim for such Post-Petition Interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Second Lien Initial Fixed Asset Security Agreement” means the Security Agreement, dated as of the date hereof, among the Borrowers, each of the other grantors from time to time party thereto and Bank of America, N.A., as collateral agent, as it may be amended, supplemented, amended and restated, replaced, renewed or otherwise modified from time to time.

“Secured Revolver/Fixed Asset Documents” means the Fixed Asset Documents and the Revolving Credit Documents.

“Securities Account” as defined in the UCC.

“Series” means, with respect to any Fixed Asset Obligations, each of (i) the Initial Fixed Asset Obligations, (ii) the Second Lien Initial Fixed Asset Obligations and (iii) the Additional Fixed Asset Obligations incurred pursuant to any Additional Fixed Asset Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional Fixed Asset Obligations).

“Supporting Obligations” as defined in the UCC.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of any Collateral Agent’s or any secured party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.2.Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time as amended,

supplemented, amended and restated, replaced, renewed or otherwise modified from time to time in accordance with the terms of this Agreement (including in connection with any Refinancing);

(b)any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)all references to terms defined in the UCC in effect in the State of New York shall have the meaning ascribed to them therein (unless otherwise specifically defined herein); and

(f)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.	Lien Priorities.

2.1.Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Fixed Asset Obligations granted on the Collateral or of any Liens securing the Revolving Credit Obligations granted on the Collateral and notwithstanding any provision of any UCC, or any other applicable law or the Revolving Credit Loan Documents or the Fixed Asset Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the Revolving Credit Obligations or Fixed Asset Obligations, and whether or not such Liens securing, or purporting to secure, any Revolving Credit Obligations or Fixed Asset Obligations are subordinated to any Lien securing any other obligation of the Borrowers, or any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed, or any other circumstance whatsoever, the Revolving Credit Collateral Agent, on behalf of itself and/or the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and/or the applicable Fixed Asset Claimholders, hereby each agrees that:

(a)any Lien of the Revolving Credit Collateral Agent on the ABL Collateral, whether now or hereafter held by or on behalf of the Revolving Credit Collateral Agent or any Revolving Credit Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the ABL Collateral securing or purporting to secure any Fixed Asset Obligations; and

(b)any Lien of any Fixed Asset Collateral Agent on the Fixed Asset Collateral, whether now or hereafter held by or on behalf of such Fixed Asset Collateral Agent, any Fixed Asset Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Collateral securing or purporting to secure any Revolving Credit Obligations.

2.2.Prohibition on Contesting Liens.  Each Fixed Asset Collateral Agent, for itself and on behalf of each applicable Fixed Asset Claimholder, and the Revolving Credit Collateral Agent, for itself and on behalf of each Revolving Credit Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Revolving Credit Claimholders or any of the Fixed Asset Claimholders in the Collateral, the allowability of the claims asserted with respect to the Fixed Assets Obligations or the Revolving Credit Obligations in any Insolvency or Liquidation Proceeding, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Revolving Credit Claimholder or Fixed Asset Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Obligations as provided in Sections 2.1, 3.1 and 3.2.

2.3.No New Liens.  Until  the Discharge of Revolving Credit Obligations and the Discharge of Fixed Asset Obligations shall have occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against one or more of the Term Loan Borrowers, the Revolving Credit Borrowers or any other Grantor, the parties hereto acknowledge and agree that it is their intention that:

(a)Subject to Section 2.5 below, there shall be no Liens on any asset or property to secure any Fixed Asset Obligation unless a Lien on such asset or property also secures the Revolving Credit Obligations; or

(b)subject to Section 2.5 below, there shall be no Liens on any asset or property of any Grantor to secure any Revolving Credit Obligations unless  a Lien on such asset or property also secures the Fixed Asset Obligations.

To the extent any additional Liens are granted on any asset or property as described above, the priority of such additional Liens shall be determined in accordance with Section 2.1.  In addition, to the extent that Liens are granted on any asset or property to secure any Fixed Asset Obligation or Revolving Credit Obligation, as applicable, and a corresponding Lien is not granted to secure the Revolving Credit Obligations or Fixed Asset Obligations, as applicable,  without limiting any other rights and remedies available hereunder, the Revolving Credit Collateral Agent, on behalf of the Revolving Credit Claimholders and each Fixed Asset Collateral Agent, on behalf of the applicable Fixed Asset Claimholders, agree that, subject to Section 2.5, (i) such applicable Collateral Agent that has been granted such Lien shall also hold such Lien on behalf of the other Collateral Agent subject to the relative priorities set forth in Section 2.1 and (ii) any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4.Similar Liens and Agreements.  Subject to Section 2.5, the parties hereto agree that it is their intention that the Revolving Credit Collateral and the Fixed Asset Facility Collateral be identical.  In furtherance of the foregoing and of Section 8.8, the parties hereto agree, subject to the other provisions of this Agreement, including Section 2.5:

(a)upon request by the Revolving Credit Collateral Agent or any Fixed Asset Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Credit Collateral and the Fixed Asset Facility Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolving Credit Documents and the Fixed Asset Documents; and

(b)that the Revolving Credit Collateral Documents, taken as a whole, and the Fixed Asset Collateral Documents, taken as a whole, shall be in all material respects the same forms of documents other than with respect to differences to reflect the nature of the lending arrangements and the relative priorities of the liens securing the Obligations thereunder with respect to the Fixed Asset Collateral and the ABL Collateral.

2.5.Cash Collateral; Real Property.  Notwithstanding anything in this Agreement to the contrary, Sections 2.3 and 2.4 shall not apply to (i) any cash or cash equivalents pledged to secure Revolving Credit Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Revolving Credit Collateral Agent or any other Revolving Credit Claimholder pursuant to Sections 2.05, 3.05, or 5.06 of the Revolving Credit Agreement (or any equivalent successor provision) and any such cash and cash equivalents shall be applied as specified in the Revolving Credit Agreement and will not constitute Collateral hereunder or (ii) any real property a mortgage over which has been granted pursuant to the terms of the Fixed Assets Documents and has not been granted pursuant to the terms of the Revolving Credit Documents.

SECTION 3.	Enforcement.

3.1.Exercise of Remedies – Restrictions on Fixed Asset Collateral Agents.

(a)Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders:

(1)will not exercise or seek to exercise any rights or remedies with respect to any ABL Collateral (including the exercise of any right of setoff or any right under any lockbox agreement or any control agreement with respect to Deposit Accounts or Securities Accounts) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Controlling Fixed Asset Collateral Agent or any Person authorized by it may exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of:  (A) the date on which such Controlling Fixed Asset Collateral Agent declared the existence of a Fixed Asset Default and demanded the repayment of all the principal amount of any Fixed Asset Obligations; and (B) the date on which the Revolving Credit Collateral Agent received notice from such Controlling Fixed Asset Collateral Agent of such declaration of a Fixed Asset Default and that the Fixed Assets Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Fixed Asset Documents (the “Fixed Asset Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall any Fixed Asset Collateral Agent or any Fixed Asset Claimholder exercise any rights or remedies with respect to the ABL Collateral if, notwithstanding the expiration of the Fixed Asset Standstill Period, the Revolving Credit Collateral Agent (or any person authorized by it) or Revolving Credit Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt notice of such exercise to be given to the Controlling Fixed Asset Collateral Agent) or shall be stayed under applicable law from exercising such rights and remedies;

(2)will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder or any other exercise by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder of any rights and remedies relating to the ABL Collateral, whether under the Revolving Credit Documents or otherwise; and

(3)subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that, in the case of (1), (2) and (3) above, the Liens granted to secure the Fixed Asset Obligations of the Fixed Asset Claimholders shall attach to the Proceeds thereof subject to the relative priorities described in Section 2.

(b)Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall (subject to Section 3.1(a)(1)) have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of ABL Collateral by the respective Grantors after a Revolving Credit Default) make determinations regarding the release, disposition, or restrictions with respect to the ABL Collateral (including, without limitation, exercising remedies under Deposit Account Control Agreements and Dominion Accounts) without any consultation with or the consent of any Fixed Asset Collateral Agent or any Fixed Asset Claimholder; provided, however, that the Lien securing the Fixed Asset Obligations shall remain on the Proceeds (other than those properly applied to the Revolving Credit Obligations) of such Collateral released or disposed of subject to the relative priorities described in Section 2.  In exercising rights and remedies with respect to the ABL Collateral, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may enforce the provisions of the Revolving Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the ABL Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.  Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not seek, and hereby waives any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

(c)Notwithstanding the foregoing, any Fixed Asset Collateral Agent and any Fixed Asset Claimholder may:

(1)file a claim or statement of interest with respect to the Fixed Asset Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2)take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the ABL Collateral, or the rights of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders to exercise remedies in respect thereof;

(3)file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Fixed Asset Claimholders, including any claims secured by the ABL Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement;

(5)vote on any plan of reorganization or similar dispositive restructuring plan, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement (including Section 6.7(d)), with respect to the Fixed Asset Obligations and the Fixed Asset Collateral; and

(6)exercise any of its rights or remedies with respect to any of the Collateral after the termination of the Fixed Asset Standstill Period to the extent permitted by Section 3.1(a)(1).

Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that it will not take or receive any ABL Collateral or any Proceeds of such Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Collateral in its capacity as a creditor in violation of this Agreement.  Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Credit Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(c)(1) and this Section 3.1(c), the sole right of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders with respect to the ABL Collateral is to hold a Lien on such Collateral pursuant to the Fixed Asset Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Revolving Credit Obligations has occurred.

(d)Subject to Sections 3.l(a) and (c) and Section 6.3(c)(1):

(1)each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not, except as not prohibited herein, take any action that would hinder or delay any exercise of remedies under the Revolving Credit Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Collateral, whether by foreclosure or otherwise;

(2)each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby waives any and all rights it or the applicable Fixed Asset Claimholders may have as a junior lien creditor with respect to the ABL Collateral or otherwise to object to the manner in which the Revolving Credit Collateral Agent or the Revolving Credit Claimholders seek to enforce or collect the Revolving Credit Obligations or the Liens on the ABL Collateral securing the Revolving Credit Obligations granted in any of the Revolving Credit Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Revolving Credit Collateral Agent or Revolving Credit Claimholders is adverse to the interest of the Fixed Asset Claimholders; and

(3)each Fixed Asset Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Fixed Asset Collateral Documents or any other Fixed Asset Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders with respect to the ABL Collateral as set forth in this Agreement and the Revolving Credit Documents.

(e)Except as otherwise set forth in, or otherwise prohibited by or inconsistent, any provision of this Agreement (including Sections 3.1(a) and (d), 3.5 and any provision prohibiting or restricting them from taking various actions or making various objections), the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the Fixed Asset Collateral, in each case, in accordance with the terms of the applicable Fixed Asset Documents and applicable law; provided, however, that in the event that any Fixed Asset Claimholder becomes a judgment Lien creditor in respect of ABL Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Fixed Asset Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Revolving Credit Obligations) as the other Liens securing the Fixed Asset Obligations are subject to this Agreement.

(f)Nothing in this Agreement shall prohibit the receipt by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of payments of interest, principal and other amounts owed in respect of the applicable Fixed Asset Obligations so long as such receipt is not the direct or indirect result of the exercise by such Fixed Asset Collateral Agent or any Fixed Asset Claimholders of rights or remedies with respect to ABL Collateral (including set-off) or enforcement of any Lien on ABL Collateral held by any of them.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Revolving Credit Collateral Agent or the Revolving Credit Claimholders may have against the Grantors under the Revolving Credit Documents, other than with respect to the Fixed Asset Collateral solely to the extent expressly provided herein.

3.2.Exercise of Remedies – Restrictions on Revolving Credit Collateral Agent.

(a)Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders:

(1)will not exercise or seek to exercise any rights or remedies with respect to any Fixed Asset Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Revolving Credit Collateral Agent may exercise the rights provided for in Section 3.3 (with respect to any Access Period) and may exercise any or all such other rights or remedies after the passage of a period of at least 180 days has elapsed since the later of:  (A) the date on which the Revolving Credit Collateral Agent declared the existence of any Revolving Credit Default and demanded the repayment of all the principal amount of any Revolving Credit Obligations; and (B) the date on which the Controlling Fixed Asset Collateral Agent received notice from the Revolving Credit Collateral Agent of such declaration of a Revolving Credit Default and that the Revolving Credit Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Revolving Credit Documents (the “Revolving Credit Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall the Revolving Credit Collateral Agent or any Revolving Credit Claimholder exercise any rights or remedies (other than those under Section 3.3) with respect to the Fixed Asset Collateral if, notwithstanding the expiration of the Revolving Credit Standstill Period, the Controlling Fixed Asset Collateral Agent (or any person authorized by it) shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt notice of such exercise to be given to the Revolving Credit Collateral Agent) or shall be stayed under applicable law from exercising such rights and remedies;

(2)will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder or any other exercise by a Fixed Asset Collateral Agent or any Fixed Asset Claimholder of any rights and remedies relating to the Fixed Asset Collateral, whether under the Fixed Asset Documents or otherwise; and

(3)subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.2(c), will not object to the forbearance by any Fixed Asset Collateral Agent or Fixed Asset Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that in the case of (1), (2) and (3) above, the Liens granted to secure the Revolving Credit Obligations of the Revolving Credit Claimholders shall attach to the Proceeds thereof subject to the relative priorities described in Section 2.

(b)Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall (subject to Section 3.2(a)(1)) have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of Fixed Asset Collateral by the respective Grantors after a Fixed Asset Default) make determinations regarding the release, disposition, or restrictions with respect to the Fixed Asset Collateral without any consultation with or the consent of the Revolving Credit Collateral Agent or any Revolving Credit Claimholder; provided, however, that the Lien securing the Revolving Credit Obligations shall remain on the Proceeds (other than those properly applied to the Fixed Asset Obligations) of such Collateral released or disposed of subject to the relative priorities described in Section 2.  In exercising rights and remedies with respect to the Fixed Asset Collateral, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may enforce the provisions of the Fixed Asset Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Fixed Asset Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.  The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that it will not seek, and hereby waives any right, to have any Fixed Asset Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

(c)Notwithstanding the foregoing, the Revolving Credit Collateral Agent and any Revolving Credit Claimholder may:

(1)file a claim or statement of interest with respect to the Revolving Credit Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2)take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the Fixed Asset Collateral, or the rights of any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders to exercise remedies in respect thereof;

(3)file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Revolving Credit Claimholders, including any claims secured by the Fixed Asset Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement;

(5)vote on any plan of reorganization or similar dispositive restructuring plan, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement (including Section 6.7(d)), with respect to the Revolving Credit Obligations and the ABL Collateral; and

(6)exercise any of its rights or remedies with respect to any of the Collateral after the termination of the Revolving Credit Standstill Period to the extent permitted by Section 3.2(a)(1).

The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that it will not take or receive any Fixed Asset Collateral or any Proceeds of such Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Collateral in its capacity as a creditor in violation of this Agreement.  Without limiting the generality of the foregoing, unless and until the Discharge of Fixed Asset Obligations has occurred, except as expressly provided in Sections 3.2(a), 3.3, 3.4, 6.3(c)(2) and this Section 3.2(c), the sole right of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders with respect to the Fixed Asset Collateral is to hold a Lien on such Collateral pursuant to the Revolving Credit Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Fixed Asset Obligations has occurred.

(d)Subject to Sections 3.2(a) and (c) and Sections 3.3 and 6.3(c)(2):

(1)the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders will not, except as not prohibited herein, take any action that would hinder or delay any exercise of remedies under the Fixed Asset Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Fixed Asset Collateral, whether by foreclosure or otherwise;

(2)the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby waives any and all rights it or the Revolving Credit Claimholders may have as a junior lien creditor with respect to the Fixed Asset Collateral or otherwise to object to the manner in which the any Fixed Asset Collateral Agent or the Fixed Asset Claimholders seek to enforce or collect the Fixed Asset Obligations or the Liens on the Fixed Asset Collateral securing the Fixed Asset Obligations granted in any of the Fixed Asset Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders is adverse to the interest of the Revolving Credit Claimholders; and

(3)the Revolving Credit Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Revolving Credit Collateral Documents or any other Revolving Credit Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders with respect to the Fixed Asset Collateral as set forth in this Agreement and the Fixed Asset Documents.

(e)Except as otherwise set forth in, or otherwise prohibited by or inconsistent with, any provision of this Agreement (including Sections 3.2(a) and (d), Section 3.5 and any provision prohibiting or restricting them from taking various actions or making various objections), the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the ABL Collateral, in each case, in accordance with the terms of the Revolving Credit Documents and applicable law; provided, however, that in the event that any Revolving Credit Claimholder becomes a judgment Lien creditor in respect of Fixed Asset Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Revolving Credit Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Fixed Asset Obligations) as the other Liens securing the Revolving Credit Obligations are subject to this Agreement.

(f)Nothing in this Agreement shall prohibit the receipt by the Revolving Credit Collateral Agent or any Revolving Credit Claimholders of payments of interest, principal and other amounts owed in respect of the Revolving Credit Obligations so long as such receipt is not the direct or indirect result of the exercise by the Revolving Credit Collateral Agent or any Revolving Credit Claimholders of rights or remedies with respect to Fixed

Asset Collateral (including set-off) or enforcement of any Lien on the Fixed Asset Collateral held by any of them.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Fixed Asset Collateral Agents or the Fixed Asset Claimholders may have against the Grantors under the Fixed Asset Documents, other than with respect to the ABL Collateral solely to the extent expressly provided herein.

3.3.Exercise of Remedies – Collateral Access Rights.

(a)The Revolving Credit Collateral Agent and the Fixed Asset Collateral Agents agree not to commence any Collateral Enforcement Action until an Enforcement Notice has been given to the other Collateral Agent.  Subject to the provisions of Sections 3.1 and 3.2 above, either Collateral Agent may join in any judicial proceedings commenced by the other Collateral Agent to enforce Liens on the Collateral, provided that neither Collateral Agent, nor the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, shall interfere with the Collateral Enforcement Actions of the other with respect to Collateral in which such party has the priority Lien in accordance herewith.

(b)If any Fixed Asset Collateral Agent, or any agent or representative of any Fixed Asset Collateral Agent, or any receiver, shall obtain possession or physical control of any of the Mortgaged Premises, such Fixed Asset Collateral Agent shall promptly notify the Revolving Credit Collateral Agent of that fact (such notice, a “Notice of Occupancy”) and the Revolving Credit Collateral Agent shall, within ten (10) Business Days thereafter, notify the Controlling Fixed Asset Collateral Agent as to whether the Revolving Credit Collateral Agent desires to exercise access rights under this Agreement (such notice, an “Access Acceptance Notice”), at which time the parties shall confer in good faith to coordinate with respect to the Revolving Credit Collateral Agent’s exercise of such access rights; provided, that it is understood and agreed that the Fixed Asset Collateral Agents shall obtain possession or physical control of the Mortgaged Premises in the manner provided in the applicable Fixed Asset Collateral Documents and in the manner provided herein.  Access rights may apply to differing parcels of Mortgaged Premises at differing times, in which case, a differing Access Period may apply to each such property.  In the event that the Revolving Credit Collateral Agent elects to exercise its access rights as provided in this Agreement, each Fixed Asset Collateral Agent agrees, for itself and on behalf of the applicable Fixed Asset Claimholders, that in the event that any Fixed Asset Claimholder exercises its rights to sell or otherwise dispose of any Mortgaged Premises, whether before or after the delivery of a Notice of Occupancy to the Revolving Credit Collateral Agent, the Fixed Asset Collateral Agents shall (i) provide access rights to the Revolving Credit Collateral Agent for the duration of the Access Period in accordance with this Agreement and (ii) if such a sale or other disposition occurs prior to the Revolving Credit Collateral Agent delivering an Access Acceptance Notice during the time period provided therefor, or if applicable, the expiration of the applicable Access Period, shall ensure that the purchaser or other transferee of such Mortgaged Premises provides the Revolving Credit Collateral Agent the opportunity to exercise its access rights, and upon delivery of an Access Acceptance Notice to such purchaser or transferee, continued access rights to such Mortgaged Premises for the duration of the applicable Access Period, in the manner and to the extent required by this Agreement.

(c)Upon delivery of notice to the Controlling Fixed Asset Collateral Agent as provided in Section 3.3(b), the Access Period shall commence for the subject parcel of Mortgaged Premises.  During the Access Period, the Revolving Credit Collateral Agent and its agents, representatives and designees shall have a non-exclusive right to have access to, and a rent free right to use, the Fixed Asset Collateral for the purpose of arranging for and effecting the sale or disposition of ABL Collateral, including the production, completion, packaging and other preparation of such ABL Collateral for sale or disposition.  During any such Access Period, the Revolving Credit Collateral Agent and its agents, representatives and designees (and Persons employed on their respective behalves), may continue to operate, service, maintain, process and sell the ABL Collateral, as well as to engage in bulk sales of ABL Collateral.  The Revolving Credit Collateral Agent shall take proper care of any Fixed Asset Collateral that is used by the Revolving Credit Collateral Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Revolving Credit Collateral Agent or its agents, representatives or designees and the Revolving Credit Collateral Agent shall comply with all applicable laws in connection with its use or occupancy of the Fixed Asset Collateral.  The Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall (to the extent that there are sufficient available proceeds of ABL Collateral for the purposes of paying such indemnity) indemnify and hold harmless the Fixed Asset Collateral Agents and the Fixed Asset Claimholders for any injury or damage to Persons or property caused by the acts or omissions of Persons under its control.  The Revolving Credit Collateral Agent and the Fixed Asset Collateral Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Fixed Asset Collateral Agents to show the Fixed Asset Collateral to prospective purchasers and to ready the Fixed Asset Collateral for sale.

(d)If any order or injunction is issued or stay is granted which prohibits the Revolving Credit Collateral Agent from exercising any of its rights hereunder, then at the Revolving Credit Collateral Agent’s option, the Access Period granted to the Revolving Credit Collateral Agent under this Section 3.3 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.3.  If any Fixed Asset Collateral Agent shall foreclose or otherwise sell any of the Fixed Asset Collateral, such Fixed Asset Collateral Agent will notify the buyer thereof of the existence of this Agreement and that the buyer is acquiring the Fixed Asset Collateral subject to the terms of this Agreement.

(e)The Grantors hereby agree with the Fixed Asset Collateral Agents that the Revolving Credit Collateral Agent shall have access, during the Access Period, as described herein and each such Grantor that owns any of the Mortgaged Premises grants a non-exclusive easement in gross over its property to permit the uses by the Revolving Credit Collateral Agent contemplated by this Section 3.3.  Each Fixed Asset Collateral Agent consents to such easement and to the recordation of a collateral access easement agreement, in form and substance reasonably acceptable to the Controlling Fixed Asset Collateral Agent, in the relevant real estate records with respect to each parcel of real property that is now or hereafter subject to a Fixed Asset Mortgage.  The Revolving Credit Collateral Agent agrees that upon either a Discharge of Revolving Credit Obligations or the expiration of the final Access Period with respect to any parcel of property covered by a Fixed Asset Mortgage, it shall, upon request, execute and deliver to the Controlling Fixed Asset Collateral Agent, or if a Discharge of Fixed Asset Obligations has occurred, to the respective Grantor, such documentation, in recordable form, as may reasonably be requested to terminate any and all rights with respect to such Access Periods.

3.4.Exercise of Remedies – Intellectual Property Rights/Access to Information.  Each Fixed Asset Collateral Agent hereby grants (to the full extent of their respective rights and interests) the Revolving Credit Collateral Agent and its agents, representatives and designees (a) a royalty free, rent free non-exclusive license and lease to use all of the Fixed Asset Collateral constituting Intellectual Property, to complete the sale of inventory and (b) a royalty free non-exclusive license (which will be binding on any successor or assignee of the Intellectual Property) to use any and all Intellectual Property, in each case, at any time in connection with its Collateral Enforcement Action; provided, however, the royalty free, rent free non-exclusive license and lease granted in clause (a) shall immediately expire upon the sale, lease, transfer or other disposition of all such inventory.

3.5.Exercise of Remedies – Set Off and Tracing of and Priorities in Proceeds.

(a)The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that, to the extent the Revolving Credit Collateral Agent or any Revolving Credit Claimholder exercises its rights of setoff against any Grantors’ Deposit Accounts or Securities Accounts that contain identifiable Proceeds of Fixed Asset Collateral, a percentage of the amount of such setoff equal to the percentage that such Proceeds of Fixed Asset Collateral bear to the total amount on deposit in or credited to the balance of such Deposit Accounts or Securities Accounts shall be deemed to constitute Fixed Asset Collateral, which amount shall be held and distributed pursuant to Section 4.3; provided, however that the foregoing shall not apply to any setoff by the Revolving Credit Collateral Agent against any ABL Collateral to the extent applied to the payment of Revolving Credit Obligations.

(b)Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, also agrees that prior to an issuance of an Enforcement Notice, all funds deposited in an account subject to a Deposit Account Control Agreement or a Dominion Account (in each case as defined in the Revolving Credit Agreement) that constitute ABL Collateral and then applied to the Revolving Credit Obligations shall be treated as ABL Collateral and, unless the Revolving Credit Collateral Agent has actual knowledge to the contrary, any claim that payments made to the Revolving Credit Collateral Agent through the Deposit Accounts and Securities Accounts that are subject to such Deposit Account Control Agreements or Dominion Accounts, respectively, are Proceeds of or otherwise constitute Fixed Asset Collateral are waived by the Fixed Asset Collateral Agents and the Fixed Asset Claimholders; provided that after the issuance of an Enforcement Notice by the Controlling Fixed Asset Collateral Agent, all identifiable proceeds of Fixed Asset Collateral shall be deemed Fixed Asset Collateral, whether or not held in an account subject to a control agreement.

(c)The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, further agree that prior to an issuance of an Enforcement Notice, any Proceeds of Collateral, whether or not deposited in an account subject to a deposit account control agreement or a securities account control agreement, shall not (as between the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral.

SECTION 4.	Payments.

4.1.Application of Proceeds.

(a)So long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all ABL Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder, shall be applied by the Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the relevant Revolving Credit Documents.  Upon the Discharge of Revolving Credit Obligations, the Revolving Credit Collateral Agent shall deliver to the Controlling Fixed Asset Collateral Agent any Collateral and Proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Controlling Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in Section 4.1(b).

(b)So long as the Discharge of Fixed Asset Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, subject to any intercreditor arrangements among the Fixed Asset Claimholders referred to in Section 8.17 hereof, all Fixed Asset Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, shall be applied by the Controlling Fixed Asset Collateral Agent to the Fixed Asset Obligations in the order specified in the Fixed Asset Documents.  Upon the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent shall deliver to the Revolving Credit Collateral Agent any Collateral and Proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the Revolving Credit Collateral Documents.

4.2.Payments Over in Violation of Agreement.  So long as neither the Discharge of Revolving Credit Obligations nor the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral or Proceeds thereof (including assets or Proceeds subject to Liens referred to in the final sentence of Section 2.3) received by any Collateral Agent or any Fixed Asset Claimholders or Revolving Credit Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral  or otherwise received in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the appropriate Collateral Agent for the benefit of the Fixed Asset Claimholders or the Revolving Credit Claimholders, as the case may be, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  Each Collateral Agent is hereby authorized by the other Collateral Agent to make any such endorsements as agent for the other Collateral Agent or any Fixed Asset Claimholders or Revolving Credit Claimholders, as the case may be.  This authorization is coupled with an interest and is irrevocable until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations.

4.3.Application of Payments.  Subject to the other terms of this Agreement, all payments received by (a) the Revolving Credit Collateral Agent or the Revolving Credit Claimholders may be applied, reversed and reapplied, in whole or in part, to the Revolving Credit Obligations to the extent provided for in the Revolving Credit Documents and (b) the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, subject to any intercreditor arrangements among the Fixed Asset Claimholders referred to in Section 8.17 hereof, may be applied, reversed and reapplied, in whole or in part, to the Fixed Asset Obligations.

4.4.Reinstatement.

(a)To the extent any payment with respect to any Revolving Credit Obligation (whether by or on behalf of any Grantor, as Proceeds of security, enforcement of any right of setoff or otherwise) is avoided or otherwise declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Fixed Asset Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Credit Claimholders and the Fixed Asset Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred.  To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Revolving Credit Documents are disallowed by order of any court, including, without limitation, by order of a Bankruptcy Court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Revolving Credit Claimholders and the Fixed Asset Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Revolving Credit Obligations.”

(b)To the extent any payment with respect to any Fixed Asset Obligation (whether by or on behalf of any Grantor, as Proceeds of security, enforcement of any right of setoff or otherwise) is avoided or otherwise declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Revolving Credit Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Fixed Asset Claimholders and the Revolving Credit Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred.  To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Fixed Asset Documents are disallowed by order of any court, including, without limitation, by order of a Bankruptcy Court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Fixed Asset Claimholders and the Revolving Credit Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Fixed Asset Obligations.”

SECTION 5.	Other Agreements.

5.1.Releases.

(a)(i)  If in connection with the exercise of the Revolving Credit Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.1, the Revolving Credit Collateral Agent, for itself or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the ABL Collateral, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the applicable Fixed Asset Claimholders, on the ABL Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released.  Each Fixed Asset Collateral Agent, for itself or on behalf of any such Fixed Asset Claimholders, promptly shall execute and deliver to the Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release.

(ii)

If in connection with the exercise of the Controlling Fixed Asset Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.2, the Controlling Fixed Asset Collateral Agent, for itself or on behalf of any of the Fixed Asset Claimholders, releases any of its Liens on any part of the Fixed Asset Collateral, then the Liens, if any, of the Revolving Credit Collateral Agent, for itself or for the benefit of the Revolving Credit Claimholders, on the Fixed Asset Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released.  The Revolving Credit Collateral Agent, for itself or on behalf of any such Revolving Credit Claimholders, promptly shall execute and deliver to the Controlling Fixed Asset Collateral Agent or such Grantor such termination statements, releases and other documents as the Controlling Fixed Asset Collateral Agent or such Grantor may request to effectively confirm such release.

(b)If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the Revolving Credit Documents and the Fixed Asset Documents (other than in connection with the exercise of the respective Collateral Agent’s rights and remedies in respect of the Collateral as provided for in Sections 3.1 and 3.2), (i) the Revolving Credit Collateral Agent,

for itself or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the ABL Collateral, in each case other than (A) in connection with the Discharge of Revolving Credit Obligations or (B) after the occurrence and during the continuance of a Fixed Asset Default, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the applicable Fixed Asset Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released, and (ii) the Controlling Fixed Asset Collateral Agent, for itself or on behalf of any of the applicable Fixed Asset Claimholders, releases any of its Liens on any part of the Fixed Asset Collateral, in each case other than (A) in connection with the Discharge of Fixed Asset Obligations or (B) after the occurrence and during the continuance of a Revolving Credit Default, then the Liens, if any, of the Revolving Credit Collateral Agent, for itself or for the benefit of the Revolving Credit Claimholders on such Collateral (or, if such Collateral includes the Equity Interests of any Subsidiary, the Liens on Collateral owned by such Subsidiary) shall be automatically, unconditionally and simultaneously released.  The Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent, each for itself and on behalf of any such Revolving Credit Claimholders or Fixed Asset Claimholders, as the case may be, promptly shall execute and deliver to the other Collateral Agents or such Grantor such termination statements, releases and other documents as the other Collateral Agents or such Grantor may request to effectively confirm such release.

(c)Until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations shall occur, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, as the case may be, hereby irrevocably constitutes and appoints the other Collateral Agents and any officer or agent of the other Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the other Collateral Agent or such holder or in the Collateral Agent’s own name, from time to time in such Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(d)Until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations shall occur, to the extent that the Collateral Agents or the Revolving Credit Claimholders or the Fixed Asset Claimholders (i) have released any Lien on Collateral and such Lien is later reinstated or (ii) obtain any new Liens from any Grantor, then each other Collateral Agent, for itself and for the Revolving Credit Claimholders or applicable Fixed Asset Claimholders, as the case may be, shall be granted a Lien on any such Collateral, subject to the lien priority provisions of this Agreement and subject to Section 2.5 of this Agreement.

5.2.Insurance.

(a)Unless and until the Discharge of Revolving Credit Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Revolving Credit Documents, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders agrees, that (i) in accordance with the terms of the applicable Credit Documents, the Revolving Credit Collateral Agent shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Credit Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Revolving Credit Documents shall be paid to the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders pursuant to the terms of the Revolving Credit Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no Revolving Credit Obligations are outstanding, and subject to the rights of the Grantors under the Fixed Asset Documents, to the Fixed Asset Collateral Agents for the benefit of the Fixed Asset Claimholders to the extent required under the Fixed Asset Collateral Documents and then, to the extent no Fixed Asset Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) in accordance with the terms of the applicable Credit Documents, if any Fixed Asset Collateral Agent or any Fixed Asset Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Revolving Credit Collateral Agent in accordance with the terms of Section 4.2.

(b)Unless and until the Discharge of Fixed Asset Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Fixed Asset Documents, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that (i) in accordance with the terms of the applicable Credit Documents, the Controlling Fixed Asset Collateral Agent, for itself and on behalf of the Fixed Asset Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Fixed Asset Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Credit Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Fixed Asset Documents shall be paid to the Fixed Asset Collateral Agents for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Documents and thereafter, to the extent no Fixed Asset Obligations are outstanding, and subject to the rights of the Grantors under the Revolving Credit Documents, to the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders to the extent required under the Revolving Credit Collateral Documents and then, to the extent no Revolving Credit Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) in accordance with the terms of the applicable Credit Documents, if the Revolving Credit Collateral Agent or any Revolving Credit Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Controlling Fixed Asset Collateral Agent in accordance with the terms of Section 4.2.

(c)To effectuate the foregoing, the Collateral Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure Collateral hereunder.  To the extent any Proceeds are received for business interruption or for any liability or indemnification and those Proceeds are not compensation for a casualty loss with respect to the Fixed Asset Collateral, such Proceeds shall first be applied to repay the Revolving Credit Obligations (to the extent required pursuant to the Revolving Credit Agreement) and then be applied, to the extent required by the Fixed Asset Documents, to the Fixed Asset Obligations.

5.3.Amendments to Revolving Credit Documents and Fixed Asset Documents; Refinancing.

(a)The Fixed Asset Documents may be amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time in accordance with their terms and the Fixed Asset Obligations may be Refinanced, in each case, without notice to, or the consent of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders, all without affecting the lien priorities or other provisions of this Agreement; provided, however, that any such Refinancing shall comply with Section 5.5 and shall not contravene any provision of this Agreement.

(b)The Revolving Credit Documents may be amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time in accordance with their terms and the Revolving Credit Agreement may be Refinanced, in each case, without notice to, or the consent of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, all without affecting the lien priorities or other provisions of this Agreement; provided, however, that any such Refinancing shall comply with Section 5.5 and shall not contravene any provision of this Agreement.

(c)On or after any Refinancing, and the receipt of notice thereof, which notice shall include the identity of an new or replacement Collateral Agent or other agent serving the same or similar function, each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as any Grantor or such new or replacement Collateral Agent may reasonably request in order to provide to such new or replacement Collateral Agent the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Intercreditor Agreement.

(d)The Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent shall each use good faith efforts to notify the other parties hereto of any written amendment or modification to any Revolving Credit Document or any Fixed Asset Document, as applicable, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party.

5.4.Bailees for Perfection.

(a)Except as provided in Section 2.5, each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, and as bailee for the other Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Revolving Credit Documents and the Fixed Asset Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b)No Collateral Agent shall have any obligation whatsoever to the other Collateral Agents, to any Revolving Credit Claimholder, or to any Fixed Asset Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4.  The duties or responsibilities of the respective Collateral Agents under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Credit Obligations or Discharge of Fixed Asset Obligations, as the case may be, as provided in paragraph (d) below.

(c)No Collateral Agent acting pursuant to this Section 5.4 shall have by reason of the Revolving Credit Documents, the Fixed Asset Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agent, or any Revolving Credit Claimholders or any Fixed Asset Claimholders.  Each Collateral Agent, for itself and on behalf of each applicable Credit Party represented thereby, hereby waives and releases the other Collateral Agent from all claims and liabilities arising pursuant to such Collateral Agent’s role under this Section 5.4 as bailee with respect to the applicable Pledged Collateral.

(d)Upon the Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, as the case may be, the Collateral Agent under the debt facility which has been discharged shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements and without recourse or warranty, first, to the other Collateral Agent (for the avoidance of doubt, in the case of the Discharge of Revolving Credit Obligations, to the Controlling Fixed Asset Collateral Agent) to the extent the other Obligations (other than Contingent Obligations) remain outstanding, and second, to the applicable Grantor to the extent no Revolving Credit Obligations or Fixed Asset Obligations, as the case may be, remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral).  Each Collateral Agent further agrees, to the extent that any other Obligations (other than applicable Contingent Obligations) remain outstanding, to take all other commercially reasonable action as shall be reasonably requested by the other Collateral Agent, at the sole cost and expense of the Credit Parties, to permit such other Collateral Agent to obtain, for the benefit of the Revolving Credit Claimholders or Fixed Asset Claimholders, as applicable, a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

(e)Subject to the terms of this Agreement, (i) so long as the Discharge of Revolving Credit Obligations has not occurred, the Revolving Credit Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Revolving Credit Documents, but only to the extent that such Collateral constitutes ABL Collateral, as if the Liens of the Fixed Asset Collateral Agents and Fixed Asset Claimholders did not exist and (ii) so long as the Discharge of Fixed Asset Obligations has not occurred, the Controlling Fixed Asset Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Fixed Asset Documents, but only to the extent that such Collateral constitutes Fixed Asset Collateral, as if the Liens of the Revolving Credit Collateral Agent and Revolving Credit Claimholders did not exist.  In furtherance of the foregoing, promptly following the Discharge of Revolving Credit Obligations, unless a New Debt Notice in respect of new Revolving Credit Documents shall have been delivered as provided in Section 5.5 below, the Revolving Credit Collateral Agent hereby agrees to deliver, at the cost and expense of the Credit Parties, to each bank and securities intermediary, if any, that is counterparty to a deposit account control agreement or securities account control agreement, as applicable, written notice as contemplated in such deposit account control agreement or securities account control agreement, as applicable, directing such bank or securities intermediary, as applicable, to comply with the instructions of the Controlling Fixed Asset Collateral Agent (to the extent a party thereto), unless the Discharge of Fixed Asset Obligations has occurred (as certified to the Revolving Credit Collateral Agent by the Borrower), in which case, such deposit account control agreement or securities account control agreement, as the case may be, shall be terminated.

(f)Notwithstanding anything in this Agreement to the contrary:

(1)each of the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that any requirement under any Revolving Credit Collateral Document that any Grantor deliver any Collateral that constitutes Fixed Asset Collateral to the Revolving Credit Collateral Agent, or that requires any Grantor to vest the Revolving Credit Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes Fixed Asset Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Fixed Asset Obligations (other than Contingent Obligations), such Collateral is delivered to the Controlling Fixed Asset Collateral Agents, or the Controlling Fixed Asset Collateral Agents shall have been vested with such possession or (unless, pursuant to the UCC, control may be given concurrently to the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent) “control,” in each case, subject to the provisions of Section 5.4; and

(2)each of the Fixed Asset Collateral Agents, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that any requirement under any Fixed Asset Collateral Document that any Grantor deliver any Collateral that constitutes ABL Collateral to such Fixed Asset Collateral Agent, or that requires any Grantor to vest such Fixed Asset Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes ABL Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Revolving Credit Obligations (other than Contingent Obligations), such Collateral is delivered to the Revolving Credit Collateral Agent, or the Revolving Credit Collateral Agent shall have been vested with such possession or (unless, pursuant to the UCC, control may be given concurrently to the Fixed Asset Collateral Agent and the Revolving Credit Collateral Agent) “control,” in each case, subject to the provisions of Section 5.4.

5.5.When Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations Deemed to Not Have Occurred.  If in connection with the Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, any Borrower substantially concurrently or subsequently enters into any Refinancing of any Revolving Credit Obligation or Fixed Asset Obligation as the case may be, which Refinancing is permitted by both the Fixed Asset Documents and the Revolving Credit Documents, in each case, to the extent such documents will remain in effect following such Refinancing, then such Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken pursuant to this Agreement as a result of the occurrence of such Discharge of Revolving Credit Obligations or Discharge of Fixed Asset Obligations, as applicable) and, from and after the date on which the New Debt Notice is delivered to the appropriate Collateral Agents in accordance with the next sentence, the obligations under such Refinancing (the “Refinanced Obligations”) shall automatically be treated as Revolving Credit Obligations or Fixed Asset Obligations, as applicable, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Revolving Credit Collateral Agent or Fixed Asset Collateral Agent, as the case may be, under such new Revolving Credit Documents or new Fixed Asset Documents shall be the Revolving Credit Collateral Agent or a Fixed Asset Collateral Agent for all purposes of this Agreement.  Upon receipt of a notice (the “New Debt Notice”) stating that a Borrower has entered into new Revolving Credit Documents or new Fixed Asset Documents (which notice shall include a complete copy of the relevant new documents and provide the identity of the new collateral agent, such agent, the “New Agent”), the other Collateral Agents shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as such Borrower or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral (that is Fixed Asset Collateral, in the case of a New Agent that is the agent under any new Fixed Asset Documents or that is ABL Collateral, in the case of a New Agent that is the agent under any new Revolving Credit Documents) held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral).  The New Agent shall agree in a writing addressed to the other Collateral Agents for the benefit of the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, to be bound by the terms of this Agreement.  Subject to Section 2.5, if the new Revolving Credit Obligations under the new Revolving Credit Documents or the new Fixed Asset Obligations under the new Fixed Asset Documents are secured by assets of the Grantors constituting Collateral that do not also secure the other Obligations, then the other Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Revolving Credit Documents, Fixed Asset Collateral Documents and this Agreement.

5.6.[Reserved.]

5.7.Additional Fixed Asset Debt and Refinanced Obligations.  The Lead Borrower and the other applicable Grantors will be permitted to designate (i) as an additional holder of Fixed Asset Obligations hereunder each Person who is, or who becomes or who is to become, the registered holder of any Additional Fixed Asset Debt incurred by the Lead Borrower or such Grantor after the date of this Agreement in accordance with the terms of all then existing Secured Revolver/Fixed Asset Documents and (ii) as a holder of Refinanced Obligations hereunder, each Person who is, or becomes or who is to become, the registered holder of Refinanced Obligations hereunder in accordance with Section 5.5.  Upon the issuance or incurrence of any such Additional Fixed Asset Debt or such Refinanced Obligations, as the case may be:

(a)the Lead Borrower shall deliver to the Fixed Asset Collateral Agents and the Revolving Credit Collateral Agent an Officers’ Certificate stating that the Lead Borrower or such Grantor intends to enter into an Additional Fixed Asset Instrument or incur Refinanced Obligations, as applicable, and certifying (x) that the issuance or incurrence of Additional Fixed Asset Debt under such Additional Fixed Asset Instrument is permitted by each then existing Secured Revolver/Fixed Asset Documents or (y) in the case of any Refinanced Obligations, the issuance or incurrence thereof is in accordance with Section 5.5;

(b)the administrative agent or trustee and collateral agent for such Additional Fixed Asset Debt shall execute and deliver to the Collateral Agents a Joinder Agreement;

(c)the Fixed Asset Collateral Documents in respect of such Additional Fixed Asset Debt or the New Agent for such Refinanced Obligations, as applicable, shall be subject to, and shall comply with, Sections 2.3 and 2.4 of this Agreement; and

(d)each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as the Lead Borrower or the administrative agent or trustee and collateral agent for such Additional Fixed Asset Debt or the New Agent for such Refinanced Obligations, as applicable, may reasonably request in order to provide to them the rights, remedies and powers and authorities contemplated hereby, in each consistent in all respects with the terms of this Intercreditor Agreement.

Upon satisfaction of the conditions set forth in the foregoing clauses (a) through (d), the Additional Fixed Asset Collateral Agent for such Additional Fixed Asset Debt or the New Agent for such Refinanced Obligations, as applicable, shall be a Collateral Agent hereunder and the respective obligations will be Additional Fixed Asset Obligations or Refinanced Obligations, as applicable, without further act on the part of any Person.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Holdings or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Credit Document.

SECTION 6.	Insolvency or Liquidation Proceedings.

6.1.Finance Issues.

(a)Until the Discharge of Revolving Credit Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Revolving Credit Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Collateral on which the Revolving Credit Collateral Agent or any other creditor has a Lien or to permit any Grantor to obtain financing to be secured at least in part by the ABL Collateral, whether from the Revolving Credit Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”) then each Fixed Asset Collateral Agent, on behalf of itself and the applicable

Fixed Asset Claimholders, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meets the following requirements: (i) the Fixed Asset Collateral Agents and the Fixed Asset Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Fixed Asset Collateral, and (ii) the terms of the DIP Financing (A) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order and (B) do not require that any Lien of the Fixed Asset Collateral Agents on the Fixed Asset Collateral be subordinated to or pari passu with any Lien on the Fixed Asset Collateral securing such DIP Financing.  To the extent the Liens securing the Revolving Credit Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (ii) above, each Fixed Asset Collateral Agent will subordinate its Liens in the ABL Collateral to (1) the Liens thereon securing such DIP Financing (and all Obligations relating thereto), (2) all adequate protection Liens thereon granted to the Revolving Credit Claimholders, and (3) to any “carve out” therefrom for professional and United States Trustee fees that has been agreed to by the Revolving Credit Collateral Agent, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Revolving Credit Collateral Agent or to the extent permitted by Section 6.3).

(b)Until the Discharge of Fixed Asset Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Controlling Fixed Asset Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Fixed Asset Collateral on which the Fixed Asset Collateral Agents or any other creditor has a Lien or to permit any Grantor to obtain financing to be secured at least in part by the Fixed Asset Collateral, whether from the Fixed Asset Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“Fixed Asset DIP Financing”) then the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that it will raise no objection to such Cash Collateral use or Fixed Asset DIP Financing so long as such Cash Collateral use or Fixed Asset DIP Financing meets the following requirements: (i) the Revolving Credit Collateral Agent and the Revolving Credit Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the Fixed Asset DIP Financing that are materially prejudicial to their interests in the Revolving Credit Collateral, and (ii) the terms of the Fixed Asset DIP Financing (A) do not expressly require the liquidation of the Collateral prior to a default under the Fixed Asset DIP Financing documentation or Cash Collateral order and (B) do not require that any Lien of the Revolving Credit Collateral Agent on the ABL Collateral be subordinated to or pari passu with any Lien on the ABL Collateral securing such Fixed Asset DIP Financing.  To the extent the Liens securing the Fixed Asset Obligations are subordinated to or pari passu with such Fixed Asset DIP Financing which meets the requirements of clauses (i) through (ii) above, the Revolving Credit Collateral Agent will subordinate its Liens in the Fixed Asset Collateral to (1) the Liens thereon securing such Fixed Asset DIP Financing (and all Obligations relating thereto), (2) all adequate protection Liens thereon granted to the Fixed Asset Claimholders, and (3) to any “carve out” therefrom for professional and United States Trustee fees that has been agreed to by the Controlling Fixed Asset Collateral Agent, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Controlling Fixed Asset Collateral Agent or to the extent permitted by Section 6.3).

6.2.Relief from the Automatic Stay.

(a)Until the Discharge of Revolving Credit Obligations has occurred, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Collateral, without the prior written consent of the Revolving Credit Collateral Agent.

(b)Until the Discharge of Fixed Asset Obligations has occurred, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Fixed Asset Collateral (other than to the extent such relief is required to exercise its rights under Section 3.3), without the prior written consent of the Controlling Fixed Asset Collateral Agent.

6.3.Adequate Protection.

(a)Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1)any request by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders for adequate protection with respect to the ABL Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Revolving Credit Collateral and (B) if such additional assets or property shall also constitute Fixed Asset Collateral, (i) a Lien shall have been created in favor of the Fixed Asset Claimholders in respect of such Collateral and (ii) the Lien in favor of the Revolving Credit Claimholders on such Fixed Asset Collateral shall be subordinated to the extent set forth in this Agreement; or

(2)any objection by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders to any motion, relief, action or proceeding based on the Revolving Credit Collateral Agent or the Revolving Credit Claimholders claiming a lack of adequate protection with respect to the ABL Collateral; provided that if the Revolving Credit Collateral Agent is granted adequate protection in the form of additional or replacement collateral, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may seek or request adequate protection in the form of a Lien on such additional or replacement collateral; it being understood and agreed that (1) if such additional or replacement collateral shall also constitute Fixed Asset Collateral, the Lien on such additional or replacement collateral that constitutes Fixed Asset Collateral in favor of or providing adequate protection for the Revolving Credit Collateral Agent shall be subordinate to the Lien on such Fixed Asset Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents and (2) if such additional or replacement collateral shall also constitute ABL Collateral, the Lien on such additional or replacement collateral that constitutes ABL Collateral in favor of or providing adequate protection for the Revolving Credit Collateral Agent shall be senior to the Lien on such ABL Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents, in each case with respect to the foregoing clauses (1) and (2), to the extent required by this Agreement.

(b)The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1)any request by the Controlling Fixed Asset Collateral Agent for adequate protection with respect to the Fixed Asset Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Fixed Asset Facility Collateral and (B) if such additional assets or property shall also constitute ABL Collateral, (i) a Lien shall have been created in favor of the Revolving Credit Claimholders in respect of such Collateral and (ii) the Lien in favor of the Fixed Asset Claimholders on such ABL Collateral shall be subordinated to the extent set forth in this Agreement; or

(2)any objection by the Controlling Fixed Asset Collateral Agent to any motion, relief, action or proceeding based on the Controlling Fixed Asset Collateral Agent claiming a lack of adequate protection with respect to the Fixed Asset Collateral; provided that if the Fixed Asset Collateral Agents are granted adequate protection in the form of additional or replacement collateral, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may seek or request adequate protection in the form of a Lien on such additional or replacement collateral; it being understood and agreed that (1) if such additional or replacement collateral shall also constitute ABL Collateral, the Lien on such additional or replacement collateral that constitutes ABL Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents shall be subordinate to the Lien on such ABL Collateral in favor of and providing adequate protection for the Revolving Credit Collateral Agent and (2) if such additional or replacement collateral shall also constitute Fixed Asset Collateral, the Lien on such additional or replacement collateral that constitutes Fixed Asset Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents shall be senior to the Lien on such Fixed Asset Collateral in favor of or providing adequate protection for the Revolving Credit Collateral Agent, in each case with respect to the foregoing clauses (1) and (2), to the extent required by this Agreement.

(c)Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1)if the Revolving Credit Claimholders (or any subset thereof) are granted adequate protection with respect to the ABL Collateral in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted ABL Collateral) in connection with any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing, then the Controlling Fixed Asset Collateral Agent, on behalf of itself or any of the Fixed Asset Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional or replacement collateral, which Lien on any assets that constitute ABL Collateral will be subordinated to the Liens securing or providing adequate protection for the Revolving Credit Obligations on the same basis as the other Liens of the Fixed Asset Collateral Agents on ABL Collateral;

(2)if the Fixed Asset Claimholders (or any subset thereof) are granted adequate protection with respect to the Fixed Asset Collateral in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Fixed Asset Collateral) in connection with any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing, then the Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional or replacement collateral, which Lien on any assets that constitute Fixed Asset Collateral will be subordinated to the Liens securing or providing adequate protection for the Fixed Asset Obligations on the same basis as the other Liens of the Revolving Credit Collateral Agent on Fixed Asset Collateral;

(3)in the event the Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, seeks or requests adequate protection in respect of ABL Collateral and such adequate protection is granted in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted ABL Collateral), then the Revolving Credit Collateral Agent, on behalf of itself and any of the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents may also be granted a Lien on the same additional or replacement collateral as adequate protection for the Fixed Asset Obligations and for any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing provided by the Fixed Asset Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and any of the applicable Fixed Asset Claimholders, agrees that any Lien on such additional or replacement collateral that constitutes ABL Collateral securing or providing adequate protection for the Fixed Asset Obligations shall be subordinated to the Liens on such collateral securing or providing adequate protection for the Revolving Credit Obligations in connection with any such use of Cash Collateral or any such DIP Financing or Fixed Asset DIP Financing provided by the Fixed Asset Claimholders (and all Obligations relating thereto), all on the same basis as the other Liens of the Fixed Asset Collateral Agents on ABL Collateral; and

(4)in the event any Fixed Asset Collateral Agent, on behalf of itself or any of the Fixed Asset Claimholders, seeks or requests adequate protection in respect of Fixed Asset Collateral and such adequate protection is granted in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Fixed Asset Collateral), then each Fixed Asset Collateral Agent, on behalf of itself and any of the Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent may also be granted a Lien on the same additional or replacement collateral as adequate protection for the Revolving Credit Obligations and for any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing provided by the Revolving Credit Claimholders, and the Revolving Credit Collateral Agent, on behalf of itself and any of the Revolving Credit Claimholders, agrees that any Lien on such additional or replacement collateral that constitutes Fixed Asset Collateral securing or providing adequate protection for the Revolving Credit Obligations shall be subordinated to the Liens on such collateral securing or providing adequate protection for the Fixed Asset Obligations in connection with any such use of cash Collateral or any such DIP Financing or Fixed Asset DIP Financing provided by the Revolving Credit Claimholders (and all Obligations relating thereto), all on the same basis as the other Liens of the Revolving Credit Collateral Agent on Fixed Asset Collateral.

(d)Except as otherwise expressly set forth in this Section 6 or in connection with the exercise of remedies with respect to (i) the ABL Collateral, nothing herein shall limit the rights of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders from seeking adequate protection with respect to their rights in the Fixed Asset Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments, administrative claims or otherwise, other than from the proceeds of ABL Collateral) or (ii) the Fixed Asset Collateral, nothing herein shall limit the rights of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders from seeking adequate protection with respect to their rights in the ABL Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments, administrative claims or otherwise, other than from the proceeds of Fixed Asset Collateral).

6.4.Avoidance Issues.  If any Revolving Credit Claimholder or Fixed Asset Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the applicable Grantor any amount paid in respect of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be (a “Recovery”), then such Revolving Credit Claimholders or Fixed Asset Claimholders shall be entitled to a reinstatement of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be, with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.5.Post-Petition Interest.

(a)No Fixed Asset Collateral Agent nor any Fixed Asset Claimholder shall oppose or seek to challenge any claim by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder for allowance in any Insolvency or Liquidation Proceeding of Revolving Credit Obligations consisting of Post-Petition Interest to the extent of the value of the Lien securing any Revolving Credit Claimholder’s claim, without regard to the existence of the Lien of the Fixed Asset Collateral Agent on behalf of the Fixed Asset Claimholders on the Collateral.

(b)Neither the Revolving Credit Collateral Agent nor any other Revolving Credit Claimholder shall oppose or seek to challenge any claim by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder for allowance in any Insolvency or Liquidation Proceeding of Fixed Asset Obligations consisting of Post-Petition Interest to the extent of the value of the Lien securing any Fixed Asset Claimholder’s claim, without regard to the existence of the Lien of the Revolving Credit Collateral Agent on behalf of the Revolving Credit Claimholders on the Collateral.

6.6.Waivers – 506(c) and 1111(b)(2) Issues.

(a)Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, waives any claim it may hereafter have against any Revolving Credit Claimholder arising out of the election of any Revolving Credit Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or out of any grant of a security interest in connection with the ABL Collateral in any Insolvency or Liquidation Proceeding.

(b)The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, waives any claim it may hereafter have against any Fixed Asset Claimholder arising out of the election of any Fixed Asset Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or out of any grant of a security interest in connection with the Fixed Asset Collateral in any Insolvency or Liquidation Proceeding.

(c)Until the Discharge of the Revolving Credit Obligations has occurred, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens on ABL Collateral securing the Revolving Credit Obligations for costs or expenses of preserving or disposing of any Collateral.  Until the Discharge of the Fixed Asset Obligations has occurred, the Revolving Credit Collateral Agent, for itself and on behalf of the other Revolving Credit Claimholders, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens on Fixed Asset Collateral securing the Fixed Asset Obligations for costs or expenses of preserving or disposing of any Collateral.

6.7.Separate Grants of Security and Separate Classification.

(a)Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that the grants of Liens pursuant to the Revolving Credit Collateral Documents and the Fixed Asset Collateral Documents constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the Revolving Credit Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding.  In furtherance of the foregoing, the Fixed Asset Collateral Agent, each for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, each agrees that the Fixed Asset Claimholders and the Revolving Credit Claimholders will vote as separate classes in connection with any plan of reorganization or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding and that no Collateral Agent nor any Claimholder will seek to vote with the other as a single class in connection with any plan of reorganization or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding.

(b)To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of the Fixed Asset Claimholders and the Revolving Credit Claimholders in respect of the Fixed Asset Facility Collateral constitute only one secured claim (rather than separate classes of secured claims subject to the relative Lien priorities set forth herein with respect to such Fixed Asset Facility Collateral), then each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Fixed Asset Facility Collateral (with the effect being that, to the extent that the aggregate value of the Fixed Asset Collateral is sufficient (for this purpose ignoring all claims held by the Revolving Credit Claimholders), the Fixed Asset Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the Fixed Asset Documents, arising from or related to a default, whether or not a claim therefor is allowed or allowable in any Insolvency or Liquidation Proceeding) before any distribution is made from the Fixed Asset Collateral in respect of the claims held by the Revolving Credit Claimholders, with the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledging and agreeing to turn over to the Controlling Fixed Asset Collateral Agent, for itself and on behalf of the Non-Controlling Fixed Asset Collateral Agent and the Fixed Asset Claimholders, amounts otherwise received or receivable by them from the Fixed Asset Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Revolving Credit Claimholders.

(c)To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of the Fixed Asset Claimholders and the Revolving Credit Claimholders in respect of the Revolving Credit Collateral constitute only one secured claim (rather than separate classes of secured claims subject to the relative Lien priority set forth herein with respect to such Revolving Credit Collateral), then each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Revolving Credit Collateral (with the effect being that, to the extent that the aggregate value of the ABL Collateral is sufficient (for this purpose ignoring all claims held by the Fixed Asset Claimholders), the Revolving Credit Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the Revolving Credit Agreement, arising from or related to a default, whether or not a claim therefor is allowed or allowable in any Insolvency or Liquidation Proceeding) before any distribution is made from the ABL Collateral in respect of the claims held by the Fixed Asset Claimholders, with each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby acknowledging and agreeing to turn over to the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, amounts otherwise received or receivable by them from the ABL Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Fixed Asset Claimholders.

(d)Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that no Revolving Credit Claimholder nor any Fixed Asset Claimholder (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote for, or otherwise support directly or indirectly any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement.

(e)If, in any Insolvency or Liquidation Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed or reinstated (in whole or in part) pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Revolving Credit Obligations and on account of the Fixed Asset Obligations, then, to the extent the debt obligations distributed on account of the Revolving Credit Obligations and on account of the Fixed Asset Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.8.Enforceability and Continuing Priority.  This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof.  The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency or Liquidation Proceeding.  Accordingly, the provisions of this Agreement (including, without limitation, Section 2.1 hereof) are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.

6.9.Sales.  Subject to Sections 3.1(c)(5) and 3.2(c)(5) and 3.3, each Collateral Agent agrees that it will consent, and will not object or oppose, or support any party in opposing, a motion to dispose of any Priority Collateral of the other party free and clear of any Liens or other claims under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law if the requisite Revolving Credit Claimholders under the Revolving Credit Agreement or Fixed Asset Claimholders under the applicable Fixed Asset Documents, as the case may be, have consented to such disposition of their respective Priority Collateral, such motion does not impair, subject to the priorities set forth in this Agreement, the rights of such party under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (so long as the right of any Fixed Asset Claimholder to offset its claim against the purchase price for any ABL Collateral exists only after the Revolving Credit Obligations have been paid in full in cash, and so long as the right of any Revolving Credit Claimholder to offset its claim against the purchase price for any Fixed Asset Collateral exists only after the Fixed Asset Obligations have been paid in full in cash), and the terms of any proposed order approving such transaction provide for the respective Liens to attach to the proceeds of the Priority Collateral that is the subject of such disposition, subject to the Lien priorities in Section 2.1 and the other terms and conditions of this Agreement.  Each Fixed Asset Collateral Agent and the Revolving Credit Collateral Agent further agrees that it will not oppose, or support any party in opposing, the right of the other party to credit bid under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to its respective Priority Collateral, subject to the provision of the immediately preceding sentence with respect to the Priority Collateral or the other party.

SECTION 7.	Reliance; Waivers, Etc.

7.1.Reliance.  Other than any reliance on the terms of this Agreement, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under its Revolving Credit Documents, acknowledges that it and such Revolving Credit Claimholders have, independently and without reliance on any Fixed Asset Collateral Agent or any Fixed Asset Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Revolving Credit Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Credit Agreement or this Agreement.  Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, acknowledges that it and the Fixed Asset Claimholders have, independently and without reliance on the Revolving Credit Collateral Agent or any Revolving Credit Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Fixed Asset Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Fixed Asset Documents or this Agreement.

7.2.No Warranties or Liability.  The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, acknowledges and agrees that no Fixed Asset Collateral Agent nor any Fixed Asset Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Fixed Asset Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided in this Agreement, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Fixed Asset Documents in accordance with law and the Fixed Asset Documents, as they may, in their sole discretion, deem appropriate.  Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, acknowledges and agrees that neither the Revolving Credit Collateral Agent nor any Revolving Credit Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Revolving Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided in this Agreement, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Revolving Credit Documents in accordance with law and the Revolving Credit Documents, as they may, in their sole discretion, deem appropriate.  No Fixed Asset Collateral Agent nor any Fixed Asset Claimholders shall have any duty to the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have no duty to any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Credit Documents and the Fixed Asset Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3.No Waiver of Lien Priorities.

(a)No right of the Collateral Agents, the Revolving Credit Claimholders or the Fixed Asset Claimholders to enforce any provision of this Agreement or any Revolving Credit Document or Fixed Asset Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such Collateral Agents, Revolving Credit Claimholders or Fixed Asset Claimholders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Credit Documents or any of the Fixed Asset Documents, regardless of any knowledge thereof which the Collateral Agents or the Revolving Credit Claimholders or Fixed Asset Claimholders, or any of them, may have or be otherwise charged with.

(b)Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Revolving Credit Documents and Fixed Asset Documents and subject to the provisions of Sections 2.3, 2.4 and 5.3), the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders may, at any time and from time to time in accordance with the Revolving Credit Documents and Fixed Asset Documents and/or applicable law, without the consent of, or notice to, the other Collateral Agent or the Revolving Credit Claimholders or the Fixed Asset Claimholders (as the case may be), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(1)change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Collateral Agents or any rights or remedies under any of the Revolving Credit Documents or the Fixed Asset Documents;

(2)sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(3)settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(4)exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

(c)Except as otherwise provided herein, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, also agrees that the Fixed Asset Claimholders and the Fixed Asset Collateral Agents shall have no liability to the Revolving Credit Collateral Agent or any Revolving Credit Claimholders, and the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, hereby waives any claim against any Fixed Asset Claimholder or any Fixed Asset Collateral Agent, arising out of any and all actions which the Fixed Asset Claimholders or any Fixed Asset Collateral Agent may take or permit or omit to take with respect to:

(1)the Fixed Asset Documents;

(2)the collection of the Fixed Asset Obligations; or

(3)the foreclosure upon, or sale, liquidation or other disposition of, any Fixed Asset Collateral.

The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Claimholders and the Fixed Asset Collateral Agents have no duty to them in respect of the maintenance or preservation of the Fixed Asset Collateral, the Fixed Asset Obligations or otherwise.

(d)Except as otherwise provided herein, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, also agrees that the Revolving Credit Claimholders and the Revolving Credit Collateral Agent shall have no liability to the Fixed Asset Collateral Agents or any Fixed Asset Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby waives any claim against any Revolving Credit Claimholder or the Revolving Credit Collateral Agent, arising out of any and all actions which the Revolving Credit Claimholders or the Revolving Credit Collateral Agent may take or permit or omit to take with respect to:

(1)the Revolving Credit Documents;

(2)the collection of the Revolving Credit Obligations; or

(3)the foreclosure upon, or sale, liquidation or other disposition of, any ABL Collateral.

Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Claimholders and the Revolving Credit Collateral Agent have no duty to them in respect of the maintenance or preservation of the ABL Collateral, the Revolving Credit Obligations or otherwise.

(e)Until the Discharge of Fixed Asset Obligations, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Fixed Asset Collateral or any other similar rights a junior secured creditor may have under applicable law.

(f)Until the Discharge of Revolving Credit Obligations, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4.Obligations Unconditional.  All rights, interests, agreements and obligations of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)any lack of validity or enforceability of any Revolving Credit Documents or any Fixed Asset Documents;

(b)except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Credit Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Credit Document or any Fixed Asset Document;

(c)except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Credit Obligations or Fixed Asset Obligations or any guaranty thereof;

(d)the commencement of any Insolvency or Liquidation Proceeding in respect of the any Grantor; or

(e)any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Credit Collateral Agent, the Revolving Credit Obligations, any Revolving Credit Claimholder, the Fixed Asset Collateral Agent, the Fixed Asset Obligations or any Fixed Asset Claimholder in respect of this Agreement.

SECTION 8.	Miscellaneous.

8.1.Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Revolving Credit Document or any Fixed Asset Document, the provisions of this Agreement shall govern and control.

8.2.Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the Revolving Credit Claimholders and Fixed Asset Claimholders may continue, at any time and without notice to any Collateral Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon.  Each of the Collateral Agents, on behalf of itself and the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Consistent with, but not in limitation of, the preceding sentence, each Collateral Agent, on behalf of the applicable Claimholders, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect:

(a)with respect to the Revolving Credit Collateral Agent, the Revolving Credit Claimholders and the Revolving Credit Obligations, on the date of the Discharge of Revolving Credit Obligations, subject to the rights of the Revolving Credit Claimholders under Section 6.4; and

(b)with respect to the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date of the Discharge of Fixed Asset Obligations, subject to the rights of the Fixed Asset Claimholders under Section 6.4.

8.3.Amendments; Waivers; Additional Grantors.  No amendment, modification or waiver of any of the provisions of this Agreement by any Fixed Asset Collateral Agent or the Revolving Credit Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, (a) no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent that such amendment, modification or waiver (i) adversely affects or impairs its rights hereunder, under the Fixed Asset Documents or under the Revolving Credit Documents, (ii) imposes any additional obligation or liability upon it or (iii) amends, modifies or waives any provision of Section 6.1 or this Section 8.3 of this Agreement and (b)  this Agreement may be amended without the consent of the Collateral Agents, to include acknowledgments from additional Grantors.

8.4.Information Concerning Financial Condition of the Grantors and their Subsidiaries.  The Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Revolving Credit Obligations or the Fixed Asset Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Credit Obligations or the Fixed Asset Obligations.  Neither the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, nor the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that either the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, on the one hand, or any Fixed Asset Collateral Agent and the Fixed Asset Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation:

(a)to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)to provide any additional information or to provide any such information on any subsequent occasion;

(c)to undertake any investigation; or

(d)to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5.Subrogation.

(a)With respect to the value of any payments or distributions in cash, property or other assets that any of the Fixed Asset Claimholders or any Fixed Asset Collateral Agent pays over to the Revolving Credit Collateral Agent or the Revolving Credit Claimholders under the terms of this Agreement, the Fixed Asset Claimholders and Fixed Asset Collateral Agents shall be subrogated to the rights of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders; provided, however, that, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Credit Obligations has occurred.  The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by any Fixed Asset Collateral Agent or the Fixed Asset Claimholders that are paid over to the Revolving Credit Collateral Agent or the Revolving Credit Claimholders pursuant to this Agreement shall not reduce any of the Fixed Asset Obligations.

(b)With respect to the value of any payments or distributions in cash, property or other assets that any of the Revolving Credit Claimholders or the Revolving Credit Collateral Agent pays over to any Fixed Asset Collateral Agent or the Fixed Asset Claimholders under the terms of this Agreement, the Revolving Credit Claimholders and the Revolving Credit Collateral Agent shall be subrogated to the rights of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders; provided, however, that, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Fixed Asset Obligations has occurred.  The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders that are paid over to the Fixed Asset Collateral Agents or the Fixed Asset Claimholders pursuant to this Agreement shall not reduce any of the Revolving Credit Obligations.

8.6.SUBMISSION TO JURISDICTION, WAIVERS.

(a)ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1)ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7; AND

(4)AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.6(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,

SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR FIXED ASSET DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.7.Notices.  All notices to the Fixed Asset Claimholders and the Revolving Credit Claimholders permitted or required under this Agreement shall also be sent to the Fixed Asset Collateral Agents and the Revolving Credit Collateral Agent, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on Exhibit B hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8.Further Assurances.  The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders under the Fixed Asset Documents, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Borrower, Revolving Credit Collateral Agent or any Fixed Asset Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.9.APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.10.Binding on Successors and Assigns.  This Agreement shall be binding upon the Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and their respective successors and assigns.

8.11.Specific Performance.  Each of the Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent may demand specific performance of this Agreement.  The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders or any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, as the case may be.

8.12.Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13.Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14.Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15.No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Collateral Agents, the Revolving Credit Claimholders, the Fixed Asset Claimholders and, with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.7, 8.3, this 8.15 and 8.17, the Borrowers and the other Grantors.  Nothing in this Agreement shall impair, as between the Grantors and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, or as between the Grantors and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Credit Documents and the Fixed Asset Documents, respectively.

8.16.Provisions to Define Relative Rights.  The provisions of this Agreement are and are intended for the purpose of defining the relative rights of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders on the one hand and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand.  Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Revolving Credit Obligations and the Fixed Asset Obligations as and when the same shall become due and payable in accordance with their terms.

8.17.Intercreditor Agreements.  Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the Fixed Asset Claimholders holding Pari First Lien Fixed Asset Obligations (as among themselves), the Fixed Asset Claimholders holding Pari Second Lien Fixed Asset Obligations (as among themselves) and the Fixed Asset Claimholders holding Fixed Asset Obligations (as among each other) may in each case enter into intercreditor agreements (or similar arrangements) with the relevant Collateral Agents governing the rights, benefits and privileges of the Fixed Asset Claimholders holding Pari First Lien Fixed Asset Obligations (as among themselves), Fixed Asset Claimholders holding Pari Second Lien Fixed Asset Obligations (as among themselves) or the Fixed Asset Claimholders holding Fixed Asset obligations (as among each other), as the case may be, in respect of any or all of the Collateral and the applicable Fixed Asset Documents, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Initial Fixed Asset Collateral Agent

BANK OF AMERICA, N.A., as Initial Fixed Asset Collateral Agent

By:
Name:
	Title:	Authorized Signatory

[Intercreditor Agreement]

Second Lien Initial Fixed Asset Collateral Agent

BANK OF AMERICA, N.A., as Second Lien Initial Fixed Asset Collateral Agent

By:
Name:
	Title:	Authorized Signatory

[Intercreditor Agreement]

Revolving Credit Administrative Agent

BANK OF AMERICA, N.A., as Revolving Credit Administrative Agent

By:
Name:
Title:

[Intercreditor Agreement]

Revolving Credit Collateral Agent

BANK OF AMERICA, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

[Intercreditor Agreement]

Acknowledged and Agreed to by:

Holdings

GREENLIGHT ACQUISITION CORPORATION

By:
Name:
Title:

Borrowers

ATS CONSOLIDATED, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

Guarantors

[ ]

By:
Name:
Title:

[Intercreditor Agreement]

Exhibit A

[FORM OF] JOINDER AGREEMENT NO. [  ] dated as of [      ], 20[  ] to the INTERCREDITOR AGREEMENT dated as of March 1, 2018 (the “Intercreditor Agreement”), among Greenlight Acquisition Corporation, a Delaware corporation (“Holdings”), ATS Consolidated, Inc., a Delaware corporation (the “Lead Borrower”), certain subsidiaries and affiliates of the Lead Borrower party thereto from time to time as a Borrower or as a Guarantor (each a “Grantor”), Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent under the Revolving Credit Agreement, Bank of America, N.A., as Initial Fixed Asset Administrative Agent and as Initial Fixed Asset Collateral Agent under the Initial Fixed Asset Facility Agreement, and as Controlling Fixed Asset Collateral Agent, Bank of America, N.A., as Second Lien Initial Fixed Asset Administrative Agent and as Second Lien Initial Fixed Asset Collateral Agent under the Second Lien Initial Fixed Asset Facility Agreement and the Additional Fixed Asset Collateral Agents from time to time a party thereto.

A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.As a condition to the ability of the Lead Borrower or any other Grantor to incur Additional Fixed Asset Debt after the date of the Intercreditor Agreement and to secure such Additional Fixed Asset Debt with the Lien and to have such Additional Fixed Asset Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Fixed Asset Collateral Documents, the [collateral agent] in respect of such Additional Fixed Asset Debt is required to become an Additional Fixed Asset Collateral Agent under, and such Additional Fixed Asset Debt and the Fixed Asset Claimholders in respect thereof are required to become subject to and bound by, the Intercreditor Agreement.  Section 5.7(b) of the Intercreditor Agreement provides that such collateral agent may become a Fixed Asset Collateral Agent under, and such Additional Fixed Asset Debt and such Fixed Asset Claimholders may become subject to and bound by, Intercreditor Agreement, pursuant to the execution and delivery by the New Additional Fixed Asset Collateral Agent (as defined below) of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.7 of the Intercreditor Agreement.  The undersigned collateral agent (the “New Additional Fixed Asset Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the applicable Secured Revolver/Fixed Asset Documents.

Accordingly, the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the New Additional Fixed Asset Collateral Agent agree as follows:

SECTION 1.  In accordance with Section 5.7(b) of the Intercreditor Agreement, the New Additional Fixed Asset Collateral Agent by its signature below becomes a Fixed Asset Collateral Agent under, and the related Additional Fixed Asset Debt and Fixed Asset Claimholders become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Additional Fixed Asset Collateral Agent had originally been named therein as a Fixed Asset Collateral Agent, and the New Additional Fixed Asset Collateral Agent, on behalf of itself and such Fixed Asset Claimholders, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Fixed Asset Collateral Agent and to the Fixed Asset Claimholders that it represents as Fixed Asset Claimholders.  Each reference to a “Fixed Asset Collateral Agent” or “Additional Fixed Asset Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Additional Fixed Asset Collateral Agent.  The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Additional Fixed Asset Collateral Agent represents and warrants to the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe new Fixed Asset Facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (iii) the Fixed Asset Documents relating to such Additional Fixed Asset Debt provide that, upon the New Additional Fixed Asset Collateral Agent’s entry into this Joinder Agreement, the Fixed Asset Claimholders in respect of such Additional Fixed Asset Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Fixed Asset Claimholders and (iv) the applicable Additional Fixed Asset Claimholders and the Collateral with respect to such Additional Fixed Asset Debt have agreed to be bound by the terms and conditions of the Intercreditor Agreement.

SECTION 3.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the New Additional Fixed Asset Collateral Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.7 of the Intercreditor Agreement.  All communications and notices hereunder to the New Additional Fixed Asset Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8.  The Lead Borrower agrees to reimburse the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent for their respective reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent.

IN WITNESS WHEREOF, the New Additional Fixed Asset Collateral Agent, the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW Additional Fixed Asset Collateral Agent]
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

BANK OF AMERICA, N.A.,
as Revolving Credit Collateral Agent

By:
Name:
Title:

[ ],
as Controlling Fixed Asset Collateral Agent

By:
Name:
Title:

Acknowledged by:

ATS CONSOLIDATED, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the
Joinder Agreement to the
Intercreditor Agreement

Grantors

[               ]

Exhibit B

Notice Addresses

Initial Fixed Asset Collateral Agent:
Bank of America, N.A.
Agency Management
555 California Street, 4th Floor
CA5-705-04-09
San Francisco, California 94104
Attention:  Aamir Saleem
Tel:  415-436-2769
Fax:  415-503-5089
Email:  aamir.saleem@baml.com

Second Lien Initial Fixed Asset Collateral Agent:
Bank of America, N.A.
Agency Management
555 California Street, 4th Floor
CA5-705-04-09
San Francisco, California 94104
Attention:  Aamir Saleem
Tel:  415-436-2769
Fax:  415-503-5089
Email:  aamir.saleem@baml.com

Revolving Credit Administrative Agent:
Bank of America, N.A.
333 S. Hope Street, 13th Floor
Los Angeles, CA 90071
Attention:  Robert Dalton, Sr. Vice President
Telephone No.: 213-345-0486
Email:  Robert.m.dalton@baml.com

Revolving Credit Collateral Agent:
Bank of America, N.A.
333 S. Hope Street, 13th Floor
Los Angeles, CA 90071
Attention:  Robert Dalton, Sr. Vice President
Telephone No.: 213-345-0486
Email:  Robert.m.dalton@baml.com

Grantors:

c/o ATS Consolidated, Inc.
c/o Platinum Equity, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Attention:  Legal Department
Telecopier: 310-712-1863

B-1